Exhibit 2.1

*** [Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated with asterisks (“***”), and the omitted text has been filed separately with the Commission.]

ASSET PURCHASE AGREEMENT

among

SANOFI,

VALEANT INTERNATIONAL (BARBADOS) SRL

and

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

Dated July 8, 2011

i

	5.22	Foreign Corrupt Practices Act; International Trade Sanctions	64
	5.23	Tax Matters	65
	5.24	No Other Representation and/or Warranty	65

Article	6	Representations and Warranties of Purchasers	66
	6.1	Corporate Organization	66
	6.2	Authority; Binding Effect	66
	6.3	No Violations; Consents and Approvals	67
	6.4	Financial Capability	68
	6.5	Brokers and Finders	68
	6.6	GST, HST and QST Registration — Canada	68
	6.7	No Other Representation and/or Warranty	68
	6.8	Independent Assessment	68

Article	7	Covenants of the Parties	69
	7.1	Covenants Prior to Closing	69
	7.2	Post-Closing Covenants	79
	7.3	Consents pertaining to Transferred Contracts — Shared Contracts	98
	7.4	Waiver of Bulk-Sales Laws	99
	7.5	Title Insurance	99
	7.6	***	100

Article	8	Conditions Precedent to Closing	100
	8.1	Mutual Conditions Precedent to Closing	100
	8.2	Additional Conditions Precedent of Purchasers	100
	8.3	Additional Conditions Precedent of Seller	101

Article	9	Indemnification	102
	9.1	Indemnification	102
	9.2	Indemnification Process for Direct Claims	103
	9.3	Indemnification Process for Third Party Claims	104
	9.4	Limitation on Indemnity Payments	106

Article	10	Termination	112
	10.1	Conditions of Termination	112
	10.2	Consequences of Termination	112

Article	11	General Provisions	113
	11.1	Expenses and Taxes	113
	11.2	Amendments; Waiver	114
	11.3	Entire Agreement	114
	11.4	Confidentiality; Public Announcements	115
	11.5	Governing Law; Dispute Resolution	116
	11.6	Captions	117
	11.7	Notices	117
	11.8	Severability	118
	11.9	Binding Effect; No Assignment	119

11.10	Specific Performance	119
11.11	Incorporation by Reference	119
11.12	Counterparts	120
11.13	French Assets	120

LIST OF SCHEDULES WITHIN THE DISCLOSURE LETTER

Schedule 1.1(A)	Discontinued Product Patents

Schedule 1.1(B)	Discontinued Products and Discontinued Product Territories

Schedule 1.1(C)	Discontinued Product Trademarks

Schedule 1.1(D)	Discontinued Product Copyrights

Schedule 1.1(E)	IT Global Software Licenses

Schedule 1.1(F)	Knowledge of Purchasers

Schedule 1.1(G)	Knowledge of Seller

Schedule 1.1(H)	Products and Product Territories

Schedule 1.1(I)	Regional Products

Schedule 1.1(J)	Shared Contracts

Schedule 1.1(K)	Third Party Products

Schedule 1.1(M)	Worldwide Products

Schedule 2.1.1(a)	Transferred Intellectual Property (U.S.)

Schedule 2.1.1(b)	Transferred Contracts (U.S.)

Schedule 2.1.1(d)	Product Registrations (U.S.)

Schedule 2.1.2(b)	Facility Assets

Schedule 2.1.2(c)	Transferred Intellectual Property (Non-U.S.)

Schedule 2.1.2(d)	Transferred Contracts (Non-U.S.)

Schedule 2.1.2 (f)	Product Registrations (Non-U.S.)

Schedule 2.1.2 (i)	Movable Assets located at Third Party Manufacturing Locations

Schedule 2.1.2 (j)	Other Movable Assets

Schedule 2.1.3 (k)	Excluded Movable Assets

Schedule 3.1	Allocation of Purchase Price Between Purchasers

Schedule 3.2	Allocation of Purchase Price Among Transferred Assets

Schedule 3.3.2	Breakdown of Inventory

Schedule 5.4(a)(ii)	Non-Transferred Functions

Schedule 5.5(a)	Other Product Registrations

Schedule 5.6(a)	Intra-Group Agreements

Schedule 5.6(d)	Notices from Third Parties

Schedule 5.7(b)	Exclusive Out-Licenses

Schedule 5.8(b)	Warehouses

Schedule 5.9(a)	Real Property

Schedule 5.9(c)	Certificate of Location for the Owned Property

v

Schedule 5.9(i)	Encumbrances

Schedule 5.9(m)	Certain Documents

Schedule 5.10	Environmental Matters

Schedule 5.10(g)	Environmental Documents

Schedule 5.11(a)(i)	Eligible Employees

Schedule 5.11(a)(ii)	Mandatorily Transferred Employees

Schedule 5.11(b)	Seller Compensation and Benefit Plans

Schedule 5.11(h)	Transaction Compensation

Schedule 5.14(a)	Legal Proceedings

Schedule 5.14(b)	Orders

Schedule 5.14(d)	Audits

Schedule 5.15(a)	Compliance with Laws

Schedule 5.15(b)	Required Governmental Approvals

Schedule 5.16	Unaudited Financial Information

Schedule 5.17	Changes since ***

Schedule 5.19	Product Liability

Schedule 5.20	Suppliers and Customers

Schedule 5.21(d)	Written Information Received regarding Applications for Marketing Approvals

Schedule 5.21(h)	Product Recalls since ***

Schedule 5.21(i)	Notification regarding Recalls and Warning Letters

Schedule 7.1.1	Operation pending Closing

Schedule 7.1.1(h)	Actions Relating to Agreements

Schedule 7.1.2.4	Antitrust Approvals

Schedule 7.2.4	Clinical Study

Schedule 7.2.5.3	Procedure Applicable to Marketing and Promotional Activities

Schedule 7.2.9(b)	Non-solicit Employees

Schedule 7.2.17.1(a)	Seller IT Services to Business Purchaser

Schedule 7.2.17.1(b)	Business Purchaser IT Services to Seller

Schedule 7.2.17.3	Other Transitional Services

Schedule 7.3(e)	Purchase Price Reduction

Schedule 8.1(d)	Material Consents

LIST OF EXHIBITS TO THE DISCLOSURE LETTER

Exhibit A	Reserved

Exhibit B	Business Purchaser Toll Manufacturing Agreement

Exhibit C	Seller Supply Agreements

Exhibit D-1	Patent Assignment Agreement

Exhibit D-2	Trademark Assignment Agreement

Exhibit D-3	Know-How Assignment Agreement

Exhibit D-4	Copyright Assignment Agreement

Exhibit E	Intellectual Property License and Hold Harmless Agreement

Exhibit F	Lease Agreement

Exhibit G	Amended and Restated Joint Defense Agreement

Exhibit H	Canadian Deed of Sale

Exhibit I	Inventory Purchase Agreement

Exhibit J	General Release

Exhibit K	Transitional Distribution Agreement

Exhibit L	Reserved

Exhibit M	Rebate, Return and Chargeback Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made on July 8, 2011, by and among Sanofi, a French corporation with its principal place of business located at 174, avenue de France, 75013 Paris, France (“Seller”), Valeant International (Barbados) SRL, an international society with restricted liability established under the laws of Barbados (“IP Purchaser”), and Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (“Business Purchaser” and, together with IP Purchaser, “Purchasers”).

Seller, IP Purchaser and Business Purchaser are individually referred to as a “Party” and collectively as the “Parties”.

Unless otherwise indicated, capitalized terms used herein shall have the meaning set forth in Article 1.

RECITAL

WHEREAS, Seller desires to sell, transfer and assign, or cause its Relevant Affiliates to sell, transfer and assign, to Purchasers, and Purchasers desire to purchase and assume from Seller and its Relevant Affiliates, all of the Transferred Assets and the Assumed Liabilities, as more specifically provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1                                DEFINITIONS AND TERMS

1.1                                 Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For the purpose of this definition, “control”, “controlled by” or “under common control with” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through direct or indirect ownership of voting securities or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement, including the Disclosure Letter and the Exhibits and Schedules thereto.

“Amended and Restated Joint Defense Agreement” means the Amended and Restated Joint Defense Agreement entered into between Seller and Business Purchaser with respect to the ***, in the form attached as Exhibit G to the Disclosure Letter.

“Ancillary Agreements” shall mean the Patent Assignment Agreement, the Trademark Assignment Agreement, the Copyright Assignment Agreement, the Know-How Assignment Agreement, the Intellectual Property License and Hold Harmless Agreement, the Business Purchaser Toll Manufacturing Agreement, the Seller Supply Agreements, the Lease Agreement, the Transition Services Agreement, the IT Transition Services Agreement, the Inventory Purchase Agreements, the Canadian Deed of Sale, the Amended and Restated Joint Defense Agreement, the Transitional Distribution Agreement, the General Release, the Technical and Regulatory Agreement, the Rebate, Return and Chargeback Agreement and any Local Transfer Agreements.

“Appurtenances” means privileges, rights, easements and appurtenances both at law and equity belonging to or for the benefit of the Owned Lands, including means of access between the Owned Lands and a public way, rights in respect of or for any other uses upon which the present use is dependent (such as pipelines, cables, railway sidings) and rights existing in and to any streets, alleys, passages and other rights-of-way.

“Assumed Liabilities” shall mean the IP Purchaser Assumed Liabilities and the Business Purchaser Assumed Liabilities.

“Authorized Person” of any Person shall mean any officer or employee of such Person duly authorized to take the subject action.

“Business” shall mean, collectively, the Worldwide Products Business and the Regional Products Business.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Paris, France, in Montreal, Canada or in New York, New York are obligated by Law or executive order to close.

“Canadian Competition Act” shall mean the Canadian Competition Act, R.S.C. 1985, c. C-34, and the regulations thereunder.

“Canadian Competition Act Approval” shall mean: (a) Purchasers or the Parties shall have received from the Commissioner an advance ruling certificate issued under section 102(1) of the Canadian Competition Act in respect of the transactions contemplated by this Agreement and such advance ruling certificate has not been modified or withdrawn; or (b) the applicable waiting period under section 123(1) of the Canadian Competition Act shall have expired or shall have been terminated early under section 123(2) of the Canadian Competition Act, or the obligation to submit a notification under Part IX of the Canadian Competition Act shall have been waived pursuant to section 113(c) of the Canadian Competition Act, and Purchasers shall have received a letter from the Commissioner confirming that the Commissioner does not, at that time, intend to make an application under Section 92 of the Canadian Competition Act in respect of the transactions contemplated by this Agreement, and such letter has not been modified or withdrawn.

“Canadian Deed of Sale” shall mean the deed of sale transferring to Business Purchaser a one hundred percent (100%) registered interest in the Owned Real Property and the Facility to be executed by Seller and/or Seller’s Canadian Relevant Affiliate, on the one hand, and Business Purchaser, on the other hand, with an intervention, if applicable, which deed shall be governed by the laws of the Province of Québec, Canada.

“Canadian Pension Plan” shall mean a “registered pension plan” as defined in the Income Tax Act (Canada).

“Closing” shall mean, subject to the satisfaction or waiver of all other conditions precedent set forth in Article 8, the closing of the transactions contemplated by this Agreement.

“Closing Inventory Value” shall mean the value of the Inventory existing on the Closing Date calculated in accordance with the provisions of Section 3.3.2.

“Commissioner” shall mean the Commissioner of Competition appointed under the Canadian Competition Act or any Person duly authorized to perform duties on behalf of the Commissioner of Competition.

“Consent” shall mean any of the consents, approvals, authorizations and waivers of any Third Party that are necessary for the transfer of the Transferred Assets, other than Governmental Approvals.

“Copyrights” shall mean copyrights in all works of authorship, whether or not published, including copyrights in computer software (whether in source code, object code, or other form), algorithms, databases, compilations and data, copyrights in technology supporting the foregoing, copyrights in all documentation, including user manuals and training materials, related to any of the foregoing and all registrations and applications for registration of any of the foregoing.

***

“Discontinued Product Copyrights” shall mean the Copyrights owned by Seller or its Affiliates related to Discontinued Products in the Discontinued Product Territories and set forth on Schedule 1.1(D) to the Disclosure Letter.

“Discontinued Product Patents” shall mean the Patents owned by Seller or its Affiliates related to Discontinued Products in the Discontinued Product Territories and set forth on Schedule 1.1(A) to the Disclosure Letter.

“Discontinued Product Territories” shall mean, with respect to each Discontinued Product, the countries of the world corresponding to such Discontinued Product set forth on Schedule 1.1(B) to the Disclosure Letter.

“Discontinued Product Trademarks” shall mean the Trademarks owned by Seller or its Affiliates related to Discontinued Products in the Discontinued Product Territories and set forth on Schedule 1.1(C) to the Disclosure Letter.

“Discontinued Products” shall mean the products set forth on Schedule 1.1(B) to the Disclosure Letter.

“Encumbrance” shall mean any mortgage, security interest, lien, hypothec, pledge, easements, title retention clause or other encumbrance of any kind, character or description, whether or not of record, in respect of a particular property or asset.

“Environment” shall mean any land, soil, substrata, groundwater, surface water, drinking water, sediment or air.

“Environmental Laws” shall mean all Laws (including the Canadian Environmental Protection Act, 1999 and the Environment Quality Act (Québec)) relating to the protection of health, safety or the Environment, including Laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Matters” shall mean all matters relating to the Transferred Assets, including the Facility and the Owned Land, in connection with: (a) pollution or contamination of the Environment or the presence, existence, disposal or Environmental Release of Hazardous Materials, including Liability to perform Remedial Action, (b) any personal injury to any Person, including illness and disease, resulting from the exposure to any Hazardous Materials, (c) the creation, production or existence of any noise, vibration, odor, radiation, legal nuisance or any other adverse impact on the Environment or on any Person or resulting in harm or damage to, or restriction of use of property, including Liability to perform Remedial Action, (d) a violation of or requirement to come into compliance with Environmental Laws or Governmental Approvals relating to the Environment or (e) the disposal, or arrangement for same, of any Hazardous Materials generated in connection with the operation of the Transferred Assets, or at the Facility or the Owned Land.

“Environmental Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, escape or migration of Hazardous Materials into the Environment.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Excluded Patents” shall mean United States Patent Number ***, United States Patent Number ***, Canadian Patent Number ***, Canadian Patent Number ***, Canadian Patent Number *** and Canadian Patent Number ***, and all divisionals, continuations, continuations-in-part, reissues, extensions or foreign counterparts of any of the foregoing.

“Facility” shall mean the manufacturing and packaging facility of Seller’s Canadian Relevant Affiliate and adjacent office building and distribution facility, each located in Laval, Québec, Canada and described on Schedule 5.9(a) to the Disclosure Letter.

“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

“Fundamental Reps” shall mean the representations and warranties set forth in Sections 5.1 (Corporate Organization), 5.2 (Authority; Binding Effect), 5.4(b) (Title to Transferred Assets), 5.18 (Brokers and Finders), 6.1 (Corporate Organization), 6.2 (Authority; Binding Effect) and 6.5 (Brokers and Finders).

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, permits, authorizations, approvals, franchises, orders, certificates, directives, licenses, variances, registrations or other rights issued to or required by Seller or its Relevant Affiliates relating to the Business or any of the Transferred Assets to be obtained from any Governmental Authority, including any Antitrust Approvals, but excluding the Product Registrations, and, in the case of the Facility, to manufacture, package and distribute Products or Third Party Products pursuant to manufacturing agreements with Third Parties.

“Governmental Authority” shall mean any central, supranational, national, federal, state, provincial, municipal, regional or local judicial, legislative, executive authority, agency, court, board, department, bureau, official, minister, Canadian crown corporation to the extent it exercises regulatory authority, body, board, commission or other governmental entity, including any competent governmental authority responsible for the determination, assessment or collection of Taxes.

“Hazardous Materials” shall mean any material, substance, chemical, waste, hazardous waste, pollutant, contaminant or hazardous or toxic substance which is listed or regulated pursuant to any Environmental Law, including asbestos, formaldehyde, polychlorinated biphenyls, lead based paint, radioactive materials, waste oil and other petroleum products.

“Health Canada” shall mean the Canadian federal regulatory authority known as Health Canada which has the administrative authority to regulate the approval and making of human pharmaceutical products or biological therapeutic products, delivery systems and medical devices in Canada.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” shall mean international financial reporting standards, as issued by the International Accounting Standards Board (IASB), as in effect as of the applicable date.

“Improvements” shall mean all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and Appurtenances situated on, in, under, over or forming part of, the Owned Lands and/or the Facility.

“Intellectual Property” shall mean Patents, Trademarks, Know-How and Copyrights.

“Inventory” shall mean to the extent owned by Seller and/or its Relevant Affiliate (i) the finished Products having passed Seller’s or its Affiliates’ quality control and monthly and quarterly impairment procedures; (ii) the excipients, raw materials, active ingredients, work in progress, by-products, operating supplies and packaging materials of Products manufactured at the Facility; and (iii) the excipients, raw materials (other than active ingredients), work in progress, by-products, operating supplies and packaging materials used in the manufacture at the Facility of products (other than Products) manufactured for Seller or any of its Affiliates or any Third Party.

“Inventory Purchase Agreements” shall mean the individual agreements between Seller and/or its Relevant Affiliates, on the one hand, and Purchasers and/or their Relevant Affiliates,

on the other hand, in respect of the sale of Inventory, in the form attached as Exhibit I to the Disclosure Letter.

“IT Global Software Licenses” shall mean the contracts entered into by Seller and/or its Relevant Affiliates regarding software licenses partially but not exclusively applicable to the Business or the Facility that are set forth in Schedule 1.1(E) to the Disclosure Letter.

“Know-How” shall mean know-how, trade secrets and other confidential and proprietary information, including invention rights, technical, pre-clinical and clinical data, instructions, dossiers, processes, methods, formulas, formulation information, packaging and chemical specifications, raw material specifications, chemical and finished goods analytical test methods, stability data, testing data and quality control data for biological, chemical, pharmacological, toxicological, physical, analytical, clinical and safety.

“Knowledge of Purchasers” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(F) to the Disclosure Letter, after such individuals have made (or are deemed to have made) reasonable inquiry of the persons directly reporting to such listed persons (and any persons actually specified by such directly reporting persons as having relevant information).

“Knowledge of Seller” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(G) to the Disclosure Letter, after such individuals have made (or are deemed to have made) reasonable inquiry of the persons directly reporting to such listed persons (and any persons actually specified by such directly reporting persons as having relevant information), in each case in respect only of the representations and warranties listed opposite their respective names in such Schedule 1.1(G).

“Law” shall mean, as applicable, all national, federal, territorial, foreign, state, provincial, regional, municipal and local laws (including common law and civil law), treaties, decrees, rulings, injunctions, statutes, codes, rules, regulations, ordinances, policies, practices, binding guidelines issued by Health Canada or the FDA, Orders, permits and directives of, or issued by, all Governmental Authorities.

“Legal Proceeding” shall mean any claim, action, assertion, suit, case, litigation, proceeding, injunction, prohibition, order, notice of a claim, inquiry, summons, charge, criminal prosecution, investigation demand letter, finding of deficiency or non-compliance, adverse inspection report, notice of violation, penalty, fine, sanction, subpoena, request for recall, remedial action, arbitration, mediation or alternative dispute resolution proceeding.

“Liability” shall mean all debts, liabilities, costs, guarantees, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, direct or indirect whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” shall mean all Intellectual Property that Seller and/or its Relevant Affiliates is licensed to use pursuant to a Transferred Contract.

“Local Transfer Agreements” shall mean the local transfer agreements to be executed on or after the Closing Date by Seller, Purchasers and/or their respective Relevant Affiliates in accordance with local Laws and Section 4.4.

“Material Adverse Effect” shall mean any change, circumstance, event or effect (other than any matter described in the Disclosure Letter attached hereto to the extent the import of such matter is reasonably apparent on the face of such disclosure) that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on the Business, the Transferred Assets, results of operations or condition (financial or otherwise) of the Transferred Assets or the Business, or the Assumed Liabilities, taken as a whole, or on the ability of Seller or its Relevant Affiliates to perform their respective obligations under, or consummate, the transactions contemplated by this Agreement; provided, however no effect arising from or relating to the following will be deemed to constitute a Material Adverse Effect, or will be taken into account in determining whether a Material Adverse Effect has occurred: (i) any change in business, economic, social, political or legal conditions or financial markets generally in the Product Territories or elsewhere, (ii) any change or condition generally affecting the pharmaceutical industry in the Product Territories or elsewhere, (iii) changes in Laws or accounting standards, including interpretations thereof by courts or any other Governmental Authority, (iv) the outbreak of war or acts of terrorism, hurricanes, other natural disasters or acts of God in the Product Territories or elsewhere or (v) the announcement of, or the taking of any action required by or with the written consent of either Purchaser pursuant to, this Agreement and the Ancillary Agreements, except, in each case, where such change has a disproportionate adverse effect on the results of operations or condition (financial or otherwise) of the Transferred Assets or Business, taken as a whole, relative to other Persons carrying on a similar business.

“Material Consents” shall mean the Consents set forth in Schedule 8.1(d) to the Disclosure Letter.

“Material Transferred Contracts” shall mean the written contracts identified with an “x” and set forth on Schedule 2.1.1(b) to the Disclosure Letter and the written contracts identified with an “x” and set forth on Schedule 2.1.2(d) to the Disclosure Letter.

“Multi-Employer Plans” shall mean: (i) with respect to arrangements maintained in the United States, a “multiemployer plan” as defined in Section 3(37) of ERISA; and (ii) with respect to arrangements maintained in Canada, Seller Compensation and Benefit Plans to which Seller or its Affiliates are required to contribute and which are not maintained or administered by Seller or its Affiliates.

“Order” shall mean any award, judgment, decision, injunction, stipulation, order, ruling, subpoena, writ, determination, decree, consent decree, or verdict entered, issued, made or rendered by any arbitrator, mediator or Governmental Authority.

“Owned Lands” shall mean the lands of the Facility described in Schedule 5.9(a) to the Disclosure Letter.

“Owned Real Property” shall mean the Owned Lands, the Improvements and the Appurtenances.

***

“Patents” shall mean patents and patent applications, divisionals, continuations, continuations-in-part, reissues, re-examinations, substitutions, and supplementary protection certificates and other extensions thereof and statutory invention registrations.

“Permitted Encumbrance” shall mean, to the extent it does not materially and adversely impact the value or continued use of the affected property on substantially the same basis as the Business is currently being operated and such assets are currently being used, (i) any security interest or title retention clause granted in the ordinary course of business pertaining to Inventory purchased by Seller or its Relevant Affiliates, (ii) Encumbrances for Taxes and mechanics’, materialmen’s Encumbrances for construction in progress, workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ liens arising in the ordinary course of business which are either not yet due and payable or are being contested in good faith in the ordinary course of business by appropriate proceedings, which such contested Encumbrances shall be deemed Excluded Liabilities, (iii) non material title defects or irregularities, unregistered easements or rights of way, and other unregistered restrictions or other encumbrances affecting the use of the Facility or the Owned Lands, including the matters disclosed in Schedule 5.9(c) to the Disclosure Letter, (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (v) rights of existing tenants, or of Seller or any of its Affiliates pursuant to the Lease Agreement, as tenants only pursuant to written leases delivered to Purchasers prior to the date of this Agreement, and/or (vi) zoning, entitlement and other land use and environmental regulations by any Governmental Authority or registered agreements with municipalities or public utilities (provided, however, that such regulations or agreements have not been violated).

“Person” shall mean any individual, corporation, partnership (whether general, limited or limited liability), association, joint venture, limited liability company, joint stock company,

unincorporated organization, trust or other legal entity or organization, having legal personality, or the right to sue in its own name.

“Product Registrations” shall mean all approvals, clearances, licenses, authorizations, permits, variances, exemptions, orders and registrations issued prior to the Closing Date to Seller or its Affiliates by the relevant Governmental Authorities to manufacture, market, package, import, distribute and/or sell the Products in the corresponding Product Territories

“Product Territories” shall mean (i) with respect to each Worldwide Product, worldwide, and (ii) with respect to each Regional Product, the countries of the world corresponding to such Regional Product set forth on Schedule 1.1(H) to the Disclosure Letter.

“Products” shall mean, collectively, all Worldwide Products and all Regional Products.

“Rebate, Return and Chargeback Agreement” shall mean the Rebate, Return and Chargeback Agreement between Seller and its Affiliates, on the one hand, and Purchasers and their Affiliates, on the other hand, in the form attached as Exhibit M to the Disclosure Letter.

“Regional Products” shall mean the products set forth on Schedule 1.1(I) to the Disclosure Letter.

“Regional Products Business” shall mean the research, development, commercialization, manufacturing, packaging, distributing, marketing and selling of Regional Products exclusively in the corresponding Product Territories as carried on by Seller or any of its Affiliates (or as Seller or any of its Affiliates has rights to carry on) as of the date of this Agreement.

“Registered” shall mean issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Relevant Affiliate” shall mean, as to any of the Parties, and as the context requires, any Affiliate which, according to the provisions of this Agreement, is intended to be a signatory to any of the Ancillary Agreements, or which, as of the date of this Agreement or the Closing Date, has any right, title or interest in or to the Transferred Assets or the Assumed Liabilities.

“Remedial Action” shall mean the investigation, remediation, cure, treatment, removal, containment, neutralization, monitoring or other applicable response action undertaken with respect to the presence or release of any Hazardous Materials to the extent required under Environmental Laws and/or by final and binding demands from Governmental Authorities.

“Retained Copyrights” shall mean all Copyrights owned by Seller or its Affiliates that, as of the date of this Agreement, are partially but not exclusively used or held for use in connection with (i) the Worldwide Products Business, and/or (ii) the Regional Products Business, or (iii) the manufacturing or packaging of Third Party Products at the Facility.  For the avoidance of doubt and for the purpose of example only, with respect to Regional Products, the Retained Copyrights include all Copyrights used in connection with the manufacturing, packaging, distributing, marketing and selling of Regional Products in territories other than the corresponding Product Territories (whether or not such Copyrights are also used or held for use in connection with the manufacturing, packaging, distributing, marketing and selling of Regional Products in corresponding Product Territories).

“Retained Intellectual Property” shall mean the Retained Patents, Retained Trademarks, Retained Know-How and Retained Copyrights, and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, unlawful imitation or other violation or breach thereof or conflict therewith.

“Retained Know-How” shall mean all Know-How owned by Seller or its Affiliates that, as of the date of this Agreement, is partially but not exclusively used or held for use in connection with (i) the Worldwide Products Business, (ii) the Regional Products Business, or (iii) the manufacturing or packaging of Third Party Products at the Facility.  For the avoidance of doubt and for the purpose of example only, with respect to Regional Products, the Retained Know-How includes all Know-How used in connection with the manufacturing, packaging, distributing, marketing and selling of Regional Products in territories other than the corresponding Product Territories (whether or not such Know-How is also used or held for use in connection with the manufacturing, packaging, distributing, marketing and selling of Regional Products in the corresponding Product Territories).

“Retained Patents” shall mean, collectively, the Excluded Patents and all Patents owned by Seller or its Affiliates that, as of the date of this Agreement, are used or held for use partially but not exclusively in connection with (i) the Worldwide Products Business, (ii) the Regional Products Business, or (iii) the manufacturing or packaging of Third Party Products at the Facility.

“Retained Trademarks” shall mean all Trademarks (other than the Discontinued Product Trademarks) owned by Seller or its Affiliates that, as of the date of this Agreement, are used or held for use partially but not exclusively in connection with (i) the Worldwide Products Business and (ii) the Regional Products Business, including any rights to the Sanofi, Aventis, Sanofi-Synthelabo, Sanofi Aventis or Canderm trademarks or trade names.  For the avoidance of doubt and for the purpose of example only, with respect to any Regional Product, the Retained Trademarks include all of Seller’s and its Affiliates’ rights in Trademarks in all territories other than the corresponding Product Territories (whether or not such Trademarks are the same as or similar or Trademarks used or held for use in connection with the manufacturing, packaging, distributing, marketing and selling of such Regional Product in the corresponding Product Territories).

“Sanofi Accounting Principles and Practices” shall mean the Sanofi accounting principles and practices applied on a consistent basis, based on (i) the accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods, and bases adopted in the preparation of the relevant balance sheets, as described in the notes to the consolidated financial statements of Seller (as set forth in Seller’s Form 20-F for the period ended December 30, 2010, filed with the U.S. Securities Exchange Commission on March 1, 2011 under number 001-31368), including in respect of the exercise of management judgment in the preparation of the balances sheets and (ii) to the extent not covered by (i) prepared in accordance with the accounting rules, methods and principles set forth in IFRS.

“Seller Canadian Pension Plan” shall mean the Pension Plan for Employees of Sanofi-Aventis Canada Inc., (Canada Revenue Agency Registration Number 0325860 and Régie des Rentes du Québec Registration Number 021916).

“Seller Canadian Pension Plan Member” shall mean a Transferred Employee who participates in the Seller Canadian Pension Plan.

“Seller Compensation and Benefit Plans” shall mean all plans, arrangements, agreements, programs, policies, practices or undertakings, whether funded or unfunded, insured or uninsured, registered or unregistered including (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (iii) all employment agreements (or form employment agreements for non-management employees outside of the United States, provided that such form employment agreements are representative of the employment agreements for all such non-management employees), (iv) all medical, dental, disability, health and life insurance plans, and (v) all other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of (i) through (v) under which Seller or any of its Relevant Affiliates has or will have any liability or contingent liability or which is maintained or contributed to by Seller or any of its Relevant Affiliates, in each case, for the benefit of any of the Eligible Employees or their beneficiaries, excluding Statutory Plans, and in excess of mandatory benefits provided in the relevant country pursuant to applicable Laws or industry wide collective bargaining agreements.

“Seller Supply Agreements” means the Sculptra Supply Agreement and the Frankfurt Supply Agreement, in the form attached as Exhibit C to the Disclosure Letter.

“Shared Contracts” shall mean the contracts of Seller and/or its Relevant Affiliates, other than the IT Global Software Licenses, which are applicable to the Business or the Facility but not exclusively applicable to the Business or the Facility and which are set forth on Schedule 1.1(J) to the Disclosure Letter.

“Statutory Plans” shall mean statutory benefit plans which Seller or any of its Affiliates are required to participate or comply with, including plans administered pursuant to applicable federal, provincial, municipal, state, health tax, workplace safety insurance and employment insurance legislation.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any amended return, extension request with respect thereto and any schedule or attachment thereto.

“Taxes” shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessment, whether national, federal, regional, foreign, state, provincial, territorial, municipal or local, including taxes on profits, revenues, turnover, sales, purchases, consumption, gains and income taxes, arising on the sale, license, hire, gift or other disposal of any assets which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Technical and Regulatory Agreement” means the agreement relating to certain projects of Seller and its Affiliates related to the transfer to the Facility of certain Products and certain capital expenditures initiated by Seller and its Affiliates, as well as other regulatory, technical development and quality-related activities in relation to certain Products, in the form attached as Exhibit L to the Disclosure Letter.

“Third Party” shall mean any Person who is not a Party.  Third Party shall not include any Affiliate of a Party, except where the context otherwise requires.

“Third Party Products” shall mean all products manufactured and/or packaged by Seller or any of its Affiliates at the Facility for the benefit of Third Parties (other than Affiliates of Seller) pursuant to the contracts set forth on Schedule 1.1(K) to the Disclosure Letter.

“Trademarks” shall mean trademarks, service marks, composite marks, trade names, corporate names, logos, slogans, trade dress and Internet domain names, and other similar designations of origin, together with the goodwill symbolized by, and all registrations or applications for registrations of, any of the foregoing.

“Transfer Taxes” shall mean any federal, state, provincial, county, local, foreign or other sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term will not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest thereon.

“Transferred Assets” shall mean the IP Purchaser Transferred Assets and the Business Purchaser Transferred Assets.

“Transferred Books and Records” shall mean all current and historical books and records in the possession of Seller or its Affiliates, or for which Seller or its Affiliates have the right to deliver, relating exclusively to the Products in their respective Product Territories or the Discontinued Products in their respective Discontinued Product Territories, in whatever form kept, including electronic form, including the operations and sales books, records, files, research, documents, clinical studies, books of account, sales and purchase records, lists of suppliers and customers, regulatory filings, submissions, applications and correspondence, formulae, business reports, plans, projections and manuals, surveys, plans, files, records, assessments, correspondence, and other data and information, sales or otherwise, in each case used in, or held for use in or related exclusively to the Transferred Assets or the Products in the applicable Product Territories or to the Facility or Transferred Employees, and all tangible documentation, materials and information related exclusively to or embodying the Transferred Know-How or related exclusively to or embodying the other Transferred Intellectual Property or the Intellectual Property included in the Transferred Discontinued Product Assets; provided, however, Transferred Books and Records shall not include (i) invoices or (ii) books or records that are subject to restrictions on transfer pursuant to applicable Law regarding personally identifiable information or subject to privacy policies regarding personally identifiable information.

“Transferred Contracts” shall mean the written contracts set forth on Schedule 2.1.1(b) to the Disclosure Letter and Schedule 2.1.2(d) to the Disclosure Letter.

“Transferred Copyrights” shall mean all Copyrights (other than the Retained Copyrights and the Discontinued Product Copyrights), owned by Seller or its Affiliates that, as of the date of this Agreement, are exclusively used or held for use in connection with (i) the Worldwide Products Business, (ii) the Regional Products Business, or (iii) the manufacturing and packaging of Third Party Products at the Facility.

“Transferred Discontinued Product Assets” shall mean all Intellectual Property (including all Discontinued Product Trademarks, all Discontinued Product Patents and all Discontinued Product Copyrights), and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, unlawful imitation or other violation or breach thereof or conflict therewith), all Product Registrations, and all Governmental Approvals, in each case that are owned by Seller or its Affiliates that, as of the date of this Agreement, are exclusively used in or held for use in connection with or exclusively related to the Discontinued Products in the corresponding Discontinued Product Territories.

“Transferred Intellectual Property” shall mean the Transferred Patents, Transferred Trademarks, Transferred Know-How and Transferred Copyrights, and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, unlawful imitation or other violation or breach thereof or conflict therewith.

“Transferred Know-How” shall mean all Know-How (other than the Retained Know-How) owned by Seller or its Affiliates that, as of the date of this Agreement, exclusively used or held for use in connection with (i) the Worldwide Products Business, (ii) the Regional Products Business, or (iii) the manufacturing or packaging of Third Party Products at the Facility.

“Transferred Patents” shall mean all Patents (other than the Discontinued Product Patents and the Retained Patents) owned by Seller or its Affiliates that, as of the date of this Agreement, are exclusively used or held for use in connection with (i) the Worldwide Products Business, (ii) the Regional Products Business, or (iii) the manufacturing or packaging of Third Party Products at the Facility.

“Transferred Trademarks” shall mean all Trademarks (other than the Discontinued Product Trademarks and the Retained Trademarks) owned by Seller or its Affiliates that, as of the date of this Agreement, are exclusively used or held for use in connection with (i) the Worldwide Products Business or (ii) the Regional Products Business.

“Transitional Distribution Agreement” means the agreement to be executed at Closing by Seller, Purchasers and/or their respective Relevant Affiliates, pursuant to which Seller (or its Relevant Affiliates) will distribute *** and, subject to Section 7.3, *** for Purchasers (or their Relevant Affiliates) in particular countries until the applicable Product Registration in such countries is transferred to Purchasers (or their Relevant Affiliates), in the form attached as Exhibit K to the Disclosure Letter.

“United States” means the United States of America and its territories, commonwealths and possessions.

“Unsatisfied Order” shall mean any order of Product from a Third Party already accepted by Seller or any of its Relevant Affiliates prior to the Closing Date, but which is not shipped by Seller or its Affiliates on such Closing Date.

“V.A.T.” shall mean the Tax imposed by the Sixth Directive of the European Community, as further amended, and any national legislation implementing that directive together with legislation supplemental thereto or any other Tax of a similar nature imposed elsewhere instead of or in addition to value added tax, including the goods and services tax (“GST”) and harmonized sales tax (“HST”) imposed under the Excise Tax Act (Canada) and the Québec sales tax (“QST”) imposed under An Act respecting the Québec Sales Tax.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder or any similar applicable Law requiring notice to employees in the event of a closing or layoff.

“Worldwide Products” shall mean the products set forth on Schedule 1.1(M) to the Disclosure Letter.

“Worldwide Products Business” shall mean the research, worldwide development, commercialization, manufacturing, packaging, distributing, marketing and selling of Worldwide Products as carried on by Seller or any of its Affiliates (or as Seller or any of its Affiliates has rights to carry on) as of the date of this Agreement.

1.2                                 Other Definitional Provisions

The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section

***	9.1(a)
Accrued Time Benefit	7.2.6(g)
Acquisition Position	7.1.7(a)
Aggregate Closing Inventory Value	3.3.3(a)
Amended and Restated Joint Defense Agreement	4.2(g)
API	9.1(a)
Basket	9.4(c)(ii)
Business Purchaser	Preamble
Business Purchaser Assumed Liabilities	2.2.2
Business Purchaser Toll Manufacturing Agreement	4.2(a)
Business Purchaser Transferred Assets	2.1.2
Cap	9.4(c)(ii)
CDSA	5.15(c)
Closing Date	4.1
Competitive Business	7.2.8(a)
Confidential Information	11.4
Copyright Assignment Agreement	4.2(d)
Direct Claim	9.2
Disclosure Supplement	7.1.6(b)
Draft Canadian Tax Legislation	7.2.8(d)
Draft Closing Date Inventory Statement	3.3.2
Eligible Employees	5.11(a)
Excluded Accounts Receivable	2.1.3(d)
Excluded Assets	2.1.3
Excluded Liabilities	2.2.3
Excluded Returns	2.2.3(e)
Extension Period	7.2.2(a)(iii)
FDCA	5.15(c)
Final Closing Date Inventory Statement	3.3.3(a)
Final Inventory Purchase Price	3.3.4(c)
ICC	11.5(b)

ICC Court	11.5(b)
Indemnifiable Party	9.1(c)
Indemnifying Party	9.1(c)
Initial Inventory Purchase Price	3.3.1
Intellectual Property License and Hold Harmless Agreement	4.2(e)
IP Purchaser	Preamble
IP Purchaser Assumed Liabilities	2.2.1
IP Purchaser Transferred Assets	2.1.1
ITA	7.2.8(d)
Know-How Assignment Agreement	4.2(d)
Lease Agreement	4.2(f)
Local Expiration Date	7.2.2(b)
Local Transfer	4.4
Losses	9.1(a)
Mandatorily Transferred Employees	5.11(a)
Material Adverse Effect	9.1(a), 8.2(b)
Minimum Claim Threshold	9.4(c)(ii)
New York Courts	11.5(b)
Notice	11.7
Parties	Preamble
Party	Preamble
Patent Assignment Agreement	4.2(d)
Purchase Price	3.1
Purchaser Canadian Plan	7.2.6(d)
Purchasers	Preamble
Purchasers Indemnified Parties	9.1(a)
QTA	7.2.8(d)
Recordal Notification	7.2.14(a)
Regulatory Agency	5.21(a)
Relevant Information	7.2.3(c)
Resolution Accounting Firm	3.3.3(a)
Restrictive Covenants	7.2.8(a)
Rules	11.5(b)
Seller	Preamble
Seller Indemnified Parties	9.1(b)
Seller Notice	7.1.6(a)
Seller Supply Agreements	4.2(c)
Subsequent Event	7.1.6(b)
Termination Date	9.4(b)
Termination Right Notice	7.1.6(b)
Third Party Claim	9.3(a)
Third Party Claim Notice	9.3(a)
Trademark Assignment Agreement	4.2(d)
Transferred Employees	7.1.7(a)
V.A.T. Payment	11.1(e)

1.3                                 Interpretation

The words “hereof,” “herein,” “hereinafter,” “hereinabove” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  A reference to an Article or Section is, except as otherwise expressly stated, a reference to an Article or Section of this Agreement.  A reference to a Schedule or Exhibit is, except as otherwise expressly stated, a reference to a Schedule or Exhibit to the Disclosure Letter.

Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms.

Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.

All references to “U.S. dollars,” “$” or “dollars” shall refer to United States dollars, unless otherwise specified.

The words “include,” “includes” and “including” and words of similar import will be by way of example rather than by limitation.

For the purposes of any assets, liabilities or entities located in the Province of Québec or charged by any deed of hypothec (or any other loan document) and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property,” (b) “real property” or “real estate” shall include “immovable property,” (c) “tangible property” shall include “corporeal property,” (d) “intangible property” shall include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall include a “hypothec,” “right of retention,” “prior claim” and a “resolutory clause,” (f) all references to filing, perfection, priority, remedies, registering or recording under personal property security legislation shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against Third Parties, (h) any “right of offset,” “right of setoff” or similar expression shall include a “right of compensation,” (i) “common law” shall include “civil law” including but not limited to the provisions of the Civil Code of Québec (j) “tort” shall include “delict,” (k) “bailor” shall include “depositor” and “bailee” shall include “depositary,” (l) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (m) an “agent” shall include a “mandatary,” (n) “construction liens” shall include “legal hypothecs,” (o) “joint and several” shall include “solidary,” (p) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault,” (q) “beneficial ownership” shall include “ownership on behalf of another as mandatary” or

“ownership constituting a patrimony by appropriation,” (r) “easement” shall include “servitude,” (s) “priority” shall include “prior claim,” (t) “survey” shall include “certificate of location and plan,” (u) “state” shall include “province,” (v) “fee simple title” shall include “absolute ownership,” (w) “accounts” shall include “claims,” (x) “conditional sale” shall include “installment sale,” and (y) “purchase money financing” or “purchase money lien” shall include “installment sales, leases, leasing contracts and vendor’s hypothecs.”

Where there is any inconsistency between the definitions set out in Section 1.1 and the definitions set out in any other Section or Schedule then, for the purposes of construing such other Section or Schedule, the definitions set out in such other Section or Schedule shall prevail.

ARTICLE 2                                TRANSFERRED ASSETS AND ASSUMED LIABILITIES

2.1                                 Transferred Assets

2.1.1                        Upon the terms and subject to the conditions of this Agreement, including the conditions precedent set forth in Article 8 and Section 11.13, on the Closing Date, Seller shall, and/or shall cause its Relevant Affiliates to, sell, assign, transfer, convey and deliver to IP Purchaser all of Seller’s and/or its Relevant Affiliates right, title and interest to, in and under the IP Purchaser Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and IP Purchaser shall, or shall cause its Relevant Affiliates to, purchase, acquire and assume from Seller and/or its Relevant Affiliates the IP Purchaser Transferred Assets.  For purposes of this Agreement, “IP Purchaser Transferred Assets” means only the following:

(a)                                  all right, title and interest of Seller and its Relevant Affiliates in the Transferred Intellectual Property that is exclusively used in or held for use for the United States (whether or not Registered), including the Transferred Intellectual Property that is Registered set forth on Schedule 2.1.1(a) to the Disclosure Letter (it being understood that there are no material Trademarks for which an application has not been filed);

(b)                                 subject to Section 7.3, all rights in the Transferred Contracts relating exclusively to the United States set forth on Schedule 2.1.1(b) to the Disclosure Letter, including any Unsatisfied Orders;

(c)                                  subject to Section 7.2.2, all Governmental Approvals held by Seller and its Relevant Affiliates necessary for the lawful operation of the IP Purchaser

Transferred Assets to the extent transferable to IP Purchaser and/or any of its Relevant Affiliates under applicable Law;

(d)                                 all Product Registrations for Seller products marketed in the United States to the extent they are transferable to IP Purchaser and/or its Relevant Affiliates under applicable Law set forth on Schedule 2.1.1(d) to the Disclosure Letter, it being understood that any Product Registrations not transferred on the Closing Date and held by Seller and/or its Relevant Affiliates that are necessary for the lawful operation of the Business, the Facility or the Transferred Assets shall be governed by the terms of Section 7.2.2;

(e)                                  subject to Section 7.2.3, all Transferred Books and Records for the Products in the United States;

(f)                                    all advertising, marketing, promotional and sales materials (including in store materials), pricing lists, consulting deliverables, customer lists, sales records, vendor reports, master graphics files for all Product related items, financial data, market research, annual reports, research and development files, regulatory files, adverse event reports and files and other literature, catalogs and other sales-related materials currently owned by Seller or its Relevant Affiliates (including customer and supplier lists) to the extent exclusively relating to the Business and/or the Products in the United States;

(g)                                 the amount of, and all rights to, any insurance proceeds received by Seller after the date of this Agreement in respect of the loss, destruction or condemnation of any IP Transferred Assets occurring prior to the Closing or relating to any Assumed Liabilities assumed by the IP Purchaser, to the extent such proceeds are not otherwise used by Seller or its Affiliates to repair such loss or destruction or settle such Assumed Liability prior to or after the Closing; and

(h)                                 all right, title and interest of Seller and its Relevant Affiliates in the Intellectual Property included in the Transferred Discontinued Product Assets exclusively used in or held for use for the United States and all other Transferred Discontinued Product Assets in the United States.

2.1.2                        Upon the terms and subject to the conditions of this Agreement, including the conditions precedent set forth in Article 8 and Section 11.13, on the Closing Date, Seller shall, and/or shall cause its Relevant Affiliates to, sell, assign, transfer, convey and deliver to Business Purchaser all of Seller’s and/or its Relevant Affiliates right, title and interest to, in and under the Business Purchaser Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and Business Purchaser shall, or shall cause its Relevant Affiliates to, purchase, acquire and assume from Seller and/or its Relevant Affiliates the Business Purchaser Transferred Assets.  For purposes of this Agreement, “Business Purchaser Transferred Assets” means all of the right, title and interest of Seller and its Relevant Affiliates in the assets exclusively used in or held for use for the Product Territories in connection with the Business (but excluding (x) the items specified in Section 2.1.3 below and (y) the IP Purchaser Transferred Assets), together with the following assets:

(a)                                  all right, title and interest of Seller and its Relevant Affiliates in the Facility and Owned Real Property;

(b)                                 all right, title and interest of Seller and its Relevant Affiliates in (i) all tangible assets physically located at the Facility (other than the tangible assets contemplated by Section 2.1.3(m) and those listed on Schedule 2.1.3(k) to the Disclosure Letter, but including those assets set forth on Schedule 2.1.2(b) to the Disclosure Letter) and (ii) all tangible assets exclusively related to the Business and/or the Products not physically located at the Facility;

(c)                                  all right, title and interest of Seller and its Relevant Affiliates in the Transferred Intellectual Property that is not exclusively used in or held for use for the United States (whether or not Registered), including the Transferred Intellectual Property that is Registered and set forth on Schedule 2.1.2(c) to the Disclosure Letter (it being understood that there are no material Trademarks for which an application has not been filed);

(d)                                 subject to Section 7.3, all rights outside the United States in the Transferred Contracts set forth on Schedule 2.1.2(d) to the Disclosure Letter, including any Unsatisfied Orders;

(e)                                  all Governmental Approvals held by Seller and its Relevant Affiliates necessary for the lawful operation of the Business Purchaser Transferred Assets to the extent transferable to Business Purchaser and/or any of its Relevant Affiliates under applicable Law;

(f)                                    all Product Registrations for Seller products marketed outside the United States to the extent they are transferable to Business Purchaser and/or its Relevant Affiliates under applicable Law set forth on Schedule 2.1.2(f) to the Disclosure Letter, it being understood that any Product Registrations not transferred on the Closing Date and held by Seller and/or its Relevant Affiliates that are necessary for the lawful operation of the Business, the Facility or the Transferred Assets shall be governed by the terms of Section 7.2.2;

(g)                                 subject to Section 7.2.3, all Transferred Books and Records for the Products outside the United States;

(h)                                 all advertising, marketing, promotional and sales materials (including in store materials), pricing lists, consulting deliverables, customer lists, sales records, vendor reports, master graphics files for all Product related items, financial data, market research, annual reports, research and development files, regulatory files, adverse event reports and files and other literature, catalogs and other sales-related materials currently owned by seller or its Relevant Affiliates (including customer and supplier lists) to the extent exclusively relating to the Business and/or the Products outside the United States;

(i)                                     all movable assets exclusively related to the Products in the corresponding Product Territories (including molds and dies, owned by Seller and/or its Affiliates but located at Third Party manufacturing locations and not necessary for the manufacture of Products by Seller and/or its Relevant Affiliates pursuant to the Seller Supply Agreements) including the movable assets set forth on Schedule 2.1.2(i) to the Disclosure Letter;

(j)                                     all movable assets set forth on Schedule 2.1.2(j) to the Disclosure Letter;

(k)                                  the Inventory, it being agreed that the Inventory will be determined in accordance with the provisions of Section 3.3 and the Inventory Purchase Agreements;

(l)                                     all right, title and interest of Seller and its Relevant Affiliates in the Intellectual Property included in the Transferred Discontinued Product Assets that is not exclusively used in or held for use for the United States and all other Transferred Discontinued Product Assets in the Discontinued Product Territories (other than the United States);

(m)                               the amount of, and all rights to, any insurance proceeds received by Seller after the date of this Agreement in respect of the loss, destruction or condemnation of any Business Transferred Assets occurring prior to the Closing or relating to any Assumed Liabilities assumed by Business Purchaser, to the extent such proceeds are not otherwise used by Seller or its Affiliates to repair such loss or destruction or settle such Assumed Liability prior to or after the Closing; and

(n)                                 all rights in the intangible assets (other than those described in clauses (a) through (e) and (m) above) exclusively used in or held for use for the Product Territories outside of the United States in connection with the Business.

2.1.3                        All assets, rights and business of Seller and/or its Affiliates other than the Transferred Assets (the “Excluded Assets”) shall be retained and are not being sold, assigned, transferred, conveyed or delivered to Purchasers, which Excluded Assets shall include:

(a)                                  cash and cash equivalents (including investments and securities) and all bank or other deposit accounts of Seller and any of its Affiliates;

(b)                                 the Retained Intellectual Property (including the Excluded Patents) and any other Intellectual Property that is not either Transferred Intellectual Property or Transferred Discontinued Product Assets;

(c)                                  any rights or assets related to the Products and/or the Business located outside the corresponding Product Territories, and any rights or assets related to the Discontinued Products located outside the corresponding Discontinued Product Territories;

(d)                                 any rights to the accounts receivable related to the sales of the Products or Third Party Products on or prior to the Closing Date (other than with respect to any Unsatisfied Orders of Products) (collectively, the “Excluded Accounts Receivable”);

(e)                                  any cause of action, lawsuit, judgment, claim or demand of Seller or any of its Affiliates in respect of the Excluded Liabilities or the Excluded Assets;

(f)                                    without prejudice to Sections 2.1.1(g) and 2.1.2(m), all rights to insurance policies of Seller or any of its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with or relating to the cancellation or discontinuance of any such policies or practices and any claims made under such policies;

(g)                                 any Seller Compensation and Benefit Plan, any assets in respect of any Seller Compensation and Benefit Plan and any other compensation and benefit plans sponsored by Seller or any of its Affiliates in respect of Transferred Employees;

(h)                                 any records relating to the negotiation and consummation of the transactions contemplated by this Agreement, including (i) communications with Third Parties and analyses relating to such transactions and (ii) communications with legal counsel representing Seller and the right to assert the attorney-client privilege with respect thereto;

(i)                                     any rights of Seller and its Affiliates under this Agreement and any Ancillary Agreements;

(j)                                     the equity interests of any Person;

(k)                                  any movable assets set forth in Schedule 2.1.3(k) to the Disclosure Letter and any other movable assets not referred to in Section 2.1.2 or Section 2.1.1 to the Disclosure Letter;

(l)                                     all employees of Seller or its Affiliates (including sales force), other than Transferred Employees;

(m)                               any tangible assets located within the Leasable Area (as defined in the Lease Agreement);

(n)                                 any cause of action, lawsuit, judgment, claim or demand with respect to the Transferred Assets (x) in respect of the Excluded Liabilities or (y) to the extent relating to the period of time before the Closing;

(o)                                 any assets relating to research for Products;

(p)                                 any assets exclusively related to ***; and

(q)                                 any other asset, property or right not included in the definition of Transferred Assets.

2.2                                 Assumed Liabilities

2.2.1                        Upon the terms and subject to the conditions of this Agreement, including the conditions precedent set forth in Article 8 and Section 11.13, on the Closing Date, IP Purchaser shall assume and be liable for only the following Liabilities of Seller and/or its Relevant Affiliates, other than the Excluded Liabilities (the “IP Purchaser Assumed Liabilities”):

(a)                                  any Liability, Legal Proceeding or Tax which is not an Excluded Liability and arises from and after the Closing in respect of or relating to IP Purchaser’s ownership or operation of any of the IP Purchaser Transferred Assets or performance or non-performance of any of the Transferred Contracts transferred pursuant to Section 2.1.1(b) from and after the Closing, including (i) any Liabilities arising out of or relating to the packaging, manufacture, use or return of any Product or Third Party Product in the United States after the Closing Date, other than Excluded Returns (subject to the Rebate, Return and Chargeback Agreement) and (ii) any Liability for accounts payable, accrued expenses and similar items that relate to the IP Purchaser Transferred Assets to the extent they arise, or are incurred during or otherwise relate to the period from and after the Closing (even if such Liabilities were invoiced prior to the Closing);

(b)                                 any Transfer Taxes arising from or relating to the transfer of the IP Purchaser Transferred Assets as contemplated by this Agreement; and

(c)                                  any Liability of the IP Purchaser or any of its Affiliates under this Agreement or any Ancillary Agreement or with respect to the IP Purchaser Transferred Assets to the extent arising from and after the Closing.

2.2.2                        Upon the terms and subject to the conditions of this Agreement, including the conditions precedent set forth in Article 8 and Section 11.13, on the Closing Date, Business Purchaser shall assume and be liable for only the following Liabilities of Seller and/or its Relevant Affiliates, other than the Excluded Liabilities (the “Business Purchaser Assumed Liabilities”):

(a)                                  (x) any Liability, Legal Proceeding or Tax which is not an Excluded Liability and arises from and after the Closing in respect of or relating to Business Purchaser’s ownership or operation of any of the Business Purchaser Transferred Assets, the Facility or the Business or performance or non-performance of any of the Transferred Contracts transferred pursuant to Section 2.1.2(d) from and after the Closing, including (i) any Liabilities arising out of or relating to the packaging, manufacture, use or return of any Product or Third Party Product outside of the United States and Canada after the Closing Date, other than Excluded Returns (subject to the Rebate, Return and Chargeback Agreement) and (ii) any Liability for accounts payable, accrued expenses and similar items that relate to the Business Purchaser Transferred Assets (including utilities, real estate taxes and other similar expenses at the Facility which will be allocated on a per diem basis to the extent such accounts payable relate to periods both before and after the Closing) to the extent they arise, or are incurred during or otherwise relate to the period from and after the Closing (even if such Liabilities were invoiced prior to the Closing), and (y) any Liability with respect to Environmental Matters to the extent arising as a result of facts or circumstances occurring from and after the Closing (regardless of whether caused by Business Purchaser or a Third Party), except for Liabilities with respect to Environmental Matters to the extent arising as a result of facts or circumstances occurring prior to the Closing;

(b)                                 any Transfer Taxes arising from or relating to the consummation of the transactions contemplated by this Agreement other than those Transfer Taxes described in Section 2.2.1(b);

(c)                                  any Liability of Business Purchaser or any of its Affiliates under this Agreement or any Ancillary Agreement or with respect to the Business Purchaser Transferred Assets to the extent arising from and after the Closing (including any liabilities arising from Business Purchaser’s conduct of the Business after the Closing with respect to ***);

(d)                                 except as specifically set forth in Section 2.2.3(o), all Liabilities: (i) for salary, wages, bonuses, commissions, vacations, vacation pay and other compensation relating to employment with Business Purchaser of all Transferred Employees for periods of service on and after the Closing; (ii) arising as a result of or in respect of the termination of employment by Business Purchaser of any Transferred Employees after the Closing (including by way of constructive dismissals, deemed termination or equivalent concepts under applicable laws); and (iii) arising as a result of or in respect of the termination of employment by Seller or its Affiliates of any Eligible Employees in the United States, Canada, *** or *** prior to or after the Closing and in connection with the transactions contemplated by this Agreement (including by way of constructive dismissals, deemed termination or equivalent concepts under applicable laws other than as set forth in Section 2.2.3(p)); and

(e)                                  any Liability with respect to *** described on Schedule 7.2.4 to the Disclosure Letter that arises based on actions or omissions on or after the Closing.

2.2.3                        Purchasers shall not hereunder assume or become liable for any Liability of Seller or its Relevant Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”), which Excluded Liabilities shall include:

(a)                                  any Liability to the extent arising out of or relating to any business or activity of Seller or any of its Affiliates, other than the ownership or operation of the Business, the Transferred Assets or the Facility after the Closing or the performance or non-performance of the Transferred Contracts after the Closing;

(b)                                 any Liability arising after the Closing in respect of or relating to Seller’s ownership or operation of any of the Transferred Assets, the Facility or the Business or performance or non-performance of any of the Transferred Contracts on or prior to the Closing, including (i) subject to the Rebate, Return and Chargeback Agreement, any Liabilities arising out of or relating to Excluded Returns and (ii) any Liability with respect to Environmental Matters to the extent arising as a result of facts or circumstances occurring prior to the Closing (regardless of whether caused by Seller or a third party), except for Liabilities with respect to Environmental Matters to the extent arising as a result of facts or circumstances occurring from and after the Closing, Taxes payable in respect of the period prior to the Closing, the performance or non-performance of the Transferred Contracts on or prior to the Closing or that arise from breaches by Seller or its Relevant Affiliates of the Transferred Contracts or defaults by Seller or its Relevant Affiliates occurring on or prior to the Closing;

(c)                                  any Liability for accounts payable, accrued expenses and similar items (including utility, real estate Taxes and other similar expenses at the Facility, which will be allocated on a per diem basis to the extent such accounts payable relate to periods both before and after the Closing) to the extent that they arise or are incurred during, or otherwise relate to the period prior to the Closing (even if such Liabilities are invoiced after the Closing);

(d)                                 subject to the provisions of Section 9.1(a)(vi), any Liability relating to any Legal Proceeding that (i) on the Closing Date is pending against Seller and/or its Relevant Affiliates, in connection with or relating to the Transferred Assets, the Eligible Employees, the Facility, the Business or any other business of Seller or its Relevant Affiliates, including those set forth in Schedule 5.14(a) to the Disclosure Letter, or (ii) arises after the Closing Date, to the extent arising from or relating to Products sold on or prior to the Closing Date or acts or omissions of Seller and/or its Relevant Affiliates on or prior to the Closing Date;

(e)                                  any Liability with respect to the packaging, manufacture, sales or use of (i) the Products or Third Party Products on or prior to the Closing Date or (ii) the Inventory on or before the Closing Date; provided, however, that with respect to returns, rebates and chargebacks of Products or Third Party Products after the Closing Date, Excluded Liabilities shall be determined pursuant to the Rebate, Return and Chargeback Agreement (returns, rebates and chargebacks so determined, collectively, “Excluded Returns”);

(f)                                    any Liability with respect to *** as described in, and subject to, the Transition Services Agreement;

(g)                                 any Liability to the extent relating to, arising out of or resulting from any Excluded Assets;

(h)                                 any Liability with respect to paying fees or commissions to any broker, finder or agent retained by Seller, its Affiliates or their representatives with respect to the transactions contemplated by this Agreement;

(i)                                     except as provided in Section 11.1 relating to Transfer Taxes applicable to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, any Tax Liability of Seller or any of its Affiliates;

(j)                                     except as specifically set forth in Section 2.2.2(d)(iii), any Liability arising from or in connection with the employment or termination of employment of any person employed by Seller or its Affiliates during the period on, prior to or following the Closing Date if such employee does not become a Transferred Employee;

(k)                                  except as specifically set forth in Section 7.2.6(b), any Liability (including any contributions or premiums owing under any Statutory Plan) arising from or in connection with or relating to the employment of any Transferred Employee during the period prior to the Closing Date;

(l)                                     any Liability (including any contributions or premiums owing under any Statutory Plan) arising from or in connection with the Seller Canadian Pension Plan during the period on, prior to, or following the Closing Date;

(m)                               any Liability under any Seller Compensation and Benefit Plan during the period on, prior to or following the Closing Date, including arising from any claims for benefits, or contributions or premiums owing under any such plan;

(n)                                 any Liability arising out of or related to any contract of Seller or its Relevant Affiliates that is not a Transferred Contract;

(o)                                 any Liability arising under Seller’s severance plans, policies or practices or any Law that becomes payable to any Eligible Employee primarily providing services in a jurisdiction other than the United States, Canada, *** and *** in connection with the termination of any such Eligible Employee’s employment by Seller, Business Purchaser or any of their respective Affiliates;

(p)                                 any Liability arising under the sanofi-aventis U.S. Affiliates’ Separation Plan; provided, in each case, that Business Purchaser offered employment to each Eligible Employee primarily providing services in the United States in accordance with the requirements of an Acquisition Position; and

(q)                                 any Liability of Seller and/or its Affiliates for indebtedness for borrowed money.

ARTICLE 3                                PURCHASE PRICE AND INVENTORY PURCHASE PRICE

3.1                                 Purchase Price

Upon the terms and subject to the conditions of this Agreement, IP Purchaser and Business Purchaser each agree to deliver or cause to be delivered to Seller at Closing, in consideration of the aforesaid sale, transfer and assignment of the Transferred Assets other than the Inventory, immediately available funds in the amount set forth on Schedule 3.1 to the Disclosure Letter, which together totals *** (the “Purchase Price”).  Payment of the Purchase Price shall be made by wire transfer of immediately available funds to such bank account as shall have been notified in writing to Purchasers by Seller not less than three (3) days in advance of the Closing Date.  The Purchase Price shall not be subject to any adjustment or revision whatsoever, except as set forth in Section 7.3(e).

3.2                                 Allocation of the Purchase Price

The Purchase Price shall be allocated according to Schedule 3.2 to the Disclosure Letter.  The Purchase Price shall be allocated among the Transferred Assets such that Purchasers, as purchasers, on the one hand, and Seller or its Relevant Affiliate, as the case may be, as seller, on the other hand, recognize and allocate the same amount to each Transferred Asset in accordance with such Schedule 3.2.  Purchasers and Seller or its Relevant Affiliate, as the case may be, shall report an allocation of the Purchase Price among the Transferred Assets in a manner entirely consistent with such Schedule 3.2 and shall not take any position inconsistent therewith in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Governmental Authority, Tax review or Tax proceeding relating to any Tax Returns.

3.3                                 Inventory Purchase Price — Stock-takes

3.3.1                        In addition to the Purchase Price, Business Purchaser shall pay at Closing by wire transfer of immediately available funds to the bank account designated in writing by Seller to Business Purchaser not less than three (3) days in advance of the Closing Date, in consideration of the purchase of the Inventory, the initial Inventory Purchase Price in an amount equal to *** ( the “Initial Inventory Purchase Price”).

3.3.2                        Schedule 3.3.2 to the Disclosure Letter sets out a breakdown by unit types, and the agreed price per unit of, the Inventory (other than Inventory supplied by Seller or its Affiliates) held by Seller and its Affiliates as of May 31, 2011.  Business Purchaser and Seller shall procure that physical stock-takes of the Inventory existing as of the Closing Date are conducted on or about the Closing Date.  Such stock-takes shall be conducted by Seller and observed by representatives of its auditors and by representatives of Business Purchaser, if Business Purchaser’s

representatives choose to attend.  Seller shall give Business Purchaser reasonable prior notice of the places and times of such stock-takes so that representatives of Business Purchaser may be present during such stock-takes.  Within twenty (20) Business Days following the Closing Date, Seller shall provide Business Purchaser with a statement prepared by Seller and reviewed by its auditors on the basis of the physical stock-takes of the Inventory existing as of the Closing Date, in each country in the applicable Product Territory showing the breakdown of the Inventory at the Closing Date by unit types (in the same format as Schedule 3.3.2 to the Disclosure Letter), and setting out its proposed valuation of the Closing Inventory Value (each such statement being a “Draft Closing Date Inventory Statement”).

The Closing Inventory Value shall be calculated in accordance with:

(a)                                  the following specific policies, conventions and assumptions:

(i)                                     All items of Inventory shall be valued at the agreed price per unit as set out in Schedule 3.3.2 to the Disclosure Letter;

(ii)                                  Any item of Inventory that (i) is damaged or (ii) has less than *** remaining shelf life as at the Closing Date will not be transferred to Business Purchaser and, if requested by Business Purchaser will be destroyed by Seller at Seller’s cost and expense; and

(iii)                               Currency exchange rates, whenever applicable, shall be determined in accordance with the applicable currency exchange rate as reported in The Wall Street Journal on the Business Day immediately prior to the day on which the applicable payment is due hereunder.

(b)                                 to the extent not covered by (a) above, the Sanofi Accounting Principles and Practices; and

(c)                                  to the extent not covered by (a) and (b), the accounting rules, methods and principles set forth in IFRS.

3.3.3                        Business Purchaser (or its designated representatives) shall have the right to review all working papers and procedures used to prepare the Draft Closing Date Inventory Statements and the calculation of the Closing Inventory Values. Unless, within fifteen (15) Business Days after delivery of the Draft Closing Date Inventory Statements, Business Purchaser notifies Seller in writing that it objects to a Draft Closing Date Inventory Statement and/or the calculation of the Closing

Inventory Values and specifies the basis for such objection and sets out Business Purchaser’s proposed valuation of the Closing Inventory Value, the Draft Closing Date Inventory Statements and the calculation of the Closing Inventory Values shall become final and binding upon the Parties for the purpose of this Section 3.3.

(a)                                  If Business Purchaser objects to a Draft Closing Date Inventory Statement and/or the calculation of the Closing Inventory Value within such fifteen (15) Business Days period and the Parties are unable to resolve all such objections within a further twenty (20) Business Days after such notification has been given, all remaining matters in dispute shall be submitted to the office of an internationally reputed accounting firm (other than the auditors of Seller or Purchasers) (the “Resolution Accounting Firm”). In the event the Parties are unable to agree upon the selection of the Resolution Accounting Firm within five (5) Business Days after expiration of the twenty (20) Business Day period referred to above, the Resolution Accounting Firm shall be appointed by the International Center for Expertise of the International Chamber of Commerce, Paris, France.  The request to the International Center for Expertise shall include a copy of this Agreement.  The Resolution Accounting Firm shall make a final and binding determination as to all remaining matters in dispute with respect to the relevant Draft Closing Date Inventory Statement(s) and Closing Inventory Value(s) which determination shall be conclusive and binding on Purchasers and Seller.  The cost of retaining the Resolution Accounting Firm with respect to any Draft Closing Date Inventory Statement shall be borne by the Party whose proposed valuation deviates greatest from the valuation finally determined by the Resolution Accounting Firm. Purchasers and Seller agree to cooperate with each other in order to resolve any and all matters in dispute as soon as possible and make their best efforts to cause the Resolution Accounting Firm to determine disputed matters within twenty (20) Business Days following its appointment or as soon thereafter as practicable.  The Draft Closing Date Inventory Statements as agreed or determined pursuant to this Section 3.3.3 shall be aggregated and as so aggregated shall constitute the “Final Closing Date Inventory Statement,” with the aggregate of the Closing Inventory Values set out therein being the “Aggregate Closing Inventory Value.”

(b)                                 Business Purchaser and Seller shall each provide the other and its representatives (including accountants) reasonable access to all information and employees necessary to facilitate the preparation of the Draft Closing Date Inventory Statements and the calculation of the Closing Inventory Values.

3.3.4                        As soon as the Closing Date Inventory Statement and the Aggregate Closing Inventory Value are agreed or determined in accordance with the procedure set forth in Section 3.3.3 above, the Initial Inventory Purchase Price shall be adjusted on a dollar-for-dollar basis according to the following provisions:

(a)                                  In the event that the Aggregate Closing Inventory Value is greater than ***, the Initial Inventory Purchase Price shall be increased by an amount equal to the difference between the Aggregate Closing Inventory Value and *** and Business Purchaser shall pay such amount to Seller in accordance with the provisions of Section 3.3.6; provided, that in the event that the Aggregate Closing Inventory Value is *** or more, such Aggregate Closing Inventory Value shall be ***.

(b)                                 In the event that the Aggregate Closing Inventory Value is less than ***, the Initial Inventory Purchase Price shall be decreased by an amount equal to the difference between the Aggregate Closing Inventory Value and *** and Seller shall pay such amount to Business Purchaser in accordance with the provisions of Section 3.3.6.  For the avoidance of doubt, in the event that the Aggregate Closing Inventory Value is greater than or equal to ***, there will be no adjustment to the Initial Inventory Purchase Price.

(c)                                  The Initial Inventory Purchase Price as adjusted in accordance with the provisions of this Section 3.3.4 shall be the “Final Inventory Purchase Price”.  The allocation of the Final Inventory Purchase Price among Seller’s Affiliates shall be determined by Seller.  For the avoidance of doubt, any price paid pursuant to the Inventory Purchase Agreements shall be deemed to be part of the Initial Inventory Purchase Price and subject to adjustment in accordance with this Section 3.3.

3.3.5                        The calculations giving rise to the Initial Inventory Purchase Price and Final Inventory Purchase Price are done on an EXW (as defined in ICC Incoterms 2010) basis.

3.3.6                        Any adjustments provided for in Section 3.3.4 shall bear interest from the Closing Date through the date of payment at ***. Any adjustment pursuant to Section 3.3.4, together with interest thereon, shall be paid by wire transfer of immediately available funds to accounts designated by Seller or Business Purchaser, as the case may be, within ten (10) Business Days after the date the Closing Date Inventory Statement and the Aggregate Closing Inventory Value are agreed or determined in accordance with the procedure set forth in Section 3.3.3. Seller or Business Purchaser, as the case may be, shall be responsible for determining the allocation of any adjustments to be made among their respective Affiliates.

ARTICLE 4                                CLOSING

4.1                                 Closing

The Closing shall take place at Jones Day, 222 East 41st Street, New York, New York, (a) at 10:00 a.m., New York City time on the fifth Business Day after which the last condition to Closing set forth in Article 8 shall have been satisfied (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Closing, but subject to the satisfaction or the waiver of those conditions) or (b) at such other time and place and on such other day as shall be mutually agreed upon in writing by the Parties (the “Closing Date”). For tax and accounting purposes only, the Closing of the transactions contemplated by this Agreement shall be deemed to be effective as of 11:59 p.m., local time on the Closing Date; for purposes of allocating risk of loss and assets and liabilities pursuant to Article 11, the Closing shall be deemed to be effective upon Seller’s receipt of payment of the Purchase Price and Inventory Purchase Price.

4.2                                 Deliveries by Seller

At the Closing, Seller shall deliver or cause to be delivered to Purchasers the following:

(a)                                  Reserved;

(b)                                 a Business Purchaser Toll Manufacturing Agreement, in the form attached as Exhibit B to the Disclosure Letter (the “Business Purchaser Toll Manufacturing Agreement”), duly executed by Seller and/or its Relevant Affiliates and pertaining to the manufacture and supply by Purchasers and/or their Relevant Affiliates to Seller after Closing of certain products and materials;

(c)                                  each of the Seller Supply Agreements, in the form attached as Exhibit C to the Disclosure Letter (the “Seller Supply Agreements”), duly executed by Seller and/or its Relevant Affiliates and pertaining to the full service supply by Seller and/or its Relevant Affiliates to Purchasers after Closing of certain Products and other products and materials;

(d)                                 (i) a Patent Assignment Agreement, in the form attached as Exhibit D-1 to the Disclosure Letter (the “Patent Assignment Agreement”), duly executed by Seller and/or its Relevant Affiliates and pertaining to the Transferred Patents and the Discontinued Product Patents, (ii) a Trademark Assignment Agreement, in the form attached as Exhibit D-2 to the Disclosure Letter (the “Trademark Assignment Agreement”), duly executed by Seller and/or its Relevant Affiliates and pertaining to the Transferred Trademarks and the Discontinued Product Trademarks, (iii) a Know-How Assignment Agreement, in the form attached as Exhibit D-3 to the Disclosure Letter (the “Know-How Assignment Agreement”), duly executed by Seller and/or its Relevant Affiliates and pertaining to the Transferred Know How and (iv) a Copyright Assignment Agreement, in the form attached as Exhibit D-4 to the Disclosure Letter (the “Copyright Assignment Agreement”), duly executed by Seller and/or its Relevant Affiliates and pertaining to the Transferred Copyrights and the Discontinued Product Copyrights.

(e)                                  an Intellectual Property License and Hold Harmless Agreement, in the form attached as Exhibit E to the Disclosure Letter (the “Intellectual Property License and Hold Harmless Agreement”), duly executed by Seller and/or its Relevant Affiliates and pertaining to the use of certain Intellectual Property retained by Seller;

(f)                                    a Lease Agreement, in the form attached as Exhibit F to the Disclosure Letter (the “Lease Agreement”), duly executed by Seller and/or its Relevant Affiliates, which Lease Agreement shall be governed by the Law of the Province of Québec, Canada;

(g)                                 an Amended and Restated Joint Defense Agreement, in the form attached as Exhibit G to the Disclosure Letter (the “Amended and Restated Joint Defense Agreement”), duly executed by Seller and/or its Relevant Affiliates;

(h)                                 the Canadian Deed of Sale, in the form attached as Exhibit H to the Disclosure Letter, duly executed by Seller and/or its Canadian Relevant Affiliate;

(i)                                     the Inventory Purchase Agreements, substantially in the form attached as Exhibit I to the Disclosure Letter, duly executed by Seller on behalf of itself and its Affiliates;

(j)                                     the General Release and Discharge, in the form attached as Exhibit J to the Disclosure Letter, duly executed by Seller on behalf of itself and its Affiliates;

(k)                                  the Transitional Distribution Agreement, in the form attached as Exhibit K to the Disclosure Letter, duly executed by Seller on behalf of itself and its Affiliates;

(l)                                     reserved;

(m)                               the Rebate, Return and Chargeback Agreement, in the form attached as Exhibit M to the Disclosure Letter, duly executed by Seller on behalf of itself and its Affiliates;

(n)                                 a certificate duly executed by an Authorized Person of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.2(a), 8.2 (b) and 8.2 (c) have been satisfied;

(o)                                 subject to Section 4.4 and except as set forth in Section 7.2.14, any Local Transfer Agreements, duly executed by Seller and/or its Relevant Affiliates; and

(p)                                 all such other deeds, agreements, endorsements, assignments and other instruments, in form and substance reasonably acceptable to Purchasers and Seller, which shall be necessary or reasonably desirable to convey the Transferred Assets and Assumed Liabilities to Purchasers pursuant to the terms of this Agreement, duly executed by Seller and/or its Relevant Affiliates.

4.3                                 Deliveries by Purchasers

At the Closing, Purchasers shall deliver or cause to be delivered to Seller the following:

(a)                                  the payment of the Purchase Price and the Initial Inventory Purchase Price, plus all V.A.T. payable to Seller or its Relevant Affiliates at Closing pursuant to Section 11.1(e), by wire transfer as set forth in Section 3.1;

(b)                                 original counterparts of each of the agreements referred to in Sections 4.2(a) through 4.2(m) duly executed by IP Purchaser, Business Purchaser and/or their Relevant Affiliates;

(c)                                  a certificate duly executed by an Authorized Person of Purchasers, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

(d)                                 subject to Section 4.4, any Local Transfer Agreements, duly executed by IP Purchaser, Business Purchaser and/or their Relevant Affiliates; and

(e)                                  all such other deeds, endorsements, assignments and other instruments, in form and substance reasonably acceptable to Purchasers and Seller, which shall be necessary or desirable to convey the Transferred Assets and Assumed Liabilities to Purchasers pursuant to the terms of this Agreement, duly executed by IP Purchaser, Business Purchaser and/or their Relevant Affiliates.

4.4                                 Local Transfers

If required by local Laws of any country to perfect the transfer of any Transferred Assets and except as set forth in Section 7.2.14, local closings in each such country shall take place on the Closing Date or as promptly as practicable after the Closing Date (each, a “Local Transfer”) and Seller and Purchasers shall, or shall cause their respective Relevant Affiliates to, execute and deliver such instruments and take such actions, consistent with the terms and conditions of this Agreement, in form and substance reasonably acceptable to Purchasers and Seller, as may be required to complete any such Local Transfer.  In the event of any inconsistency between this Agreement and the Local Transfer Agreements, this Agreement shall prevail.

Any portion of the Purchase Price that would be payable for such Local Transfers by Purchasers or by any Purchasers’ Relevant Affiliate will be determined in accordance with Schedule 3.2 to the Disclosure Letter, and shall be deemed (i) to be included in the Purchase Price and (ii) to have been paid to Seller or Seller’s Relevant Affiliate as part of the Purchase Price. Notwithstanding the foregoing, the portion of the Purchase Price payable with respect to the Facility shall be as set forth in Schedule 3.2 to the Disclosure Letter, unless the Parties otherwise agree.

To the extent any amount is required by Law to be paid by Purchasers or their Relevant Affiliates to Seller or its Relevant Affiliates in connection with any such Local Transfer, Seller shall, on the date of such Local Transfer, reimburse Purchasers for the full amount of the payment actually made in respect of the Transferred Assets transferred by such Local Transfer.  Without limiting the foregoing reimbursement obligation, such Local Transfers shall be subject to the provisions of Section 11.1.  In no event shall the transactions contemplated under this Agreement be conditioned upon or subject to the execution of any Local Transfer Agreements.

ARTICLE 5                                REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Schedules to this Agreement (as they may be supplemented pursuant to Section 7.1.6), Seller hereby represents and warrants to Purchasers as of the date of this Agreement and the Closing Date as follows (notwithstanding any provision to the contrary in the Canadian Deed of Sale and the Local Transfer Agreements, the following representations shall be the sole and exclusive representations and warranties given to Purchasers and their Affiliates with respect to the Transferred Assets and the Business, and shall apply equally to any Transferred Asset or portion of the Business which is subject to the Canadian Deed of Sale or a Local Transfer Agreement):

5.1                                 Corporate Organization

Each of Seller and its Relevant Affiliates is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and each of Seller and its Relevant Affiliates has all requisite corporate or other organizational power and authority to own and operate the Business that it conducts as currently conducted as of the date of this Agreement and that it will conduct as of the Closing Date, by Seller and/or its Relevant Affiliates, including to own, license and operate the Transferred Assets as and in the places where owned, licensed or operated by such Person.  Each of Seller and its Relevant Affiliates is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed and to be in good standing would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Business.

5.2                                 Authority; Binding Effect

(a)                                  Each of Seller and its Relevant Affiliates has full corporate or other organizational power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and each other agreement, document, instrument, deed or certificate contemplated by this Agreement and the Ancillary Agreements to be executed by Seller or any of its Relevant Affiliates in connection with the consummation of the transactions contemplated hereby and thereby.

(b)                                 The execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller and its Relevant Affiliates of any of the Ancillary Agreements to which it is a party have been duly authorized or, with respect to the Ancillary Agreements, shall have been duly authorized at the Closing Date, by all necessary corporate action on the part of Seller and its Relevant Affiliates, as the case may be, and no additional authorization on the part of Seller is necessary in connection with the execution, delivery and performance of this Agreement or on the part of Seller and its Relevant Affiliates in connection with the execution, delivery or performance of the Ancillary Agreements.

(c)                                  This Agreement constitutes, and on the Closing Date, will constitute, and each of the Ancillary Agreements when duly executed and delivered on the Closing Date, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, legal, valid and binding obligations of Seller and its Relevant Affiliates that are parties thereto, enforceable against them in accordance with their respective terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

5.3                                 No Violations; Consents and Approvals

(a)                                  Subject to receipt of the Consents and the Governmental Approvals set forth in Schedule 7.1.2.4 and Schedule 8.1(d) to the Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and/or its Relevant Affiliates, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with, violate, result in the breach of, or constitute a default under, any provision of the certificate of incorporation, articles or bylaws or similar governing documents of Seller or any of its Relevant Affiliates, (ii) conflict with, violate, result in the breach of, or constitute a default under the Transferred Contracts or any other commitment of Seller or any of its Relevant Affiliates, or (iii) conflict with, violate, result in the breach of, or constitute a default under any Law applicable to Seller and/or any of its Relevant Affiliates, except in the case of clause (ii) as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business or have a material adverse effect on the ability of Seller or its Relevant Affiliates to perform their respective obligations under, and consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

(b)                                 Except for the Consents and the Governmental Approvals set forth in Schedule 7.1.2.4 and Schedule 8.1(d) to the Disclosure Letter, no consents or approvals are required on the part of Seller or any of its Relevant Affiliates in connection with the execution, delivery and/or performance of this Agreement or any of the Ancillary Agreements, the absence of which would prevent Purchasers and their Relevant Affiliates to continue after the Closing to conduct, in all material respects, the Business as conducted by Seller and its Relevant Affiliates as of the date of this Agreement.

(c)                                  There is no pending Legal Proceeding involving Seller or its Relevant Affiliates or, to the Knowledge of Seller, threatened against Seller or its Relevant Affiliates, which questions or challenges the validity of this Agreement or the Ancillary Agreements or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby or thereby or any action to be taken pursuant to this Agreement or the Ancillary Agreements.

5.4                                 Scope of and Title to Transferred Assets

(a)                                  ***

(b)                                 Seller and/or its Relevant Affiliates have good title to, or in the case of leased property, a valid leasehold interest in, the Transferred Assets, free and clear of all Encumbrances except Permitted Encumbrances.  Seller and/or its Relevant Affiliates (i) have not granted, or agreed to grant, (A) any ownership interest or right in, or with respect to, any Transferred Asset other than Inventory sold in the ordinary course of business or (B) any right to acquire or receive any Transferred Asset other than Inventory sold in the ordinary course of business or any interest or right in Inventory sold in the ordinary course of business or with respect to Inventory sold in the ordinary course of business and (ii) are not a party to or bound by any contract, other than this Agreement, affecting or relating to the transfer of any Transferred Asset other than Inventory sold in the ordinary course of business (or any interest or right in Inventory sold in the ordinary course of business or with respect to Inventory sold in the ordinary course of business).

(c)                                  Except as described on Schedule 2.1.2(i) and Schedule 2.1.2(j) to the Disclosure Letter, all of the tangible property having an individual net book value in excess of Twenty Thousand U.S. Dollars ($20,000)  (or the equivalent in local currency) that are Transferred Assets are located at the Facility.

5.5                                 Product Registrations

(a)                                  Schedule 2.1.1(d) and Schedule 2.1.2(f) to the Disclosure Letter, collectively, set forth (i) all Product Registrations issued to Seller and/or to its Affiliates on or prior to the date of this Agreement, and (ii) all applications for Product Registrations made by Seller and/or its Affiliates that are pending on the date of this Agreement.  To the Knowledge of Seller and except as set forth in Schedule 5.5(a) to the Disclosure Letter, there is no other Product Registration necessary for the lawful operation of the Business as currently conducted by Seller and/or its Relevant Affiliates.

(b)                                 To the Knowledge of Seller, each Product Registration set forth on Schedule 2.1.1(d), Schedule 2.1.2(f) and Schedule 5.5(a) to the Disclosure Letter has been validly issued by the appropriate Governmental Authority, is in full force and effect, and will be eligible to be renewed upon expiration.  Neither Seller nor any of its Relevant Affiliates has received any written notice or claim which has not been complied with or withdrawn by any applicable Governmental Authorities asserting any material violation of any regulatory requirement with respect to the Product Registrations.  To the Knowledge of Seller, no event has occurred that allows, or after lapse of time would allow, the revocation, suspension, cancellation or premature termination of any Product Registration that is, or after notice or lapse of time would reasonably be expected to be, individually or in the aggregate, materially adverse to the Business.

5.6                                 Contracts

(a)                                  The Transferred Contracts, together with the Shared Contracts, the IT Global Software Licenses and intra-group agreements among Seller and its Affiliates which are subject to Section 7.1.3, constitute as of the date of this Agreement all of the written contracts and agreements or other legally binding material commitments, obligations or undertakings or arrangements by Seller and/or its Relevant Affiliates in respect of their operation of the Business and the Facility as currently conducted by Seller and/or its Relevant Affiliates.  Seller has made available to Purchasers or their representatives a true and correct copy of each

Transferred Contract, Shared Contract and IT Global Contract, together with all amendments, modifications or supplements thereto.  Schedule 5.6(a) to the Disclosure Letter sets forth a brief description of each intra-group agreements among Seller and its Affiliates which are subject to Section 7.1.3.

(b)                                 Each Material Transferred Contract is a valid and binding agreement of Seller and/or its Relevant Affiliates that are parties thereto, and to the Knowledge of Seller, the counterparties thereto, and is in full force and effect in all material respects.

(c)                                  Seller and/or its Relevant Affiliates have performed in all material respects all of the obligations required to be performed by Seller and/or its Relevant Affiliates under the Material Transferred Contracts, and none of them is in material breach (nor have there occurred events which would constitute a material breach with the passage of time or giving notice or both) thereunder.  To the Knowledge of Seller, no Third Party to any of the Material Transferred Contracts is in material breach thereunder.

(d)                                 Except as set forth on Schedule 5.6(d) to the Disclosure Letter, neither Seller nor any of its Relevant Affiliates has received from (i) any Third Party to any of the Material Transferred Contracts any written notice that any such Third Party intends to terminate any such Material Transferred Contract or (ii) any Third Party to any of the Material Transferred Contracts any claim of material breach from any such Third Party with respect to the performance of obligations by Seller or any of its Relevant Affiliates pursuant to any such Material Transferred Contract.

(e)                                  With the exception of this Agreement and any Ancillary Agreement to which they are party, neither Seller nor any of its Relevant Affiliates are party to or bound or affected by any Contract relating to the Business limiting the freedom of the Business to compete in any line of business or any geographic area, acquire goods or services from any or services to any customer or potential customer, or transfer or move any of its assets or operations.

5.7                                 Transferred Intellectual Property

(a)                                  Schedule 2.1.1(a) and Schedule 2.1.2(c) to the Disclosure Letter, collectively, contain true and complete lists of all (i) Patents that are Registered or for which an application has been filed, (ii) Trademarks that are Registered or for which an application has been filed (including Internet domain names) and (iii) Copyrights that are Registered or for which an application has been filed and material Copyrights that are not Registered, in each case that are owned by Seller or its

Affiliates that are included in the Transferred Intellectual Property.  Schedule 2.1.1(b) and Schedule 2.1.2(d) to the Disclosure Letter, collectively, set forth a true, correct and complete list of all Transferred Contracts pursuant to which Seller and/or its Relevant Affiliates (i) are granted or obtain any right to use any Intellectual Property in the conduct of the Business (other than any contract granting rights to use generally commercially available software for which the ongoing aggregate annual fees are less than Two Hundred Fifty Thousand U.S. Dollars ($250,000)), (ii) are restricted in their right to use or register any Intellectual Property used in the conduct of the Business, or (iii) permit any other Person, to use, enforce, or register any Intellectual Property owned by Seller or its Affiliates and used in the conduct of the Business, including any license agreements, coexistence agreements, and covenants not to sue.

(b)                                 Except as set forth in Schedule 5.7(b) to the Disclosure Letter and except as is not and would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, (i) Seller and/or its Relevant Affiliates are the exclusive beneficial, and with respect to applications and registrations, record owner of all right, title and interest in and to each item of Transferred Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and have the right to use the Transferred Intellectual Property in the operation of the Business as currently conducted as of the date of this Agreement by Seller and/or its Relevant Affiliates, (ii) the Transferred Intellectual Property has not been adjudged invalid or unenforceable, and (iii) Seller and/or it Relevant Affiliates have the right to use the Licensed Intellectual Property in the relevant Product Territories in connection with the operation of the Business as currently conducted as of the date of this Agreement by Seller and/or its Relevant Affiliates in accordance with the terms of the Transferred Contracts governing such Licensed Intellectual Property.

(c)                                  To the Knowledge of Seller, the operation of the Business as currently conducted as of the date of this Agreement, by Seller and/or its Relevant Affiliates does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Third Party and there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened in writing, with respect to the foregoing against Seller and/or its Relevant Affiliates, and, to the Knowledge of Seller, there is no valid basis for a claim, concerning the foregoing or concerning the ownership, validity, registerability or enforceability of any Transferred Intellectual Property (other than the review of pending patent and trademark applications by applicable Governmental Authorities in the ordinary course, and not excluding oppositions, reexaminations or interferences).  To the Knowledge of Seller, no Third Party is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates any Transferred Intellectual Property.

(d)                                 Seller and/or its Relevant Affiliates have taken reasonable measures to maintain in confidence all material trade secrets and confidential information included in the Transferred Intellectual Property, including by maintaining, and ensuring compliance with, a policy of requiring all Persons having access thereto to execute written non-disclosure agreements.  Each current and former employee and officer of Seller and/or its Relevant Affiliates who has been involved with the research or development of any material Intellectual Property used or held for use in the Business has executed a proprietary information and inventions agreement or agreements or has otherwise assigned in writing or by operation of law to Seller or its Relevant Affiliates all rights in the material Transferred Intellectual Property used or held for use in the Business.  No current or former employee or officer of Seller and/or its Relevant Affiliates has excluded works or inventions that would reasonably have been expected to be material to the Business from his assignment of inventions pursuant to such employee’s proprietary information and inventions agreement.

(e)                                  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Third Party in respect of, any of the Transferred Intellectual Property or the Licensed Intellectual Property or Intellectual Property to which Purchasers obtain rights or access pursuant to the Ancillary Agreements.

(f)                                    To the Knowledge of Seller, Seller and/or its Relevant Affiliates are in material compliance with any applicable Laws or regulations relating to personally identifiable information collected, used or held for use in connection with the Business.  Seller and/or its Relevant Affiliates have taken reasonable measures to ensure such personally identifiable information is protected against unauthorized access, use, modification or other misuse.  No Legal Proceedings are pending, or to the Knowledge of Seller threatened in writing against Seller and/or its Relevant Affiliates alleging that the operation of the Business as currently conducted violates applicable Laws or regulations relating to personally identifiable information.

(g)                                 Except for Sections 2.1.1(a), 2.1.2(c), 5.4(a), 5.4(b), 5.6, 5.14 and 5.17, notwithstanding any other representation or warranty contained in this Article 5, the representations and warranties contained in this Section 5.7 constitute the sole representations and warranties of Seller and its Relevant Affiliates relating to Intellectual Property.  For the avoidance of doubt, except to the extent otherwise specified in this Section 5.7, Seller and its Affiliates are not granting any warranty or making any representation to Purchasers regarding any Intellectual Property included in the Transferred Discontinued Product Assets, which are transferred to Purchasers on an “as is” basis.

5.8                                 Movable Assets and Inventory

(a)                                  The moveable assets used in, held for use in or relating to the Business that are included in the Transferred Assets are in normal working order, ordinary wear and tear excepted and having regard to their respective age and use.

(b)                                 The Inventory included in the Closing Inventory Value is of a good and saleable quality and condition and usable (taking into account shelf life, among other matters) in the ordinary course of business for its intended purposes and has been manufactured and stored in compliance with, and meets, all applicable product specifications and the requirements of the Product Registrations.  None of such Inventory is obsolete or expired, and all such Inventory has at least eighteen (18) months’ shelf life remaining (with the exception of excipients at the Facility, none of which is obsolete in accordance with the standard rule of obsolescence of the Facility).  All work-in-process and finished goods inventory transferred to Business Purchaser on the Closing Date will be free of any material defect or other material deficiency.  No material quantities of Inventory are held on a consignment basis.  The quantity of Inventory included in the Closing Inventory Value as of the date of this Agreement is, and as of the Closing Date will be, consistent in all material respects with past practice, subject to seasonality adjustments in the ordinary course of business.  Schedule 5.8(b) to the Disclosure Letter sets forth a complete list of the addresses of all warehouses and other facilities at which any material Inventory is located as of the date of this Agreement, and where it will be located as of the Closing Date.  Seller and its Affiliates do not give any warranty with respect to the Inventory, other than as expressly set forth in this Section 5.8.

(c)                                  Since ***, neither Seller nor any of its Relevant Affiliates has, with respect to the Business, made any change in the selling, distribution, advertising, terms of sale or collection practices that is inconsistent with past practices and would be material to the Business, taken as a whole.  Since ***, neither Seller nor any of its Relevant Affiliates has, with respect to the Business, (i) entered into any material business practices, programs or long-term allowances not previously used in the ordinary course of business, or (ii) engaged in the practice of “channel stuffing” or any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice), in the case of this clause (ii), that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer purchasing patterns consistent in all material respects with the past practices of the Business during the previous *** months.

5.9                                 Owned Real Property

(a)                                  Schedule 5.9(a) to the Disclosure Letter sets out the municipal address of the Facility, a registrable legal description of all of the Owned Lands and the names of all Relevant Affiliates holding any interest in the Owned Real Property.  The Relevant Affiliates set out on Schedule 5.9(a) to the Disclosure Letter have good, valid and marketable title to the Owned Real Property free and clear of all Encumbrances except Permitted Encumbrances.

(b)                                 The present use of the Owned Real Property is in all material respects in conformity with all applicable Laws, including, without limitation, all applicable zoning laws, ordinances and regulations and with all registered deeds, restrictions of record or other agreements affecting such Owned Real Property (including all Permitted Encumbrances), and to the Knowledge of Seller there is no proposed change thereto that would so affect any of the Owned Real Property or the use thereof, nor any violation thereof.  There exists no Legal Proceedings with any regulatory authority or other person relating to the Owned Real Property or the activities conducted thereon.  Since ***, no damage or destruction has occurred with respect to any of the Owned Real Property that would have a Material Adverse Effect whether or not covered by an enforceable insurance policy. Seller and its Affiliates have not received any notification of any and, to the Knowledge of Seller there are no material outstanding or incomplete work orders or deficiency notices relating to any of the Owned Real Property.

(c)                                  The Improvements on the Owned Lands are located wholly within the boundaries of the Owned Lands (and within the mandatory set-back from such lot lines established by zoning ordinances or otherwise, except as set forth in the Certificate of Location attached hereto as Schedule 5.9(c) to the Disclosure Letter) and do not encroach upon any easement or right of way affecting the Owned Lands.  There is no encroachment onto the Owned Lands by buildings or improvements from any adjoining lands.

(d)                                 The Improvements on the Owned Lands are in good condition and repair, and are suitable and adequate for the operation of the Business subject to reasonable wear and tear.

(e)                                  All Taxes with respect to the Owned Real Property and the Facility that are due have been paid in full, and there are no local improvement charges or special levies outstanding in respect of the Owned Real Property nor has Seller or any of its Relevant Affiliates received any written notification of any proposed local improvement charges or special levies that would affect the Owned Real Property.

(f)                                    The Owned Lands are served by all utilities and other services required for the operation of the Business and such utilities and services are sufficient for the operation of the Facility as the same is currently operated.

(g)                                 The Owned Lands have full and free legally enforceable access to and from public roadways, which access is sufficient for the purposes of the operation of the Business.

(h)                                 The Owned Lands are zoned so as to permit their current use for industrial buildings and office buildings with related parking facilities.  Since ***, the Facility has passed all inspections by all Governmental Authorities having jurisdiction over it.

(i)                                     Except as set forth in Schedule 5.9(i) to the Disclosure Letter, neither Seller nor any of its Affiliates has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Owned Real Property or given notice to any Third Party of their intent to do the same.

(j)                                     Neither Seller nor any of its Affiliates is a party to or obligated under any option, right of first refusal or other contractual right to sell or dispose of any of the Owned Real Property, or any portion thereof or interest therein, to any Person (other than pursuant to this Agreement).

(k)                                  To the Knowledge of Seller, there are no expropriation or condemnation proceedings pending against the Owned Lands, and, to the Knowledge of Seller, there are no expropriation or condemnation proceedings threatened or proposed against the Owned Lands.

(l)                                     All requisite certificates of occupancy and other permits or approvals required with respect to the Improvements and the occupancy and use thereof have been obtained and are currently in effect.

(m)                               Prior to the date of this Agreement, and provided such documents are in the possession of Seller or any Affiliate of Seller or any of their respective representatives or agents (or for which Seller or any Affiliate of Seller or any of their respective representatives or agents have the right to deliver), Seller has delivered to, or made available for review by, Purchasers true and correct copies of all deeds, mortgages, surveys, certificates of location, title opinions and reports on title, licenses, title insurance policies, permanent certificates of occupancy, or equivalent documentation with respect to the Owned Real Property, appraisals, valuations or other information evidencing the market value of the Owned Real Property, any reports or findings relating to building inspections, roof conditions, structural elements, services or other physical condition of the Improvements and Owned Real Property, material evidencing Encumbrances and Appurtenances, materials relating to notices of violation or deficiency notices affecting the Owned Real Property and other documents relating to or affecting the title to the Owned Real Property, and all of the same are identified on Schedule 5.9(m) to the Disclosure Letter.  To the Knowledge of Seller, none of the documents identified on such Schedule 5.9(m) and delivered to Purchasers has been amended or rescinded.

(n)                                 All material Appurtenances necessary for the continued use and operation of the Owned Real Property for the Business are listed in Schedule 5.9(a) to the Disclosure Letter and none of the contracts creating or governing such material Appurtenances requires the consent of any other party to the transactions contemplated by this Agreement.

5.10                           Environmental Matters

***

5.11                           Employees and Employee Benefit Plans

(a)                                  Schedule 5.11(a)(i) to the Disclosure Letter (which Schedule shall be updated by Seller as necessary) contains a list of employees employed primarily in the Business, the Facility or providing services primarily related to the Transferred Assets (the “Eligible Employees”), together with a description of the respective job title, service date, current wages, salaries or hourly rate of pay, benefits, vacation entitlement, accrued paid time off, commissions, bonus and any other material compensation terms or entitlement of such Eligible Employees who are employed in the United States, Canada, *** or ***.  Schedule 5.11(a)(i) to the Disclosure Letter also lists Eligible Employees on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and specifies the last date of active employment and the expected date of return of each such Eligible Employee. Schedule 5.11(a)(ii) to the Disclosure Letter (which Schedule shall be updated by Seller as necessary) contains a list of the Eligible Employees of Seller or its Affiliates that shall transfer to Purchasers or its Affiliates by operation of Law on the Closing Date (the “Mandatorily Transferred Employees”). The employees listed in Schedule 5.11(a)(ii) to the Disclosure Letter are all employed by Seller or its Affiliates and work mainly or wholly in relation to the Business or the Facility.  To the Knowledge of Seller, no Person other than the employees listed in Schedule 5.11(a)(ii) to the Disclosure Letter has the right to demand employment from

Purchasers or their Affiliates as a result of the purchase of the Business or the Transferred Assets by Purchasers or their Affiliates.

(b)                                 Schedule 5.11(b) to the Disclosure Letter sets forth a complete list of the material Seller Compensation and Benefit Plans covering Eligible Employees in the United States, Canada, *** or ***.  Seller has provided Purchasers or their representatives with current and complete copies of all material Seller Compensation and Benefit Plans, as amended to date, including, if oral, written summaries of the terms thereof.

(c)                                  Seller and its Affiliates have complied in all material respects with all obligations owed to the Eligible Employees including any obligations arising under applicable Laws, collective agreements and terms and conditions of employment, as appropriate.

(d)                                 As of the date of this Agreement, none of the Eligible Employees has received from or given to the applicable human resources department any notice terminating his or her employment.

(e)                                  Seller and its Affiliates have made no promise or commitment to create any additional Seller Compensation and Benefit Plan for the benefit of any Eligible Employee or to materially improve or materially change the benefits provided to any Eligible Employee under any Seller Compensation and Benefit Plan.  Each Seller Compensation and Benefit Plan is established, registered, amended, funded, administered and invested in all material respects in compliance with (i) the terms of such Seller Compensation and Benefit Plan (including terms of any documents in respect of such Seller Compensation and Benefit Plans), (ii) any applicable collective agreements and (iii) all Laws.

(f)                                    Other than the Seller Canadian Pension Plan, none of the Seller Compensation and Benefit Plans is a Canadian Pension Plan.

(g)                                 None of the Seller Compensation and Benefit Plans maintained under the laws of the United States or any Canadian jurisdiction is a Multi-Employer Plan.

(h)                                 Except as disclosed in Schedule 5.11(h) to the Disclosure Letter or as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Eligible Employee in the United States, Canada, *** or *** to severance pay, unemployment compensation or any other payment from Purchasers, in addition to the monies he or she would have received in the absence of this transaction, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee by Purchasers or any of their Affiliates.

5.12                           Labor Relations

(a)                                  Since ***, neither Seller nor any of its Relevant Affiliates has been or is a party to or was or is bound by any collective bargaining agreement covering any Eligible Employees (other than mandatory industry-wide collective bargaining agreements where applicable) and, to the Knowledge of Seller, in the United States and Canada, there are no labor unions, employee associations or other organizations representing any Eligible Employees.

(b)                                 To the Knowledge of Seller, there is no labor union organizing activities with respect to any Eligible Employees.

(c)                                  Since ***, there has been no actual or, to the Knowledge of Seller, threatened material labor disputes, strikes, lockouts, slow downs or work stoppages against or affecting Seller or its Affiliates with respect to the Business or the Facility.

(d)                                 Seller and its Affiliates are in material compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e)                                  Seller and its Affiliates have not received notice of any material Legal Proceeding currently pending or threatened in any forum by or on behalf of any Eligible Employee in the United States, Canada, *** or ***, by a former employer in respect of any such employee, or by any Governmental Authority alleging breach of any express or implied contract of employment, any nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f)                                    Seller and its Affiliates are and have been in material compliance with all notice and other requirements under the WARN Act.  Neither Seller nor any of its Affiliates has incurred any liability or obligation under the WARN Act which remains unsatisfied with respect to any Eligible Employees.

5.13                           Information to and Consultation with Employee Representatives

All formalities regarding the provision of information to and/or consultation with, and the obtaining of the opinion of, employee representatives and/or works councils to be complied with by Seller and its Relevant Affiliates in connection with the transactions contemplated hereby have been complied with in accordance with applicable Laws.

5.14                           Litigation

(a)                                  Except as set forth on Schedule 5.14(a) to the Disclosure Letter, as of the date of this Agreement, there are no material Legal Proceedings pending against Seller or any of its Relevant Affiliates, or to the Knowledge of Seller, threatened that relate to the Products, the Transferred Assets, the Facility or the Business, or that, if determined adversely to Seller or its Relevant Affiliates, would:

(i)                                     have a Material Adverse Effect,

(ii)                                  enjoin, restrict or prohibit the transfer of all or any part of the Transferred Assets as contemplated by this Agreement,

(iii)                               result in any material change in the manner in which the Business is currently conducted as of the date of this Agreement by Seller and/or its Relevant Affiliates; or

(iv)                              delay, restrict or prevent Seller or any of its Relevant Affiliates from fulfilling any of their obligations set out in this Agreement or arising from this Agreement.

(b)                                 Except as set forth on Schedule 5.14(b) to the Disclosure Letter, as of the date of this Agreement, there is no Order outstanding against or applicable to Seller or any of its Relevant Affiliates, the Products, the Facility, the Transferred Assets or the Business, relating to, or that could impose any Liability on Purchasers or the Business, or any limitation on the ability of Purchasers to operate the Business, the Facility or the Transferred Assets as currently conducted as of the date of this Agreement by Seller and/or its Relevant Affiliates.

(c)                                  Seller and/or its Relevant Affiliates have not sold any Products in the Product Territories which have not complied in all material respects with the warranties expressly or implicitly given by Seller or its Relevant Affiliates or which do not comply in all material respects with all applicable product specifications and the requirements of the Product Registrations and applicable Laws or otherwise give rise to any claim by any customer or any Third Party in respect thereof.

(d)                                 Except as set forth on Schedule 5.14(d) to the Disclosure Letter, since ***, neither Seller nor any of its Affiliates has undergone any audit, review, inspection, investigation, survey or examination of records by a Governmental Authority relating to the Business, the Facility or the Transferred Assets.

5.15                           Compliance with Laws

(a)                                  Set forth on Schedule 5.15(a) to the Disclosure Letter is a complete list of the material Governmental Approvals held by Seller and/or its Relevant Affiliates necessary for the lawful operation of the Business, the Facility and the Transferred Assets, as currently conducted as of the date of this Agreement by Seller and/or its Relevant Affiliates, all such Governmental Approvals are in full force and effect and to the Knowledge of Seller no suspension or cancellation of any of such material Governmental Approvals is pending or threatened in writing.

(b)                                 Except as set forth on Schedule 5.15(b) to the Disclosure Letter, the Governmental Approvals set forth on Schedule 5.15(a) to the Disclosure Letter are all of the material Governmental Approvals necessary for the lawful operation of the Business, the Facility and the Transferred Assets in the Product Territories, as currently conducted as of the date of this Agreement.

(c)                                  To the Knowledge of Seller, the operation of the Business by Seller and/or its Relevant Affiliates does not violate or conflict in any material respect with any applicable Law or any necessary Governmental Approval in the Product Territories, including the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended, and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, as amended, the Controlled Drugs and Substances Act, as amended, and the regulations promulgated thereunder (the “CDSA”), federal Medicare and Medicaid statutes and related state or local statutes or regulations, provincial formulary and drug pricing statutes, including the rules and regulations promulgated thereunder, any comparable foreign Laws for any of the foregoing; foreign, federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.), as well as, in the case of each of the foregoing, any comparable foreign, state, provincial or local Laws or regulations; and state or provincial licensing, disclosure and reporting requirements.  Neither Seller nor any of its Relevant Affiliates has received any written notice that Seller or any of its Relevant Affiliates is not in compliance in any material respect with any applicable Law with respect to the operation of the Business, the Facility or the Transferred Assets.

5.16                           Certain Financial Information

The unaudited pro-forma financial information set forth on Schedule 5.16 to the Disclosure Letter has been prepared in good faith from Seller’s and/or its Relevant Affiliates’ books and records and, on the basis of the assumptions regarding the structure of operation of the Business and the manufacture of Products and Third Party Products at the Facility set out in such Schedule 5.16, fairly presents, in all material respects, the state of affairs of the Business and the manufacture of Products and Third Party Products at the Facility for the periods indicated therein in accordance with IFRS, except as set forth on such Schedule 5.16, provided that, none of Seller, its Affiliates nor any other Person acting on their behalf shall be deemed to have made any representation or warranty in this Section 5.16 as to the accuracy or completeness of any projections, budgets, forecasts, forward-looking statements or pro-forma business plans.

5.17                           Absence of any Changes

Except as set forth on Schedule 5.17 to the Disclosure Letter, since ***,

(a)                                  there has not been any change in the Sanofi Accounting Principles and Practices that would have a material adverse effect on the Business;

(b)                                 the Business, the Facility and the Transferred Assets have been operated in the ordinary course of business in a manner consistent in all material respects with past practice;

(c)                                  there has not been any Material Adverse Effect or any material change in the financial condition or operations of the Business or the Transferred Assets, other than changes in the ordinary course of business and changes resulting from the announcement of the transactions contemplated by this Agreement or contemplated by this Agreement;

(d)                                 neither Seller nor any Relevant Affiliate has changed the manner of billing of, or the credit lines made available to, any customers of the Business; and

(e)                                  neither Seller nor any Relevant Affiliate has authorized, agreed or otherwise become committed to do any of the foregoing.

5.18                           Brokers and Finders

There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Purchasers or any of their Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

5.19                           Product Liability

Except as set forth in Schedule 5.19 to the Disclosure Letter, since ***, no Legal Proceedings related to product liability have been initiated against Seller or any of its Relevant Affiliates or their agents and, to the Knowledge of Seller, no such Legal Proceedings have been threatened or filed against Seller or any of its Relevant Affiliates relating to any of the Products or any Third Party Product.  There is no Order outstanding against Seller or any of its Relevant Affiliates relating to such a Legal Proceeding on account of any of the Products or any Third Party Product.

5.20                           Suppliers and Customers

Schedule 5.20 to the Disclosure Letter sets forth, (a) the top *** active pharmaceutical ingredient suppliers of the Business (determined based on aggregate purchases for the twelve (12)-month period ended December 31, 2010), (b) each supplier who constitutes a sole source of supply to the Business, and (c) the top *** customers of the Business (determined based on aggregate sales for the twelve (12)-month period ended December 31, 2010).  To the Knowledge of Seller, there has been no FDA regulatory action instituted against any supplier listed in Schedule 5.20 to the Disclosure Letter that could be reasonably expected to have a material impact on such supplier’s ability to supply the Business in accordance with past practices.

5.21                           Regulatory Matters

(a)                                  Except as would not reasonably be expected to be materially adverse to the Business, (i) each of Seller and its Relevant Affiliates holds all Product Registrations, including all authorizations required by any applicable Governmental Authority in the Product Territories (any such Governmental Authority, a “Regulatory Agency”) that is necessary in the relevant Product Territories for the lawful operating of the Business and the testing, manufacturing, sale or distribution, as applicable, of each of the Products and (ii) all such Product Registrations are valid and in full force and effect as of the date of this Agreement.  Since ***, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, of any Product Registration, except as has not had and would not reasonably be expected to be materially adverse to the Business. Seller and each of its Relevant Affiliates are in compliance in all material respects with the terms of all Product Registrations, and no event has occurred that, to the Knowledge of Seller, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Product Registration, except as has not had and would not reasonably be expected to be materially adverse to the Business.

(b)                                 With respect to the Business, each of Seller and its applicable Relevant Affiliates are in compliance in all material respects with the terms of (1) the Corporate Integrity Agreement, dated August 30, 2007, between the Office of Inspector General of the Department of Health and Human Services, Aventis, Inc., Aventis Pharmaceuticals, Inc., sanofi-aventis U.S. Inc. and sanofi-aventis U.S. LLC; and (2) the Addendum, dated May 22, 2009, to the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services, Aventis, Inc., Aventis Pharmaceuticals, Inc., sanofi-aventis U.S. Inc. and sanofi-aventis U.S. LLC.

(c)                                  All pre-clinical and clinical investigations conducted or sponsored by each of Seller and its Relevant Affiliates relating to the Business are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Governmental Authorities in the relevant Product Territories.

(d)                                 To the Knowledge of Seller and except as set forth in Schedule 5.21(d) to the Disclosure Letter, neither Seller nor any of its Relevant Affiliates has received any written information from any Governmental Authority with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs or medical devices which would reasonably be expected to lead to the denial of any application for marketing approval related to the Business currently pending before any applicable Governmental Authority.

(e)                                  Seller and/or its Relevant Affiliates, as applicable, have completed and filed all annual or other reports required by any applicable Governmental Authority in order to maintain the Product Registrations or the Governmental Approvals set forth on Schedule 5.15(a) to the Disclosure Letter, except where the failure to file such reports would not have a Material Adverse Effect.  To the Knowledge of Seller, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).  No Governmental Authority has commenced or, to the Knowledge of Seller, threatened to initiate any Legal Proceeding alleging any violations of any federal, state, provincial or local or any payor “fraud and abuse,” consumer protection and false claims statutes and regulations or any pricing or rebate reporting requirements or to seek exclusion, whether voluntary or otherwise, of Seller, its employees, and/or Seller’s Relevant Affiliates from participation in any federally or state-funded program.  Neither

Seller nor its Relevant Affiliates nor, to the Knowledge of Seller, any of their respective employees has received any written notice to such effect.

(f)                                    To the Knowledge of Seller, none of Seller, any of its Relevant Affiliates, or any officer, employee, agent or distributor of Seller or any of its Relevant Affiliates, has made an untrue statement of a material fact or a fraudulent statement to a Regulatory Agency, failed to disclose a material fact to the relevant Regulatory Agency requiring such disclosure, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) Neither Seller nor any of its Relevant Affiliates, nor any officer, employee, agent or distributor of Seller or any of its Relevant Affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Seller nor any of its Relevant Affiliates, nor any officer, employee, agent or distributor of Seller or any of its Relevant Affiliates, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(g)                                 As to each Product subject to the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations promulgated thereunder, or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Seller or any of the Relevant Affiliates, each such Product is being or has been developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations promulgated thereunder, and similar Laws in any foreign jurisdiction, including those relating to investigational use, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, and security. There is no action or proceeding pending or, to the Knowledge of Seller, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall alleging any violation applicable to any Product, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, nor has Seller received written notice of any actual or potential violation of law or regulation, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business.

(h)                                 Since ***, except as set forth on Schedule 5.21(h) to the Disclosure Letter, to the Knowledge of Seller, each of Seller and its Relevant Affiliates have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alerts, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product.  To the Knowledge of Seller, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold by Seller or its Relevant Affiliates, (ii) a change in the marketing classification or a material change in the labeling of any such Products, or (iii) a termination or suspension of the marketing of such Products.

(i)                                     Since *** and except as set forth in Schedule 5.21(i) to the Disclosure Letter, neither Seller nor any of its Relevant Affiliates has received any written notice that any Regulatory Agency has (i) commenced or, to the Knowledge of Seller, threatened to initiate, any action to request the recall of any Product sold or intended to be sold by Seller or its Relevant Affiliates; or (ii) commenced or, to the Knowledge of Seller, threatened to initiate, any action to enjoin manufacture or distribution of any Product sold or intended to be sold by Seller or its Relevant Affiliates.

(j)                                     To the Knowledge of Seller, none of Seller nor any of its Affiliates has withheld from Purchasers any Post-Marketing Approval Studies because such Post-Marketing Approval Studies contained results regarding the safety of any Product that would materially alter the results set forth in the Post-Marketing Approval Studies provided to Purchasers on or prior to the date of this Agreement.

5.22                           Foreign Corrupt Practices Act; International Trade Sanctions

To the Knowledge of Seller, neither Seller, nor any of its Relevant Affiliates, nor any of their respective directors, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the Business and the Facility, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable to Seller or such Relevant Affiliate at that time, the Corruption of Foreign Public Officials Act, S.C. 1998, c. 34, as amended, or any other similar applicable Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations.

5.23                           Tax Matters

(a)                                  Seller and its Affiliates have paid on a timely basis all Taxes relating to the Transferred Assets and the Business that are due and payable, except for such Taxes that are being contested in good faith by appropriate proceedings.

(b)                                 There are no pending or, to the Knowledge of Seller, threatened, audits, investigations, disputes, notices of deficiency, claims or other actions or proceedings for or relating to any Taxes of Seller or any of its Affiliates which could reasonably be expected to result in any Encumbrances on any Transferred Asset or result in any liability of Purchasers of any of its Affiliates for any Tax.

(c)                                  Any Seller Relevant Affiliate that is a party to the Canadian Deed of Sale is a resident of Canada for the purposes of the Income Tax Act (Canada).

(d)                                 No person who is disposing of a Transferred Asset pursuant to this Agreement that is “taxable Canadian property” as defined in the Income Tax Act (Canada) is a non-resident of Canada for the purposes of the Income Tax Act (Canada).

5.24                           No Other Representation and/or Warranty

The representations and/or warranties provided in this Article 5 (together with the Schedules, any Disclosure Supplement and any certificate delivered pursuant to Section 4.2(n)) are the only representations and/or warranties given by Seller in connection with the Transferred Assets, the Business, the Facility and the transactions herein contemplated.  The representations and warranties made in this Agreement with respect to the Transferred Assets, the Business, the Facility and the transactions herein contemplated are in lieu of all other representations and warranties Seller or any of its Affiliates might have given Purchasers, including implied warranties of merchantability, implied warranties of fitness for a particular purpose and other implied warranties under applicable Law.  Except as specifically set forth in this Article 5, none of Seller, its Affiliates nor any other Person acting on their behalf shall be deemed to have made any representation or warranty as to the accuracy or completeness of any information, documents, projections, estimates, budgets, forecasts, forward-looking statements, pro-forma business plans or other material such as confidential information memoranda, data rooms or management interviews and presentations prepared and made available to Purchasers in order to assist Purchasers in making their own evaluation of the transactions contemplated herein, and Purchasers acknowledge that such information relies on assumptions and that they conducted their own investigation and analysis of such information and data and assume any responsibility in connection with the relevance of the use of such information for their own analyses.  Notwithstanding anything in this Agreement to the contrary, no representation or warranty is being made as to the Transferred Discontinued Product Assets.  Purchasers acknowledge that all other representations and warranties that Seller, its Affiliates or anyone purporting to represent Seller or its Affiliates gave or might have given, or which might be provided or implied by applicable Law or commercial practice with respect to the Transferred Assets, the Business, the Facility and the transactions herein are hereby expressly excluded.

ARTICLE 6                                REPRESENTATIONS AND WARRANTIES OF PURCHASERS

As of the date of this Agreement and the Closing Date, each of the Purchasers, severally but not jointly, represents and warrants to Seller as follows:

6.1                                 Corporate Organization

Such Purchaser, (x) in the case of IP Purchaser, is an international society with restricted liability, duly organized and in good standing under the Laws of Barbados and (y), in the case of Business Purchaser, is a corporation validly existing under the Laws of Canada.  Such Purchaser’s Relevant Affiliates (other than IP Purchaser and Business Purchaser) are corporations or other legal entities duly organized, validly existing and in good standing under the Laws of the jurisdiction of their respective organizations.  Each of such Purchaser and its Relevant Affiliates have all requisite corporate or other organizational power and authority to own and operate its properties and assets and to carry on its business as currently conducted.  Each of such Purchaser and its Relevant Affiliates is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed and to be in good standing would not reasonably be expected, individually or in the aggregate, to materially delay the Closing or prevent Purchasers and/or their Relevant Affiliates from complying with their respective obligations under this Agreement and the Ancillary Agreements.

6.2                                 Authority; Binding Effect

(a)                                  Such Purchaser and/or its Relevant Affiliates has full corporate or other organizational company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and each other agreement, document, instrument, deed or certificate contemplated by this Agreement and the Ancillary Agreements to be executed by such Purchaser or any of its Relevant Affiliates in connection with the consummation of the transactions contemplated hereby and thereby.

(b)                                 The execution, delivery and performance by such Purchaser of this Agreement, and the execution, delivery and performance by such Purchaser and/or their Relevant Affiliates of any of the Ancillary Agreements to which it is a party have been duly authorized or, with respect to the Ancillary Agreements, shall have been duly authorized at the Closing Date, by all necessary corporate action on the part of such Purchaser or its Relevant Affiliates, as the case may be and no additional authorization on the part of such Purchaser is necessary in connection with the execution, delivery and performance of this Agreement or by such Purchaser and/or its Relevant Affiliates in connection with the execution, delivery and performance of the Ancillary Agreements.

(c)                                  This Agreement constitutes, and on the Closing Date, will constitute, and each of the Ancillary Agreements when duly executed and delivered on the Closing Date, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, legal, valid and binding obligations of such Purchaser and/or its Relevant Affiliates that are parties thereto, enforceable against them in accordance with their respective terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

6.3                                 No Violations; Consents and Approvals

(a)                                  Subject to receipt of the Antitrust Approvals, the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with, violate, result in the breach of, or constitute a default under, any provision of the certificate of incorporation, articles or bylaws or similar governing documents of such Purchaser or any of its Relevant Affiliates, (ii) conflict with, violate, result in the breach of, constitute a default under, under any contract pursuant to which such Purchaser or its Relevant Affiliates is bound, or (iii) conflict with, violate, result in the breach of, or constitute a default under any Law applicable to such Purchaser and/or any of its Relevant Affiliates.

(b)                                 Except for the Antitrust Approvals, no consents or approvals are required on the part of such Purchaser or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which it is a party.

(c)                                  There is no pending Legal Proceeding involving such Purchaser and/or its Affiliates or, to the Knowledge of Purchasers, threatened against such Purchaser, which questions or challenges the validity of this Agreement or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby or any action to be taken pursuant to this Agreement.

6.4                                 Financial Capability

As of the Closing Date, Purchasers, collectively, will have on hand, available funds sufficient to enable Purchasers to pay in full all amounts contemplated to be paid and to satisfy all other obligations hereunder by Purchasers in connection with this Agreement and the transactions contemplated hereby.  Giving effect thereto, following the Closing,  Purchasers, collectively, will have capital resources sufficient to satisfy all Assumed Liabilities relating to the Business or Transferred Assets.

6.5                                 Brokers and Finders

There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchasers or any of their Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

6.6                                 GST, HST and QST Registration — Canada

Business Purchaser is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services and harmonized sales tax and under Division I of Chapter VIII of Title I of the An Act respecting the Québec Sales Tax with respect to Québec sales tax, and its registration numbers are(i) 138454145 RT0001 (Business Number - GST/HST), (ii) 1148593859 (Quebec Enterprise Number - NEQ) and (iii) 1017928003 TQ0003 (Quebec Identification and File Number).

6.7                                 No Other Representation and/or Warranty

The representations and/or warranties provided in this Article 6 are the only representations and/or warranties given by Purchasers in connection with the transactions herein contemplated.

6.8                                 Independent Assessment

Purchasers have not relied on any representation and warranty of Seller, except those expressly included herein.

ARTICLE 7                                COVENANTS OF THE PARTIES

7.1                                 Covenants Prior to Closing

7.1.1                        Operation of the Transferred Assets Pending the Closing

Except as set forth on Schedule 7.1.1 to the Disclosure Letter, as otherwise contemplated by this Agreement or with the prior written consent of Purchasers, during the period from the date of this Agreement until the Closing Date, Seller covenants and agrees that, with respect to the Business, the Facility and the Transferred Assets, Seller shall, and shall cause its Relevant Affiliates to (i) operate the Business, the Facility and the Transferred Assets in the ordinary course of business, consistent in all material respects with past practice and in compliance in all material respects with applicable Laws; and (ii) pay or perform all material obligations relating to the Business as they become due and owing.  Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement or with the prior written consent of Purchasers, not to be unreasonably withheld or delayed, during the period from the date of this Agreement until the Closing Date, Seller covenants and agrees that, with respect to the Business, the Facility and the Transferred Assets, Seller shall not, and shall not permit its Relevant Affiliates to:

(a)                                  fail to maintain in the ordinary course of business consistent in all material respects with past practice their business relations with their contract manufacturers, other Third Party suppliers, regulators, customers and other Third Parties having business relationships with the Business;

(b)                                 sell, pledge, dispose of, grant, transfer, lease, license, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, license or encumbrance of any assets that are (or would otherwise be) Transferred Assets, other than (i) sales of Inventory or obsolete equipment in the ordinary course of business consistent in all material respects with past practice or (ii) Permitted Encumbrances;

(c)                                  acquire any material properties or assets that would be Transferred Assets other than in the ordinary course of business consistent with past practices, except for Transferred Assets that would not reasonably be expected to result in the assumption by Purchasers of material Assumed Liabilities at the Closing pursuant to the terms of this Agreement;

(d)                                 make any settlement of or compromise any material Tax liability, change in any material respect any Tax election or Tax method of accounting, make any new material Tax election or adopt any material new Tax method of accounting that would affect the Tax treatment of any Transferred Asset from and after the Closing;

(e)                                  except as provided in the Amended and Restated Joint Defense Agreement in the form agreed by the Parties (including prior to the execution thereof), settle any litigation or claim or waive any claims or rights of value in a manner that would constitute an Assumed Liability or otherwise be materially adverse to the Business from and after the Closing;

(f)                                    with respect to the assets of the Facility set forth on Schedule 2.1.2 (b) to the Disclosure Letter: (i) fail to maintain such assets in a state of repair, order and condition consistent in all material respects with their operation in the ordinary course of business in accordance with past practice, usual and ordinary wear and tear excepted or (ii) fail to maintain the insurance coverages with respect thereto as in effect on the date of this Agreement;

(g)                                 with respect to the Owned Real Property, (i) fail to maintain such property in a state of repair, order and condition consistent in all material respects with its operation in the ordinary course of business in accordance with past practice, usual and ordinary wear and tear excepted or (ii) fail to maintain the insurance coverages with respect thereto as in effect on the date of this Agreement;

(h)                                 enter into any new contract, agreement or commitment that would be a Transferred Contract (provided that, notwithstanding any provision to the contrary in this Agreement or the Ancillary Agreements, (1) Seller and its Relevant Affiliates may after the date of this Agreement renew any contract, agreement or commitment pertaining to the Transferred Assets, the Products or the Business on terms that are generally consistent with their current terms except for (w) any agreements pursuant to which a payment is payable contingent upon the achievement of any specified regulatory, business or other milestone after the Closing, (x) license, distributor or contract manufacturing agreements, (y) any agreements set forth on Schedule 7.1.1(h) to the Disclosure Letter or (z) any agreements ***, in each case as to which Purchasers’ prior written consent will be required), (2) any such new or renewed agreements shall be deemed to be included on the Schedules to this Agreement in lieu of the agreements they replace, and (3) the execution and performance of such new or renewed agreement shall not constitute a breach of any representation, warranty or covenant of Seller or its Relevant Affiliates);

(i)                                     except as permitted in accordance with Section 7.1.1(h), terminate, waive any material provision of, amend or otherwise modify in any material respect any Transferred Contract;

(j)                                     except as may be required pursuant to applicable Law or any industry-wide collective bargaining agreement, enter into, terminate or modify any Seller Compensation and Benefit Plan (or any arrangement that would be a Seller Compensation and Benefit Plan if in effect on the date of this Agreement) or grant any bonuses, salary or wage increase, or otherwise increase the compensation payable to any Eligible Employee, except in the ordinary course of business consistent with past practice for Eligible Employees.

(k)                                  terminate (other than for cause), reassign, transfer or otherwise materially modify the duties of any key Eligible Employee;

(l)                                     other than in the ordinary course of business, hire or transfer any individual who would become an Eligible Employee;

(m)                               fail to take any action necessary to protect or maintain the Transferred Intellectual Property (to the extent that necessary prosecution rights are held by Seller or its Relevant Affiliates), including the prosecution of all pending applications for Patents and Trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto for the period up to the Closing Date, in each case other than in the ordinary course of business consistent in all material respects with past practice;

(n)                                 with respect to the Business, (i) make any material change in the selling, distribution, advertising, terms of sale or collection practices that are inconsistent in any material respect with past practices, (ii) enter into any material business practices, programs or long-term allowances not previously used in the ordinary course of business, or (iii) engage in the practice of “channel stuffing” or any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice), that, in any such case, would reasonably be expected to result, directly or indirectly, in purchases of Products or Third Party Products that are in excess of normal customer purchasing patterns consistent with past practice of the Business during the twelve (12) months prior to the date of this Agreement;

(o)                                 communicate with any Eligible Employees regarding the compensation, benefits or other treatment that they will receive from Purchasers in connection with the transactions contemplated hereby, unless any such communications have been reviewed and approved by Purchasers, provided, however, to the extent communication is mandated by applicable Laws or by collective bargaining agreements applicable to the Eligible Employees, Seller shall provide Business Purchaser a reasonable opportunity to review and approve such communications prior to making such communications, but Seller shall not be required to obtain such approval prior to making any mandated communication to the extent delay would result in criminal or civil penalties;

(p)                                 demolish or remove any of the existing Improvements, or erect new Improvements at the Facility or on the Owned Real Property or any portion thereof not in the ordinary course of business or that would require payment by Purchasers following the Closing;

(q)                                 terminate, cancel, amend, waive, modify or fail to maintain or comply with any material Governmental Approvals;

(r)                                    take any action with respect to the ***; or

(s)                                  agree, in writing or otherwise, to take or authorize any of the foregoing actions.

7.1.2                        Required Actions

7.1.2.1                                       Subject to the terms and conditions of this Agreement, including without limitation Section 7.1.2.2, each of the Parties shall use their *** efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible (and in any event no later than the Outside Date), the transactions contemplated by this Agreement and the Ancillary Agreements, and neither Party shall take any action that would reasonably be likely to materially delay or interfere with the Parties’ ability to obtain as soon as reasonably possible the Consents or nonactions required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.

7.1.2.2                                       Purchasers shall use their *** efforts to obtain all such required Consents or nonactions from such Governmental Authorities so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), and shall use their *** efforts to furnish to the Seller all assistance, cooperation and information as necessary to obtain such required Consents or nonactions.  Without limiting the foregoing, to the extent necessary to accomplish the foregoing, Purchasers shall make their *** efforts promptly to take any and all actions with respect to the Transferred Assets and/or the assets of the Purchasers or any of their Affiliates, including, but not limited to, selling, holding separate, licensing, terminating, modifying or otherwise disposing of such assets (or agreeing to, or permitting, any of the foregoing with respect to such assets) whether by consent decree, hold separate order or otherwise (collectively the “Action” or “Actions”); provided, however, that Purchasers shall not be required pursuant to this Section 7.1.2.2 to propose, commit to or take any Action that is not conditioned upon the consummation of the transactions contemplated by this Agreement, or that would require Purchasers to take an Action or Actions that would affect a material portion of the value of *** (a “Material Antitrust Action”).

Purchasers shall determine and direct the strategy by which the Parties will seek such required Consents or nonactions, provided that prior to taking any strategic decisions Purchasers shall consult with Seller and shall consider Seller’s reasonable advice in connection therewith.

7.1.2.3                                       Seller shall use its *** efforts to obtain all such required Consents or nonactions from such Governmental Authorities so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), and shall use its *** efforts to furnish to the Purchasers all assistance, cooperation and information as necessary to obtain such required Consents or nonactions.

7.1.2.4                                       In connection with and without limiting the generality of the foregoing, each of Purchasers and Seller shall:

(a)                                  make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and no later than *** Business Days after the date of this Agreement, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the transactions contemplated by this Agreement, (ii) a notification pursuant to Section 114(1) of the Competition Act and an application for an advance ruling certificate pursuant to Section 102 of the Competition Act relating to the transactions contemplated by this (collectively, the “Antitrust Approvals”) and *** shall bear the cost of all applicable filing fees in connection with such Antitrust Approvals.  Neither Party shall withdraw any filing referred to in this Section 7.1.2.4 or take any other step that has the effect of suspending, extending or terminating any applicable waiting period, nor shall a Party enter into any agreement with an Antitrust Authority not to consummate (or regarding the timing of consummation of) the transactions contemplated by this Agreement, without the prior written consent of the other Party;

(b)                                 give the other reasonable prior notice of any such notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Authority regarding the transactions contemplated by this Agreement (including with respect to any of the actions referred to in Section 7.1.2.2 and in this Section 7.1.2.4, and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

(c)                                  respond as promptly as practicable under the circumstances to, and promptly comply with, any inquiries received from any Governmental Authority or any other authority enforcing applicable antitrust, competition, foreign investment, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, foreign investment, trade regulation or similar matters, and not extend, restart or suspend any waiting period under the HSR Act or Competition Act or enter into any agreement with such Governmental Authorities or other authorities regarding the consummation of any of the transactions contemplated by this Agreement, except with the prior written consent of the other Party hereto; and

(d)                                 ***

7.1.2.5                                       Notwithstanding any other provision in this Agreement, the existence of any actual or potential claim or cause of action of Purchasers or their Affiliates against Seller or its Affiliates shall not excuse Purchasers from fully performing their obligations under Section 7.1.2.2, and Section 7.1.2.4, or otherwise constitute a defense to Purchasers’ failure to fully perform same.

7.1.3                        Termination of Intra-Group Agreements

Effective as of the Closing, Seller shall terminate, and shall cause its Relevant Affiliates to terminate, at its own cost and expenses, and only to the extent they relate to the Business in the applicable Product Territories or the Facility, each of the agreements among them relating to the Business in the applicable Product Territories or the Facility.  Seller shall indemnify and hold harmless Purchasers and their Affiliates from any claim of any Affiliate of Seller in connection with the termination of agreements referenced in this Section 7.1.3.

7.1.4                        Access to Information

Prior to the Closing Date, subject to applicable Laws, Seller shall, and shall cause its Relevant Affiliates and their respective employees and representatives (including attorneys, consultants and accountants) to (i) give to Purchasers and their authorized representatives reasonable access to the Transferred Assets during normal business hours on a Business Day and upon reasonable notice in a manner that does not unreasonably disturb the day-to-day operation of the Business or the Facility by Seller or its Relevant Affiliates and (ii) furnish Purchasers and their authorized representatives with such reasonable financial and operating data and other information that is available with respect to the Transferred Assets, the Facility and the Business or sale of the Products (or consent to authorize Purchasers to obtain appropriate records from any Governmental Authority) as Purchasers may from time to time request, including arranging for interviews and meetings during normal business hours on a Business Day and upon reasonable notice.  In the event that Purchasers are required by applicable Law or the rules of any stock exchange to prepare pro-forma financial statements reflecting the acquisition of the Business, then, from the date of this Agreement through the Closing and continuing for a period ending *** after the Closing, Seller shall, and shall cause its Relevant Affiliates and their respective employees and representatives (including attorneys, consultants and accountants) to promptly provide any necessary financial information to the extent available and reasonable access to Seller’s appropriate personnel and external accountants subject to provisions above.  All information thus provided shall be subject to the provisions of Section 11.4; for the avoidance of doubt, Seller will not be responsible for preparing any such financial statements for Purchasers nor will Seller have any liability as a result of such financial statements.  Any request for visits, interviews, meetings or information in accordance with this section shall be addressed by Purchasers to Tom Wiatrowski of Seller.

7.1.5                        Litigation

Without prejudice to the Amended and Restated Joint Defense Agreement, until the Closing Date, Purchasers and Seller shall promptly notify each other of any Legal Proceedings commenced or threatened in writing against either Purchasers or Seller which relate to the Business, Transferred Assets, Products, this Agreement or the transactions contemplated hereby.

7.1.6                        Disclosure Supplement

(a)                                  From the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article 10, Seller shall provide prompt written notice (each, a “Seller Notice”) to Purchasers of (i) the failure of any of the representations and warranties set forth in Article 5 to be true and correct in any material respect (subject to any qualifications set forth in the applicable representation or warranty or Disclosure Letter), (ii) events or conditions that could reasonably result in the conditions set forth in Sections 8.2(a), (b) or (c) not being satisfied, (iii) any circumstance that would reasonably be expected to result in a Material Adverse Effect or (iv) any Product Registration becoming invalid or not in full force and effect.

(b)                                 In the event Seller delivers a notice to Purchasers that (i) identifies any matter, event or fact which first arises after the date of this Agreement and prior to Closing (a “Subsequent Event”), and (ii) contains an express affirmative statement by Seller that Purchasers have the right to terminate this Agreement pursuant to Section 10.1(d) as a result of the conditions precedent set forth in Sections 8.2(a), (b) or (c) not being fulfilled (each such written notification, a “Termination Right Notice”), such Termination Right Notice shall also be accompanied by a supplement to the Schedules specifying such change or changes as are necessary to reflect the Subsequent Event (a “Disclosure Supplement”); provided, however that Seller shall not be permitted to deliver to Purchasers any Termination Right Notice and Disclosure Supplement less than *** Business Days prior to the Closing.

(c)                                  Any notification of matters, facts or events delivered in any notice pursuant to Section 7.1.6(a) that does not rise to the level to permit Purchasers to terminate this Agreement pursuant to Section 10.1(d) shall not permit the delivery of a Disclosure Supplement by Seller and shall not limit otherwise existing indemnification rights of the Purchaser Indemnified Parties.

(d)                                 As of the Closing, if Purchasers shall have waived their right to terminate this Agreement with respect to a Termination Right Notice and Disclosure Supplement, then the Schedules shall thereupon be deemed to be amended by such Disclosure Supplement and the Purchaser Indemnified Parties shall be deemed to have waived any claim for indemnification pursuant to Article 9 of this Agreement based on any breach of representation or warranty that would have otherwise existed in the absence of such disclosure solely for the portion of any Subsequent Event disclosed in such Disclosure Supplement; provided, that in the event Purchasers following the Closing become aware of any additional material matter, event or fact which first arose prior to Closing that renders materially inaccurate or misleading such Termination Right Notice and Disclosure Supplement, then the Schedules shall thereupon be deemed not to have been amended by such Disclosure Supplement and such Disclosure Supplement will be deemed not to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy and the Purchaser Indemnified Parties shall not have been deemed to waive any claim for indemnification they may have against Seller for the portion of any such Subsequent Event disclosed in such Disclosure Supplement.

7.1.7                        Offer of Employment to Eligible Employees

(a)                                  Subject to Section 11.13, as soon as possible after the date of this Agreement and in any case prior to the Closing Date, Business Purchaser shall provide each Eligible Employee (other than the Mandatorily Transferred Employees and Eligible Employees outside the United States, Canada, *** and ***) with an offer of employment, effective as of the Closing Date (or, with respect to such Eligible Employees who are on disability leave, effective at such time that such employee returns to active status, provided that Business Purchaser shall not be required to offer employment to such Eligible Employees who do not return to active status within *** months following Closing); provided that each offer of employment to an Eligible Employee primarily providing services in the United States will satisfy the requirements for an “Acquisition Position” (as defined in the sanofi-

aventis U.S. Affiliates’ Separation Plan).  Such offers of employment shall also comply with, and be subject to, Business Purchaser’s applicable policies as communicated to Seller prior to the date of this Agreement, to the extent not incompatible with the requirement for any such offer to an Eligible Employee providing services primarily in the United States to satisfy such requirements for an Acquisition Position.  Such Eligible Employees who have accepted such offer of employment no later than the Closing Date (or, in the case of employees who are on disability leave as of the Closing Date, within ten (10) days of returning to active status), together with the Mandatorily Transferred Employees (excluding those Mandatorily Transferred Employees who, as the case may be, may have objected to their transfer to Business Purchaser in accordance with applicable Law) and who are employed by Seller or one of its Affiliates on the Closing Date (or, in the case of employees who are on disability leave as of the Closing Date, are employed by Seller or one of its Affiliates when the employee returns to active status), are referred to herein collectively as the “Transferred Employees.”  Seller shall provide the necessary contact information and reasonable assistance to enable Business Purchaser to make all such offers of employment, subject to applicable Law.

(b)                                 Business Purchaser and Seller agree that the Eligible Employees outside the United States, Canada, *** and *** will not be treated as Transferred Employees for purposes of allocating Liabilities pursuant to this Agreement, even if such employees transfer to Business Purchaser by reason of being Mandatorily Transferred Employees.  ***

(c)                                  During the period from the date of this Agreement until the Closing Date, Purchasers will not, and will cause their Relevant Affiliates not to, communicate with any Eligible Employees regarding the compensation, benefits or other treatment they will receive from Purchasers in connection with the transactions contemplated hereby, unless any such communications have been reviewed and approved by Sellers.

7.1.8                        Governmental Approvals

Purchasers and Seller shall take all commercially reasonable steps necessary to ensure the transfer or reissuance to the applicable Purchaser of any Governmental Approvals required to continue the operation of the Business after the Closing Date in accordance with all applicable Laws.

7.1.9                        Obligations of Purchasers Relating to Transferred Employees

Other than to the extent required by applicable Law or the collective bargaining agreements applicable to the Transferred Employees, (i) nothing contained in this Agreement shall be construed to require, or prevent the termination of, employment by Purchasers of any individual, (ii) except as set forth in Section 7.2.6 or Section 7.1.7, nothing contained in this Agreement shall be construed to require from Purchasers minimum benefit or compensation levels or prevent any change by Purchasers in the employee benefits provided to any individual Transferred Employee and (iii) except as set forth in Section 7.2.6, Purchasers and their Affiliates shall not be obligated to continue or assume any employee benefit plan or program of Seller or its Affiliates (including, but not limited to, the Seller Compensation and Benefit Plans) or be responsible for any obligation or Liability thereunder.

7.1.10                  Information as to Transfer of Product Registrations

Within forty-five (45) days after the date of this Agreement, Purchasers will deliver to Seller a schedule containing the name of the entity to which the Product Registration will be transferred in each Product Territory, such other information as to Purchasers or their Affiliates or designated transferee as shall be required by Seller to complete the transfer of the corresponding Product Registrations and a proposed timetable for effecting the transfer of the Product Registrations in each Product Territory.  The proposed timetable referred to in the preceding sentence shall be consistent with the terms of this Agreement and subject to the approval of Seller, such approval not to be unreasonably withheld, delayed or conditioned.

7.1.11                  Inventory UpdatesOn or before the *** Business Day of each calendar month from the date of this Agreement through the Closing Date, Seller shall, or shall cause its Affiliates to, provide to Purchasers a good faith calculation of the actual Inventory levels as of the last Business Day of the preceding month

7.1.12                  Tax Elections

Seller and its Relevant Affiliates, and each Purchaser and its Relevant Affiliates, may make tax elections in connection with the transfer of the Transferred Assets from Seller to Purchasers; provided, however, that Seller consults with Purchasers with respect to any elections made by Seller and its Relevant Affiliates that are reasonably expected to affect either Purchaser; and provided, further, that each Purchaser consults with Seller with respect to any elections made by such Purchaser or their Relevant Affiliates that are reasonably expected to affect Seller.

7.2                                 Post-Closing Covenants

7.2.1                        Transferred Assets and Assumed Liabilities Not Transferred at Closing;  Excluded Liabilities Wrongfully Transferred at Closing

Subject to the terms of the Ancillary Agreements, in the event that (x) either of Purchasers discovers after the Closing that it, or its Affiliates, is the owner of, receives or otherwise comes to possess any Excluded Asset or is liable for any Excluded Liability, (y) Seller discovers after the Closing that it, or its Affiliates, is the owner of, receives or otherwise comes to possess any Transferred Asset (including the receipt of payments made pursuant to Transferred Contracts and proceeds from accounts receivable) or any asset that is the subject of a breach of Section 5.4(a) or is liable for any Assumed Liability, such Party shall, or shall cause its Affiliates to, use commercially reasonable efforts to convey such asset or liability, at no cost, to the Party so entitled thereto in accordance with this Agreement (and the relevant Party will cause such entitled Party to accept such asset or assume such liability).

7.2.2                        Transfer of Product Registrations, Related Applications and Dossiers

Subject to the provision by Purchasers of the schedule referred to in Section 7.1.10, the Products Registrations and related applications shall then be transferred to IP Purchaser, Business Purchaser or any of their Relevant Affiliates, in accordance with the following provisions:

(a)                                  With respect to any Product that is marketed in any corresponding Product Territories on the basis of an existing Product Registration, the following provisions shall apply on a Product Territory by Product Territory basis, (or on a group of Product Territories by group of Product Territories basis, in the event any single Product Registration applies to a group of Product Territories as a whole):

(i)                                     Seller shall use, and shall cause its Relevant Affiliates to use, all commercially reasonable efforts to complete the transfer of the corresponding Product Registrations as promptly as practicable after the Closing Date to the benefit of Purchasers or their Relevant Affiliates or relevant Third Party, as proposed and approved in accordance with Section 7.1.10 above.

(ii)                                  Purchasers or their Relevant Affiliates shall use all commercially reasonable efforts to assist Seller in the transfer of such Product Registrations, accept the transfer of the corresponding Product Registrations and formalize with Seller and/or its Relevant Affiliates and any applicable Governmental Authority, as promptly as practicable after the Closing Date, all necessary documents.

(iii)                               If (A) the Parties (and/or their Relevant Affiliates, as appropriate) have not submitted an application to transfer a Product Registration within *** months following the Closing Date, or (B) the transfer is not approved by the relevant Governmental Authority within a period of *** months following the Closing Date, Seller and/or its Relevant Affiliates shall have the right, at Seller’s discretion (but after information to Purchasers) to withdraw such Product Registration; provided, however, that so long as Purchasers are attempting in good faith to obtain the approval to transfer a Product Registration, such *** month period shall be extended, but not past the date that is *** months following the Closing Date (such extended time period, the “Extension Period”).  Upon such withdrawal, Seller shall promptly provide Purchasers with a copy of the dossier submitted for such application.

(b)                                 In those countries where the Product Registration cannot be transferred at Closing, Seller and/or its Relevant Affiliates will continue to promote, distribute and/or sell the relevant Products after the Closing Date pursuant to the Transitional Distribution Agreement. Seller or its Relevant Affiliates shall then transfer the corresponding Product Registrations to Business Purchaser (in accordance with the provisions of Section 7.2.2(a)) at the expiration, on a Product by Product and Product Territory by Product Territory basis, of Seller’s and/or its Relevant Affiliate’s obligation to promote, distribute and/or sell such Product in such Product Territory under such Transitional Distribution Agreement (as applicable, the “Local Expiration Date”).

(c)                                  The following provisions shall apply in any applicable Product Territory where, as of the Closing Date, Seller and/or its Relevant Affiliates, have obtained a Product Registration from the competent Governmental Authority but where the relevant Product is not already launched:

(i)                                     On or as soon as reasonably practicable after the Closing Date, Seller or its Relevant Affiliates shall transfer said Product Registration and provide the related dossier to Business Purchaser and/or its Relevant Affiliates when said transfer is possible and permitted under applicable Law.

(ii)                                  Business Purchaser and/or its Relevant Affiliates shall use its commercially reasonable efforts to assist Seller and/or its Relevant Affiliates for the transfer of such Product Registration.

(iii)                               If (A) the Parties have not submitted an application to transfer a Product Registration within *** months following the Closing Date or (B) the transfer is not approved by the relevant Governmental Authority within a period of *** months following the Closing Date, Seller and/or its Relevant Affiliates shall have the right, at Seller’s discretion (but after information to Purchasers), to withdraw such Product Registration.  Upon such withdrawal, Seller and/or its Relevant Affiliates shall deliver to IP Purchaser or Business Purchaser, as applicable, a copy of the related dossier.

(d)                                 Each of the Parties shall, and will procure that its Relevant Affiliates shall, cooperate and use all commercially reasonable efforts to obtain transfers of the Product Registrations in accordance with the provisions of Sections 7.2.2(a)-(c).  Subject to appropriate confidentiality protection, each of Purchasers, on the one hand, and Seller, on the other hand, will furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.

(e)                                  Each of the Parties shall bear all its internal costs resulting from the implementation of the provisions of Section 7.2.2(a)-(c), and Purchasers shall bear all reasonable external costs resulting from the implementation of the provisions of Sections 7.2.2(a)-(c).  IP Purchaser or Business Purchaser, as applicable, shall therefore, upon presentation of the appropriate documentation evidencing such costs, reimburse to Seller or to its Affiliates, as appropriate, all reasonable and documented external costs incurred by Seller and such Affiliates for the implementation of the provisions of Sections 7.2.2(a)-(c).  Such reimbursement shall be made on a quarterly basis by IP Purchaser or Business Purchaser, as applicable, and/or its Affiliates.  Without limiting the foregoing, to the extent that, any Product Registrations are not transferred to IP Purchaser or Business Purchaser, as applicable, as of the Closing, Seller shall continue to promote, distribute and/or sell any Products relating to such Product Registration for a further period ending *** months following Closing, or until the end of the Extension Period, if applicable, pursuant to the Transitional Distribution Agreement.

(f)                                    With respect to any Product for which, after the Closing Date, Product Registrations covering corresponding Product Territories are held by Seller or its Relevant Affiliates, and where such Product Registration holder remains responsible to the applicable Governmental Authorities with respect to the promotion, distribution and sales of Product covered by such Product Registration, which responsibility cannot be and/or has not been delegated to IP Purchaser or Business Purchaser, as applicable, or its Affiliates:

(i)                                     Purchasers shall promptly provide Seller with a copy of any promotional materials (including texts and visuals) prepared by Purchasers or their Relevant Affiliates in respect of the Products in such Product Territories and obtain Seller’s approval before their use in the promotion of the Products in such Product Territories.

(ii)                                  Seller shall review the promotional materials and within ten (10) Business Days after receipt of the documents notify IP Purchaser or Business Purchaser, as applicable, in writing of either Seller’s approval of such promotional materials or Seller’s comments thereto.  It being understood that Seller will only review medical and regulatory issues contained in such promotional materials, to the exclusion of commercial and marketing matters, and will only report to IP Purchaser required changes to those portions of the promotional materials that do not comply with good practices of the pharmaceutical industry as defined in the IFPMA Code, the Pharmaceutical Advisory Advertising Board code, the Rx&D code and/or any other applicable code in the Product Territory concerned.  IP Purchaser or Business Purchaser, as applicable, shall amend the promotional materials accordingly.

7.2.3                        Transfer of Books and Records

(a)                                  Except as set forth in the Amended and Restated Joint Defense Agreement, as promptly as reasonably possible after the Closing Date, but no later than twenty (20) Business Days thereafter, Seller shall transmit, and/or shall cause its Relevant Affiliates to transmit, to Purchasers all Transferred Books and Records to the extent in the possession of Seller and its Affiliates or that Seller or its Affiliates have the right to deliver.

(b)                                 Seller and/or its Relevant Affiliates shall have the right to retain any Transferred Books and Records for legal, regulatory, tax or accounting purposes, so long as Seller or its Relevant Affiliates provide at least one copy of such Transferred Books and Records to Purchasers.

(c)                                  Seller shall give, and shall cause its Affiliates to give, Purchasers access to its books and records that relate partially but not exclusively to the Transferred Assets or the Products in their respective Product Territories (the “Relevant Information”), subject to the following conditions:

(i)                                     If it is reasonably practicable for the Relevant Information to be physically extracted from the corresponding books and records, or if it is reasonably practicable for a copy of the corresponding books and records to be transmitted to Purchasers redacting any information that is not Relevant Information, then Seller shall, and shall cause its Affiliates to, transmit to Purchasers such extract or such redacted copy.

(ii)                                  If it is not reasonably practicable for the Relevant Information to be physically extracted or to be transmitted in a redacted form, then Seller shall, and shall cause its Affiliates to, give access to such Relevant Information to Purchasers according to the following conditions:

(x) Such Relevant Information must be reasonably useful to Purchasers with respect to the Business, the Facility, the Transferred Assets or the Assumed Liabilities or to satisfy Purchasers’ Tax or financial reporting requirements, (y) the access shall be given in the offices of Seller or its Affiliates during normal business hours, and (z) all information included in such books and records that is not Relevant Information shall be subject to the signature by Purchasers, prior to disclosure, of a confidentiality and restricted use agreement containing provisions at least as strict as the provisions defined in the confidentiality agreement signed by Seller and an Affiliate of Purchasers on March 23, 2011.

(d)                                 To the extent Purchasers or their Relevant Affiliates request after the Closing copies of selected invoices of Seller or its Affiliates pertaining to certain Products applicable to the relevant Product Territories and certain customers of the Business (e.g., in the event of a dispute with the relevant customer), Seller shall provide Purchasers with copies of such invoices (redacted as provided in paragraph (c) if appropriate); provided, however, that Purchasers shall make reasonable efforts to limit such requests to copies required for its commercial operation of the Business.

7.2.4                        Clinical Studies

***

7.2.5                        Excluded Accounts Receivables; Transferred Contracts; Marketing and Promotional Activities

7.2.5.1                                       Excluded Accounts Receivable

(a)                                  Notwithstanding the provisions of Section 7.2.5.1(b), if at any time during the *** period after the Closing Date, either of Purchasers or any of their Affiliates receives any Excluded Accounts Receivable, then the applicable Purchaser shall pay (or shall cause such Affiliate to pay) to Seller (or to such Affiliate of Seller as

Seller may have designated in writing to Purchasers), as soon as practicable the amount recovered.

(b)                                 For a period of *** after the Closing Date, Seller shall be entitled to collect the Excluded Accounts Receivable and, with respect to any Third Party with whom the Business will have a relationship after the Closing, Seller shall consult and coordinate with Purchasers to discuss and consider any necessary or appropriate actions with a view to collecting the Excluded Accounts Receivable in a reasonable manner.  Purchasers shall not waive or release any of the Excluded Accounts Receivable without the prior written consent of Seller.

7.2.5.2                                       Payments under Transferred Contracts

(a)                                  If and to the extent that Seller (or any of its Relevant Affiliates) has, prior to the Closing Date, received any deposit or payment in advance in respect of obligations to be satisfied after the Closing under any Transferred Contracts or other agreement assumed by either of Purchasers, Seller (or its Relevant Affiliate) shall reimburse to the applicable Purchaser, within twenty (20) Business Days from the Closing Date, an amount corresponding to the amount of such deposit or payment in advance.  To the extent that any such deposit or payment in advance was received by, and a corresponding payment to the applicable Purchaser is made by, Seller’s Canadian Relevant Affiliate, Business Purchaser and Seller’s Canadian Relevant Affiliate shall make and file, in a timely manner, a joint election to have the rules in subsection 20(24) of the Income Tax Act (Canada) and section 157.10 of the Taxation Act (Québec), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply to the obligations of Seller’s Canadian Relevant Affiliate which arise from the operation of the Business and to which paragraph 12(1)(a) of the Income Tax Act (Canada) and paragraph 87(a) of the Taxation Act (Québec) applies.

(b)                                 If and to the extent that Seller (or any of its Relevant Affiliates) has, prior to the Closing Date, made any deposit or payment in respect of supplies of goods not received prior to Closing under any Transferred Contracts, Purchasers shall reimburse to Seller (or its Relevant Affiliate), within thirty (30) Business Days from the date of receipt of any invoice showing such amounts are due, with reasonable supporting documents, the amount thereof.

(c)                                  If and to the extent that Seller (or any Affiliate thereof) has, prior to the Closing Date, received any good or service prior to the Closing under any Transferred Contract, the payment for which becomes due and payable and is paid by either of Purchasers (or any of their Affiliates) after the Closing Date, upon request and the presentation of reasonable supporting documentation of such payment by the applicable Purchaser (or any of its Affiliates), Seller shall reimburse the applicable Purchaser or its Affiliates, as applicable, for the amount of such payment within thirty (30) days from the date of such request less the amount of any V.A.T. for which the applicable Purchaser (or its Relevant Affiliate) has been or is able to obtain credit or repayment.

(d)                                 In the event of a disagreement between the Parties as to the determination of amounts due pursuant to this Section 7.2.5.2, such disagreement shall be submitted for final and binding adjudication to an independent expert in accordance with the provisions of Section 3.3.3 (mutatis mutandis)

7.2.5.3                                      Specific Procedure for Marketing and Promotional Activities

The specific cut-off procedure applicable to marketing and promotional activities and contracts is set forth in greater details in Schedule 7.2.5.3 to the Disclosure Letter hereto.

7.2.6                        Transferred Employees

(a)                                  Following the Closing Date, Business Purchaser shall provide each Transferred Employee with compensation and benefits and other terms and conditions of employment that are ***.  For greater certainty, such compensation, benefits and other terms and conditions of employment do not include participation in, or benefits under, any defined benefit pension plan.

(b)                                 In accordance with its internal policies, Business Purchaser shall recognize the past service of Transferred Employees with Seller or its Affiliates for purposes of determining, as applicable, the eligibility for participation, vesting and the calculation of benefits (including severance) of any Transferred Employee under all employee benefit plans offered by Business Purchaser and its Affiliates to the Transferred Employees, including vacation plans or arrangements, 401(k), registered retirement savings plan or other retirement plans and any severance or welfare plans (but excluding for purposes of any defined benefit pension plan).  For each Seller Canadian Pension Plan Member, to the extent required by applicable Laws, for purposes of eligibility for membership in, vesting in, and entitlement to benefits under the Purchaser Canadian Plan, but not for purposes of benefit accrual, the Purchaser Canadian Plan shall recognize the Seller Canadian Pension Plan Member’s period of membership in the Seller Canadian Pension Plan, and Seller shall provide to Business Purchaser all Seller Canadian Pension Plan Member data necessary to fulfill such obligation.  Business Purchaser shall ensure that insured employee benefit plans, such as medical, dental and disability plans, shall be in place effective as of the Closing Date and that all Transferred Employees shall be enrolled in such plans from the Closing Date.  In addition, ***.

(c)                                  Business Purchaser shall provide each Transferred Employee whose employment is terminated during the *** month period following Closing with severance benefits *** upon a termination of employment under the same circumstances.  For the avoidance of doubt, the obligations of this Section 7.2.6(c) shall not constitute an Excluded Liability for purposes of Section 2.2.3(o) or Section 2.2.3(p) and the obligations of Buyer Purchaser pursuant to this Section 7.2.6 shall in no event be deemed plans or policies of Seller.

(d)                                 Effective as of the Closing Date, each Seller Canadian Pension Plan Member shall cease to actively participate in and accrue benefits under the Seller Canadian Pension Plan, and Business Purchaser shall, effective as of and from the Closing Date, establish or designate a Canadian Pension Plan or Canadian Pension Plans or other retirement savings plan to cover each Seller Canadian Pension Plan Member in respect of service on and after the Closing Date (the “Purchaser Canadian Plan”).

(e)                                  Seller shall retain responsibility, as plan sponsor and administrator of the Seller Canadian Pension Plan, for all pension and other benefit entitlement accrued by Seller Canadian Pension Plan Members under the Seller Canadian Pension Plan as at the Closing Date.

(f)                                    For purposes of allocating Liabilities under Section 2.2.2 and Section 2.2.3, (i) Liabilities with respect to accidental death and dismemberment, disability, life and other similar benefits shall be treated as incurred when the event giving rise to such claim occurred and (ii) Liabilities with respect to medical, dental, and other similar benefits when the services with respect to such claim are rendered; provided, however, any claim above that relates to a continuous period of hospitalization shall be deemed to be incurred at the commencement of such period of hospitalization.

(g)                                 Seller shall retain liability to Transferred Employees for any bonus accrued or any discretionary bonus payable under the applicable Seller Compensation and Benefit Plan with respect to periods on and prior to the Closing Date and shall pay no later than thirty (30) days following the Closing to each Transferred Employee a bonus for the portion of the calendar year preceding the Closing in an amount no less than the greater of (i) amounts accrued by Seller and its Affiliates in respect of such bonuses for the year in which the Closing occurs and (ii) a pro-rata amount payable pursuant to the terms of such Seller Compensation and Benefit Plan for the period of the year of Closing occurring prior to Closing, without regard to any term of such Seller Compensation and Benefit Plan that would require continued service of such Transferred Employee after the Closing.  Unless otherwise required by Law, the internal policies of Seller or any agreement applicable to any of the Transferred Employees, Seller or its Affiliates shall pay all accrued but unpaid vacation and/or paid time off benefits for periods on and prior to the Closing Date to the Transferred Employees covered by any such Law, internal policy or agreement.  Seller shall provide to Business Purchaser no later than five (5) Business Days following the Closing Date a list of those Transferred Employees who will not receive payment of their accrued but unused vacation and/or paid time off benefits together with the amount of their accrued vacation and/or paid time off benefit (“Accrued Time Benefit”), and Business Purchaser shall credit those Transferred Employees with their Accrued Time Benefit under Business Purchaser’s or its Relevant Affiliate’s vacation policy and/or paid time off policy for use or payment in lieu of use in 2011.  To the extent Business Purchaser so credits any Transferred Employee with his or her Accrued Time Benefit, Seller shall pay Business Purchaser within thirty (30) days thereafter an amount for such Transferred Employee’s Accrued Time Benefit equal to the amount of such Transferred Employee’s base salary in 2011 multiplied by a fraction, the numerator of which is the aggregate number of work days included in the Accrued Time Benefit, and the denominator of which is the aggregate number of work days of a Transferred Employee in 2011, net of any Tax benefit to Business Purchaser or its applicable Affiliate from such payment.

(h)                                 Business Purchaser and Seller will permit each Transferred Employee who participates in a 401(k) plan or registered retirement savings plan maintained by Seller or one of its Affiliates to elect to make a direct rollover of the Transferred Employee’s 401(k) or registered retirement savings plan account balance into Business Purchaser’s 401(k) plan or registered retirement savings plan after the Closing Date, including, to the extent permitted by the applicable Business Purchaser plan, the direct rollover of any outstanding loan balances such that the Transferred Employee will continue to make payments under the terms of such loans under Business Purchaser’s 401(k) plan or registered retirement savings plan, subject to compliance with applicable Law and subject to the reasonable requirements of Business Purchaser’s 401(k) plan or registered retirement savings plan.

(i)                                     Prior to Closing, Seller shall cause to be paid all amounts then owing under the applicable workers’ compensation Laws with respect to the Transferred Employees for the period prior to Closing including but not limited to premiums on insurable earnings, non-compliance interest and charges and any surcharges, fines or penalties, and shall use reasonable best effort to obtain written confirmation issued by the appropriate workers’ compensation boards and agencies to such effect.

(j)                                     In the United States, Seller shall not, at any time on or before the Closing Date, effectuate (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment involved in the Business; (ii) a mass layoff as defined in the WARN Act affecting any site of employment involved in the Business; or (iii) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff, in each case, without Business Purchaser’s written consent.  No later than five (5) business days prior to the Closing Date, Seller shall provide Business Purchaser with a list setting forth the number of employees who were or will be terminated from each site of employment involved in the Business in the United States and Canada during the ninety (90)-day period ending on the Closing Date (which list, for purposes of employees primarily providing services in the United States, shall include any employees who may be terminated by Seller or its Affiliates on the Closing Date) and the date of each such termination with respect to each termination (provided, that, for purposes of employees primarily providing services in the United States, such list shall include only those employees who were or will be terminated for reasons which qualify the terminations as “employment losses” under the WARN Act); provided, however, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such ninety (90)-day period for terminations of employment at such site to be subject to the WARN Act.

(k)                                  Except to the extent necessary to comply with the provisions set forth in Section 7.2.6(f), Business Purchaser shall, or shall cause one of its Affiliates to, assume responsibility for continuation coverage under Sections 601 et seq. of ERISA, and any state continuation coverage requirements to all Transferred Employees in the United States (and their qualified beneficiaries) for whom a “qualifying event” under COBRA has or will occur on or after the Closing.

(l)                                     No provision in this Agreement shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller, Business Purchaser, their respective Affiliates or any other Person other than the Parties and their respective successors and permitted assigns, (ii) constitute or create, or be deemed to constitute or create, an employment agreement, (iii) constitute or be deemed to constitute an amendment to any benefit plan sponsored or maintained by Seller, Business Purchaser or their respective Affiliates, or (iv) alter or change the employment at-will status, where applicable, of the Eligible Employees.

(m)                               No later than *** months following the Closing, Seller shall provide Purchasers with a statement setting forth the Short Term Disability Costs incurred by Seller or its Affiliates during the six (6) months following the Closing and, within thirty (30) days following the receipt of such statement, Purchasers shall reimburse Seller for such costs.  “Short Term Disability Costs” shall mean amounts paid by Seller and its Affiliates following the Closing under Seller’s short-term disability policy (as in effect on the date of this Agreement) to Eligible Employees on short term disability immediately prior to the Closing.

7.2.7                        Insurance

From the Closing Date, Purchasers shall be responsible for all insurance coverage of the Business and Purchasers acknowledge that, as of such Closing Date, the Business and the Facility shall cease to be covered by insurance policies of Seller or of any of its Affiliates (other than in relation to insured events taking place before the Closing) and neither Purchasers nor any of their Affiliates shall make any claim under any such policies in relation to insured events arising after the Closing.  Seller shall be entitled to make arrangements with its insurers to reflect this Section 7.2.7.

7.2.8                        Non-Competition

(a)                                  Except in accordance with the terms and conditions of Section 7.3(e) and the Ancillary Agreements and subject to applicable Law, for a period of *** years following the Closing Date, Seller shall not, directly or indirectly, and shall cause its Subsidiaries not to, *** (a “Competitive Business”); provided, however, that the foregoing shall not restrict Seller or any of its Subsidiaries from (i) acquiring (A) in the aggregate up to *** of the outstanding capital stock of any publicly traded company or (B) a diversified business engaged in part (such part not to be more than *** of the aggregate revenues or net income of such business) in a Competitive Business provided further that in this last case, Seller shall be required within *** months of the acquisition of such Competitive Business to procure the transfer of such Competitive Business to a Third Party or (ii) continuing the business of Seller or its Affiliates, other than the Business, as conducted on the date of this Agreement, or (iii) engaging in any activity with respect to a Product or any similar product in countries other than the Product Territories corresponding to such Products.  Seller acknowledges that (i) the agreements in this Section 7.2.8 and Section 7.2.9 (together, the “Restrictive Covenants”) impose a reasonable restraint in light of the activities and business of Seller and its Affiliates on the date of this Agreement and the current plans of Purchasers, Seller and their respective Affiliates; and (ii) the Restrictive Covenants are being granted to maintain and preserve the value of the Transferred Assets, and Purchasers’ failure to receive the benefits contemplated by the Restrictive Covenants would have the effect of significantly reducing the value of the Business and the Transferred Assets to Purchasers.

(b)                                 Each Party hereto acknowledges that the other Party will be irreparably harmed and that there may be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Section 7.2.8 and Section 7.2.9.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of the other Party’s covenants and agreements contained in this Section

7.2.8 and Section 7.2.9, in any court of competent jurisdiction over the Parties and the matter, subject to Section 11.5.

(c)                                  All of the Restrictive Covenants shall be construed as an agreement independent of any other provision in this Agreement or the Ancillary Agreements, and the existence of any claim or cause of action of Seller or any of its Affiliates against Purchasers, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchasers of such covenants.

(d)                                 The Parties agree that no proceeds shall be received or receivable by Seller or any of its Relevant Affiliates for granting of the Restrictive Covenants and agreements in Section 7.2.8 and Section 7.2.9 and that any amount that can reasonably be regarded as being in part the consideration for the Restrictive Covenants and agreements contained in this Section 7.2.8 and Section 7.2.9 shall be received by Seller or any of its Relevant Affiliates as consideration for the disposition of the Transferred Assets.  The Parties intend that proposed subsection 56.4(5) of the Draft Technical Income Tax Legislation to amend the Income Tax Act (Canada) (the “ITA”) released by the Department of Finance (Canada) on July 16, 2010) (the “Draft Canadian Tax Legislation”) apply to this Agreement pursuant to proposed subsections 56.4(7) and (8) of the ITA, and that the equivalent provisions of any Canadian provincial Law apply, such that section 68 of the ITA (or any equivalent provision of any Canadian provincial Law) may not be applied to deem any consideration to be received or receivable by Seller or any of its Relevant Affiliates for any Restrictive Covenant granted pursuant to this Agreement.  The Parties therefore agree, to the extent determined desirable to ensure the application of proposed subsection 56.4(5) of the ITA, that the joint election provided for in proposed paragraph 56.4(7)(h) of the ITA shall be made by Business Purchaser and Seller and/or Business Purchaser and Seller’s Relevant Affiliates in prescribed form (or such other form as is reasonably requested) and manner and on a timely basis. The joint election provided for in paragraph h of section 333.9 of the Taxation Act (Québec) (“QTA”) shall be made by Business Purchaser and Seller and/or Business Purchaser and Seller’s Relevant Affiliates in prescribed form (or such other form as is reasonably requested) and manner and on a timely basis, in accordance with section 333.15 of the QTA. If any relevant Canadian provincial Governmental Authority proposes or enacts provisions similar to the Draft Canadian Tax Legislation, then any such similar provincial election shall be made. In the event that the Draft Canadian Tax Legislation (or any similar Canadian provincial tax legislation) is amended prior to enactment or is otherwise amended, then the Parties agree to co-operate and to take such further action, execute such further document, and make such further election as may be necessary or desirable to ensure that no consideration is or is deemed to be received or receivable by Seller or any of its Relevant Affiliates for any Restrictive Covenant granted pursuant to this Agreement.

7.2.9                        Non-Solicitation of Employees

(a)                                  For a period of *** following the Closing Date, Seller shall not, directly or indirectly, and shall cause its Affiliates not to, directly or indirectly, solicit or otherwise attempt to induce any of the Transferred Employees to terminate their employment relationship with Purchasers (or their Affiliates); provided, however, that the foregoing shall not restrict Seller or any of its Affiliates from advertising for employment in a newspaper, trade publications or other media not targeted specifically at the Transferred Employees or hiring any employees who respond to such an advertisement or apply for employment with Seller or any of its Affiliates to the extent neither Seller nor any of its Affiliates solicited such employees in violation of this Section 7.2.9(a).

(b)                                 For a period of *** following the Closing Date, Purchasers shall not, directly or indirectly, and shall cause their Affiliates not to, directly or indirectly, solicit or otherwise attempt to induce any employees employed by Seller (or its Affiliates) with significant responsibility relating to the Products who are not Transferred Employees to terminate their employment relationship with Seller.  Such employees are listed on Schedule 7.2.9(b) to the Disclosure Letter, unless the individual’s employment has been previously terminated by Seller (or an Affiliate); provided, however, that the foregoing shall not restrict Purchasers or any of their Affiliates from advertising for employment in a newspaper, trade publications or other media not targeted specifically at such employees or hiring any employees who respond to such an advertisement or apply for employment with Business Purchaser or any of its Affiliates, so long as such employees were not solicited in violation of this Section 7.2.9(b).

7.2.10                  Temporary Authorization to use Retained Trademarks

(a)                                  Purchasers hereby acknowledge that all right, title and interest in and to all Retained Trademarks, together with all variations and acronyms thereof and all Trademarks containing or incorporating, or confusingly similar to, any of the foregoing, are owned exclusively by Seller and/or its Affiliates.

(b)                                 Seller shall (or shall procure that its Relevant Affiliate shall) grant to Purchasers and Purchasers’ Affiliates a temporary authorization to use Retained Trademarks including the words Sanofi-Aventis, Canderm, Sanofi or Aventis, following the Closing Date, exclusively for the sale in the Product Territories of:

(i)                                     the Inventory purchased by Purchasers from Seller or its Affiliates,  until such time as the Inventory transferred at the Closing to Purchasers containing such names has been sold or destroyed, and

(ii)                                  the Products manufactured or sold by Purchasers after the Closing Date, until expiration of *** months after the Closing Date, except that, if upon expiration of such *** month period, Purchasers or their Affiliates or designee have not obtained all Governmental Approvals which are necessary in connection with the removal of any such Retained Trademark from any applicable Product labeling in the relevant Product Territory (except for the United States and Canada), Seller hereby agrees to up to *** extensions of such ***-month period until such Governmental Approvals have been obtained; provided that Purchasers or their Affiliates (as applicable) have been and continue to be diligent in connection with obtaining such Governmental Approvals. Purchasers shall use their reasonable best efforts to obtain such Governmental Approvals as promptly as possible.

Purchasers shall use, and shall cause their Affiliates and designees to use, such Retained Trademarks only as they were used by Seller or its Affiliates in connection with the sale of Products in the relevant Product Territory prior to the Closing Date. Purchasers shall not, and shall cause their Affiliates not to, use any such Retained Trademarks except as permitted pursuant to this Agreement.  For the avoidance of doubt, related Retained Trademarks including the words Sanofi-Aventis, Canderm, Sanofi or Aventis may not be used on advertising, marketing and promotional materials by Purchasers or their Affiliates other than in accordance with Section 7.2.5.3.

(c)                                  Purchasers agree to promptly correct or remedy uses of any of the Retained Trademarks which, in the reasonable judgment of Seller, fail to comply with the terms of this Agreement.

(d)                                 Purchasers shall not (i) seek or obtain any registration of any Retained Trademarks, including any registration for any Trademark similar to any Retained Trademark or any registration for any Retained Trademark in any jurisdiction where neither Seller nor its Affiliates has yet obtained a registration, (ii) take any action, or assist any other Person, to challenge or attack Seller’s and/or its Affiliates’ title to or the validity, subsistence or enforceability of any of the Retained Trademarks, or (iii) use the Retained Trademarks with other Trademarks belonging to Purchasers, their Affiliates or any Third Party so as to form a composite or combined Trademark or in any other manner that would reasonably be expected to cause confusion regarding source or origin.

7.2.11                 National Stage Discontinued Product Patent Filings

Seller shall, as soon as reasonably practicable, file or cause to be filed national phase patent applications in the United States and Canada based on ***.

7.2.12                  Update of Trademark Recordals

With respect to any Trademarks listed in Schedule 2.1.1(a) or Schedule 2.1.2(c) to the Disclosure Letter where the entity listed as “Record Owner” is not the same as the entity listed as “Owner,” prior to Closing, Seller will provide instructions to its local Trademark agents/counsel in the applicable jurisdictions to make the necessary filings to update the records of the relevant Governmental Authorities to indicate that such Trademarks are owned by the entity listed as “Owner.”

7.2.13                  Further Actions

(a)                                  Each of the Parties shall, and shall cause its Relevant Affiliates to, execute, deliver and file such instruments of transfer or assignment, files, books and records and shall take such other actions as may be required or reasonably requested by the other Party to carry out the intent of this Agreement and to consummate the transactions contemplated hereby, subject to Section 7.2.14.

(b)                                 After the Closing, upon reasonable advance written notice, Purchasers and Seller shall furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information and assistance (to the extent within the reasonable control of such Party) relating to the Transferred Assets (including access to books and records) as is reasonably requested for the filing of all Tax Returns and the satisfaction of contractual or legal obligations to Third Parties, subject to Section 7.2.3.

(c)                                  Neither Party shall be required by this Section 7.2.13 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

7.2.14                  Transferred Intellectual Property — Expenses

(a)                                  Seller shall be responsible for, and shall pay, all expenses (whether incurred before or after the Closing Date) related to recording with the appropriate Governmental Authorities any changes of ownership of any Transferred Trademarks between or among Seller’s Affiliates or changes of entity name which occurred prior to the Closing Date and which were not completed on or prior to the Closing Date. Seller shall notify Purchasers that such recordals have been completed promptly following receipt of notification thereof from the applicable Governmental Authorities (each such Purchaser notification, a “Recordal Notification”).

(b)                                 Purchasers shall be responsible for, and shall pay all expenses (whether incurred before or after the Closing Date) involved in notarization, authentication, legalization and/or consularization of the signature of Purchasers’ representatives on the Trademark Assignment Agreement, Patent Assignment Agreement, Copyright Assignment Agreement and any other documents necessary to record the Transferred Intellectual Property in the name of Purchasers, as well as on the Trademark, Patent and Copyright assignment documents by country, and use commercially reasonably efforts promptly to record such assignment documents with the appropriate Governmental Authorities.  If the Trademark Assignment Agreement or the Patent Assignment Agreement does not or is insufficient to permit Purchasers to proceed with such recordals, Purchasers shall provide, reasonably promptly after receiving notice thereof, draft assignment documents by country, at Purchaser’s expense, for execution by Seller.  Seller shall be responsible for, and shall pay all expenses (whether incurred before or after the Closing Date) involved in notarization, authentication, legalization and/or consularization of the signatures of Seller’s representatives on all assignment documents.  Purchasers shall inform Seller of the completion of these recordals promptly following receipt of notification thereof from the applicable Governmental Authorities and send to Seller a copy of the official certificates or notices of recordals issued by the concerned Governmental Authorities, provided such Governmental Authorities issue such documents.

(c)                                  Purchasers shall be responsible for, and shall pay all expenses related to the maintenance of the Transferred Intellectual Property with respect to the period beginning on and after the Closing Date.  If Seller receives any bills or invoices for expenses related to the maintenance of the Transferred Intellectual Property, which expenses were incurred after the Closing Date, then Seller shall forward to Purchasers such bills or invoices for payment by Purchasers.

7.2.15                  Correspondence

From and after the Closing, (i) Seller shall use commercially reasonable efforts to cause to be delivered to Purchasers any mail or other communications received by Seller or its Affiliates related to the Transferred Assets or the Assumed Liabilities and (ii) Purchasers shall use commercially reasonable efforts to cause to be delivered to Seller any mail or other communications received by Purchasers or their Affiliates related to the Excluded Assets or Excluded Liabilities.  The provisions of this Section 7.2.15 are not intended to, and shall not be deemed to, constitute an authorization by Seller or Purchasers to permit the other to accept service of process on its behalf and neither Seller nor either of Purchasers is or shall be deemed to be the agent of the other for service of process purposes.

7.2.16                  Other Bidders

Seller agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which it or any of its Affiliates is a party in respect of the Business, the Facility or the Transferred Assets.

7.2.17                  Transitional Services

7.2.17.1                                 IT Transitional Services

(a)                                  Upon the request of Business Purchaser notified to Seller within *** days from the date of this Agreement, effective as of the Closing Date and for a maximum period of *** months following the Closing Date, Seller shall provide the Business Purchaser with such of the IT services currently used for the operation of the Business and identified in Schedule 7.2.17.1(a), as Business Purchaser may elect to receive.

Such services shall be provided (i) under conditions substantially similar to the conditions, in terms of availability and quality, under which Seller provides each of them at the date of this Agreement for the operation of the Business, (ii) at the following prices:

(x) during the first *** day period following the Closing Date, the services shall be provided ***; and

(y) during the remaining period, the services shall be provided ***, which price will be invoiced on a quarterly basis and paid within thirty (30) days of the date of invoice.

Business Purchaser shall have the right to terminate any of such services upon thirty (30) days’ prior written notice.

(b)                                 Upon request of Seller notified to Business Purchaser within *** days from the date of this Agreement, effective as of the Closing Date and for a maximum period of *** months following the Closing Date, Business Purchaser shall provide Seller with such of the IT services currently used for the operation of Seller’s other activities and identified in Schedule 7.2.17.1(b) as Seller may elect to receive.

(x) during the first *** day period following the Closing Date, the services shall be provided ***; and

(y) during the remaining period, the services shall be provided ***, which price will be invoiced on a quarterly basis and paid within thirty (30) days of the date of invoice.

Such services shall be provided under conditions substantially similar to the conditions, in terms of availability and quality, under which the Facility provides each of them at the date of this Agreement for the operation of such other activities.

Business Purchaser shall have the right to terminate any of such services upon *** days’ prior written notice.

7.2.17.2                                 IT Transition Plan and Costs

Business Purchaser and Seller agree that the current IT system cannot be operated independently from Seller’s IT systems and that transition costs resulting from the segregation of functions and infrastructure are required to allow the Facility to operate, subject to the services to be provided pursuant to the provisions of Section 7.2.17.2(a) above, on a standalone basis as of the Closing Date.  Such Parties agree that, promptly following the date of this Agreement, they shall jointly establish in good faith a detailed transition plan and budget according to which the transition (i) shall be realised in the most cost effective but realistic manner, and (ii) shall be completed by the Closing Date. Such Parties agree that the costs of the transition shall be ***.  Such Parties also agree that no commitment shall be taken over and above a total transition cost of *** without the prior agreement of both such Parties.

Such Parties, on a monthly basis, shall proceed to a true up of their respective costs to reflect the agreed sharing.  Should the actual costs borne by either of such Parties during a given month exceed its share, the difference shall be invoiced to the other Party and paid within thirty (30) days from the date of the invoice.

With respect to such transition costs to be shared equally between such Parties, it is agreed between such Parties that for the calculation of the share to be borne by each of such Parties (i) internal costs shall be calculated according to their respective accounting principles and policies excluding corporate overhead with a margin of *** percent, and (ii) outside costs shall be charged at cost without any margin.

7.2.17.3                                 Other Transitional Services

Upon request of Business Purchaser notified to Seller within *** days from the date of this Agreement, effective as of the Closing Date and for a maximum period of *** months following the Closing Date, Seller shall provide Business Purchaser with such of the services necessary for the operation of the Business and identified in Schedule 7.2.17.3 as Business Purchaser may elect to receive.

(x) during the first *** day period following the Closing Date, the services shall be provided ***; and

(y) during the remaining period, the services shall be provided ***, which price will be invoiced on a quarterly basis and paid within thirty (30) days of the date of invoice.

Such services shall be provided under conditions similar to the conditions, in terms of availability and quality, under which Seller provides each of them at the date of this Agreement for the operation of the Business.

Business Purchaser shall have the right to terminate any of such services upon *** days’ prior written notice.

Such services shall also include, to the extent permitted by law, the provision to Business Purchaser on a transitional basis the benefit of the certificate of authorization of the Facility pending obtaining a new certificate of authorization in the name of Business Purchaser or the transfer of the existing certificate of authorization to Business Purchaser.  Business Purchaser shall make as soon as reasonably possible after the date of this Agreement all applications necessary to obtain a new certificate of authorization or the transfer of the existing certificate of authorization and shall use all reasonable efforts to obtain a new certificate of authorization in the name of Business Purchaser or the transfer of the existing certificate of authorization to Business Purchaser.  Seller shall provide such assistance as may reasonably be requested by Business Purchaser in connection therewith.

Business Purchaser shall bear all costs resulting from obtaining such new certificate of authorization or for the transfer of the existing certificate of authorization.  Any liability arising out of or in connection with the provision to Business Purchaser on a transitional basis of the benefit of the certificate of authorization of the Facility shall be an Assumed Liability.  For the avoidance of doubt, neither the obtaining of a new certificate of authorization nor the transfer of the existing certificate of authorization nor the provision to Business Purchaser on a transitional basis of the benefit of the certificate of authorization after the Closing Date as referred to above shall be considered a condition precedent to the consummation of the transactions contemplated by this Agreement.

From the date of this Agreement, Business Purchaser and Seller shall negotiate in good faith and agree on the terms and conditions of a formal IT service agreement and a formal transitional agreement to be executed separately and incorporating the principles defined in Section 7.2.17.1 to 7.2.17.3.

7.2.17.4                                 Business Purchaser and Seller acknowledge and agree that the principles defined in this Section 7.2.17 are binding upon them, that the formalization of these two agreements is not a material condition of their obligations under this Agreement, and that in no case shall their execution be considered directly or indirectly as a condition precedent to the Closing of the transactions contemplated by this Agreement.

7.3                                 Consents pertaining to Transferred Contracts — Shared Contracts

(a)                                  Within fifteen (15) Business Days from the date of this Agreement, Purchasers shall communicate to Seller a list of entities among Purchasers and their Relevant Affiliates, to whom the Transferred Contracts should be assigned by Seller and its Relevant Affiliates, it being understood that for Transferred Contracts, the assignment of which requires a Material Consent, the list of such entities is attached hereto as Schedule 8.1(d) to the Disclosure Letter.  Prior to the Closing Date, and thereafter to the extent reasonably necessary, Seller shall, and shall cause its Relevant Affiliates to, use commercially reasonable efforts to obtain the Material Consents.  Prior to and until *** months after the Closing Date, if reasonably required by Purchasers, Seller shall use, and shall cause its Relevant Affiliates to use all commercially reasonable efforts to obtain any Consents other than a Material Consent and to provide any notices required by any Transferred Contracts or Shared Contracts upon the consummation of the transactions contemplated hereby.  Purchasers shall, and shall cause their Affiliates to, cooperate with Seller and its Relevant Affiliates to obtain the Material Consents and any other Consents, such cooperation to include any reasonably necessary guaranty from Purchasers regarding compliance by their respective Affiliates of the performance of their obligations under the Transferred Contracts or Shared Contracts; provided, however, that in no event shall Purchasers be required to provide any guaranty in respect of indebtedness for borrowed money.  Seller and its Relevant Affiliates shall not be obligated to pay any consideration to any Third Party from whom Consent or approval is required in order to obtain such Consent or approval.

(b)                                 It is however specified that the Shared Contracts set forth on Schedule 1.1(J) to the Disclosure Letter, shall be either partially assigned as of the Closing to one of Purchasers or their Affiliates solely with respect to the Business, the Facility or the Transferred Assets, or terminated on the Closing Date with respect to the subject matter of such Shared Contracts that is related the Business, the Facility or the Transferred Assets, whichever is permitted according to the terms of such Shared Contracts.

(c)                                  In each instance in which a Consent cannot be obtained, or if an attempted transfer or assignment would be ineffective or would adversely affect the ability of Seller and/or its Relevant Affiliate to convey the interest in question to Purchasers or their Relevant Affiliate, Seller shall use, and/or shall cause the corresponding Relevant Affiliate to use, all its commercially reasonable efforts to enter into any such alternative arrangement and agreement with Purchasers or their Relevant Affiliate as may be appropriate in order to allow Purchasers or their

Relevant Affiliate to realize, receive and enjoy substantially similar rights and benefits at no incremental cost to Seller and its Relevant Affiliates.

(d)                                 For the avoidance of doubt, no provision of this Agreement shall be interpreted or construed (i) as an attempt to transfer or assign any Transferred Contract that is by its terms non-transferable or assignable without the required Consent, or (ii) as far as any such Consent which pertains to a Transferred Contract and which is not a Material Consent, as creating a condition precedent to Purchasers’ obligation to close under this Agreement.

(e)                                  Notwithstanding the above, if and to the extent that the valid transfer or assignment of any of the Transferred Contracts listed in Schedule 7.3(e) to the Disclosure Letter to Purchasers would require a Material Consent that has not been obtained prior to Closing, the transfer or assignment of such contracts to the applicable Purchaser shall automatically be deemed not to have occurred and Seller may, at its sole option, decide no later than three (3) Business Days prior to the Closing Date that (i) any such Transferred Contract shall no longer be considered a Transferred Contract and therefore not transfer to the applicable Purchaser and that, consequently, (ii) any assets exclusively related to such contracts that are set forth in Schedule 7.3(e) to the Disclosure Letter shall no longer be considered a Transferred Asset and therefore shall not transfer to Purchasers and (iii) any employees who exclusively work with the Product at issue and the relevant agreement to which such Consent pertains, who would otherwise have been a Transferred Employee, shall not be transferred to Business Purchaser.  In such case, the Purchase Price shall be adjusted in accordance with the provisions set forth in Schedule 7.3(e) to the Disclosure Letter.  In addition, should there be a reduction of the Purchase Price pursuant to this Section 7.3(e), (x) Seller’s non-competition obligations in respect of the Product relating to the agreement to which such Consent relates shall be deemed waived solely with respect to Seller performing its obligations under such agreement and (y) the condition to the Parties’ obligation to consummate the Closing set forth in Section 8.1(d) with respect to the relevant Consent shall be deemed satisfied.  ***

7.4                                 Waiver of Bulk-Sales Laws

Each of the Parties hereby waives on behalf of itself and its respective Affiliates compliance with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Transferred Assets to Purchasers, as applicable.

7.5                                 Title Insurance

Prior to the Closing, Seller will obtain a binding commitment for title insurance in favour of Business Purchaser in customary form under local Law with respect to the Owned

Real Property, which policy will contain a Survey — Enforced Removal — Limited Marketability endorsement in respect of setback compliance at the Owned Real Property, and Seller shall deliver a copy of the same to Business Purchaser.

7.6                                 ***

***

ARTICLE 8                                CONDITIONS PRECEDENT TO CLOSING

8.1                                 Mutual Conditions Precedent to Closing

The obligations of each Party hereto to consummate the Closing shall be subject to the satisfaction, or waiver by each Party, at or prior to the Closing, of the following conditions:

(a)                                  No Legal Proceeding by any Government Authority shall be pending, and no Law shall have been promulgated or come into effect or enforced by any court of competent jurisdiction or Governmental Authority that restrains or prohibits the consummation of the transactions contemplated hereby;

(b)                                 No Legal Proceeding by any Person shall be pending that restrains, or prohibits any party from performing this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby;

(c)                                  All Antitrust Approvals, including the Canadian Competition Act Approval, shall have been obtained, without imposing any Material Antitrust Action, and any applicable waiting period (and any extension thereof) under applicable Law, relating to the consummation of the transactions contemplated by this Agreement shall have expired or have been terminated; and

(d)                                 Subject to Section 7.3(e), the Material Consents and Governmental Approvals identified on Schedule 8.1(d) to the Disclosure Letter shall have been obtained by and for the benefit of Purchasers.

8.2                                 Additional Conditions Precedent of Purchasers

In addition to the fulfillment of the conditions set forth in Section 8.1, the obligation of Purchasers to consummate the Closing is subject to the satisfaction or Purchasers’ waiver at or prior to Closing of each of the following additional conditions:

(a)                                  Since the date of this Agreement, no event or events shall have occurred which have had or would reasonably be expected to have a Material Adverse Effect;

(b)                                 The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and excluding any matters disclosed in a Disclosure Supplement), except where the failure to be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Material Adverse Effect” set forth therein, but giving effect to any dollar threshold specified therein) has not had and would not reasonably be expected to have a Material Adverse Effect; provided, that the Fundamental Reps shall be true and correct in all respects as of the Closing Date;

(c)                                  Seller shall, and shall have caused its Relevant Affiliates to, have duly performed and complied in all material respects with each agreement, covenant and condition herein that Seller and/or its Relevant Affiliates are required to perform or comply with on or prior to the Closing Date; and

(d)                                 Seller shall have executed, and shall have caused its Relevant Affiliates to execute, the agreements and other documents required to be delivered pursuant to Section 4.2.

8.3                                 Additional Conditions Precedent of Seller

In addition to the fulfillment of the conditions set forth in Section 8.1, the obligation of Seller to consummate the Closing is subject to the satisfaction or Seller’s waiver at or prior to Closing of each of the following additional conditions:

(a)                                  The representations and warranties of Purchasers set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein, but giving effect to any dollar threshold specified therein) has not had and would not reasonably be expected to, individually or in the aggregate, result in a material delay in the Closing or materially adversely affect Purchasers’ and/or their Relevant Affiliates ability to perform their respective obligations under this Agreement and the Ancillary Agreements;

(b)                                 Purchasers shall have duly performed and complied in all material respects with each agreement, covenant and condition herein that they are required to perform or comply with on or prior to the Closing Date; and

(c)                                  Purchasers shall have delivered the Purchase Price, and shall have executed and shall have caused their Relevant Affiliates to execute, the agreements and other document required to be delivered pursuant to Section 4.3.

ARTICLE 9                                INDEMNIFICATION

The provisions of this Article 9 on indemnification for breach of representations and warranties shall collectively and exclusively apply to the breach of any and all of the representations and warranties contained in any of this Agreement or any Ancillary Agreement.

9.1                                 Indemnification

(a)                                  Indemnification by Seller.  From and after the Closing, and subject to this Article 9, Seller hereby agrees to indemnify Purchasers, their Affiliates and their respective officers, directors, managers, employees, agents and representatives (collectively, the “Purchasers Indemnified Parties”) for any and all losses, damages, penalties, assessments, Liabilities, claims, demands, judgments, demands, dues, fines, fees, suits, actions, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred by the Purchaser Indemnified Parties arising out of, or related to (i) any inaccuracy or breach of any representation or warranty on the part of Seller or any of its Relevant Affiliates contained in this Agreement or any of the Ancillary Agreements (provided, that in determining the amount of any indemnifiable Losses with respect to a breach of a representation or warranty by Seller for purposes of this Section 9.1(a)(i), such representations and warranties shall be read without regard to any limitation as to “Material Adverse Effect” or “materiality” qualifications (other than any dollar thresholds) contained therein, except with respect to the “materiality” qualifications set forth in Sections 5.4(a), 5.8(b), 5.8(c), the last sentence of 5.9(b), 5.11(b), 5.15(a), 5.16(a) and 5.17(c), (ii) any failure to deliver a Seller Notice required to be delivered pursuant to Section 7.1.6(a), (iii) any failure to perform, breach or violation by Seller or any of its Relevant Affiliates of any of its other covenants or agreements contained in this Agreement or any of the Ancillary Agreements, (iv) any Excluded Liabilities; (v) any amounts that would not be recoverable by Purchasers or its Affiliates as a consequence of the failure by Seller or its Affiliates to comply if necessary with the requirements and provisions of “bulk-sale” and “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Transferred Assets to Purchasers, as applicable, (vi) any financial penalties or payment obligations imposed by any Governmental Authority related to the matter referred to in item one (1) of Schedule 5.14(a) to the Disclosure Letter (the

“***”) for actions taken by or on behalf of Seller, its Affiliates, and their respective officers, directors and employees prior to the Closing.  The Parties acknowledge and agree that (A) except as provided in the Amended and Restated Joint Defense Agreement, the indemnification obligations of Seller in Section 9.1(a)(vi) shall be the exclusive liability of Seller to the Purchaser Indemnified Parties in respect of the *** and neither Seller nor any of its Affiliates shall have any indemnification obligation with respect to any Liability arising out of, or related to, the ***, other than as expressly set forth in Section 9.1(a)(vi), including in the event that as a consequence of the *** and (B) Purchasers have been informed by Seller that (w) effective August 30, 2007, Aventis Inc., Aventis Pharmaceuticals, Inc., Sanofi-aventis US Inc and Sanofi-aventis US LLC, all of which are Affiliates of Seller (collectively, referred to as “API”), have entered into a CIA with the OIG, and that they have received a copy of such CIA and its Addendum dated May 22, 2009, (x) API is the owner of certain of the Transferred Assets and Section IV.C of the Addendum provides that the CIA and its Addendum may be binding on the purchaser of such Transferred Assets unless otherwise agreed in writing by the OIG, (y) neither Seller nor any of its Affiliates shall have any indemnification obligation with respect to any Liability which could arise out of, or relate to, the decision of the OIG to impose all or part of the obligations of the CIA or any new corporate integrity agreement to Purchasers or their Affiliates following consummation of the transactions contemplated by this Agreement, and (z) *** shall be treated as a Third Party Claim for purposes of this Agreement.

(b)                                 Indemnification by Purchasers.  From and after the Closing, and subject to this Article 9, Purchasers hereby agree, severally but not jointly, to indemnify Seller, its Affiliates and their respective officers, directors, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) for any and all Losses incurred by the Seller Indemnified Parties arising out of, or related to (i) any inaccuracy or breach of any representation or warranty on the part of Purchasers or any of its Relevant Affiliates contained in this Agreement or any of the Ancillary Agreements, (ii) any failure to perform, breach or violation by Purchasers or any of their Relevant Affiliates of any of its covenants or agreements contained in this Agreement or any of the Ancillary Agreements, and (iii) any of the Assumed Liabilities.

(c)                                  All claims made by any Party (the “Indemnifiable Party”) against the other Party (the “Indemnifying Party”) under this Article 9 shall only be validly asserted as provided by Sections 9.2 and 9.3 below.

9.2                                 Indemnification Process for Direct Claims

In the event of a claim (other than a Third Party Claim, as defined in Section 9.3) made by one Party against another Party under Section 9.1 (a “Direct Claim”), the

Indemnifiable Party shall give reasonably prompt written notice to the Indemnifying Party of such Direct Claim, specifying the nature and grounds of such Direct Claim and the amount or estimated amount thereof (which estimate is for informational purposes only and shall not be considered a conclusive determination of the final amount of such Direct Claim); provided, however, that the failure to give reasonably prompt notice shall not relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice.

In the event a Purchaser Indemnified Party makes a claim against Seller on the basis of an infringement, misappropriation, dilution or other violation by a Third Party of any Transferred Intellectual Property, the Purchaser Indemnified Party shall cooperate with the Indemnifying Party and make any claim or demand against such Third Party which is (i) appropriate and related to the Direct Claim based on such infringement, misappropriation, dilution or other violation and (ii) reasonable in the judgment of the Indemnifying Party.  The Indemnifying Party shall consult the Indemnifiable Party with respect to the prosecution of such claim or demand.  Any amount obtained by the Indemnifiable Party as a result of such claim or demand shall be deducted from the amount of the indemnification to be paid by the Indemnifying Party to the Indemnifiable Party.

9.3                                 Indemnification Process for Third Party Claims

(a)                                  In the event that any Legal Proceeding is asserted or instituted by any Third Party in respect of which an Indemnifying Party may be obligated to provide indemnification hereunder (such Legal Proceeding being hereinafter referred to as a “Third Party Claim”), the Indemnifiable Party shall give reasonably prompt written notice to the Indemnifying Party of such Third Party Claim, specifying the nature and grounds of such Third Party Claim and the amount or estimated amount thereof (which estimate shall not be considered a conclusive determination of the final amount of such Third Party Claim) (a “Third Party Claim Notice”); provided, however, that the failure to give reasonably prompt notice shall not relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice.

(b)                                 In the event of a Third Party Claim, the Indemnifying Party shall have the right, if it so elects, to assume the defense of the Third Party Claim and take such action to avoid, defend, dispute, resist, appeal or compromise such Third Party Claim and for such purpose may retain counsel of its choice, reasonably acceptable to the Indemnifiable Party, to represent the Indemnifiable Party and any others that the Indemnifying Party may reasonably designate in connection with such Third Party Claim and shall pay the fees and disbursements of such counsel with regard thereto.  The Indemnifiable Party shall have the right, if it so notifies the

Indemnifying Party, to be consulted in such defense of the Third Party Claim and to participate at its own expense and with counsel of its choice.  In such event, the Indemnifying Party shall afford the Indemnifiable Party and its counsel the opportunity to comment and the right to object (which comments shall be taken into account to the extent reasonable and such right to object shall not be unreasonably exercised) with respect to the conduct of the defense of such Third Party Claim.  If requested by the Indemnifying Party, the Indemnifiable Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends, or, if (i) appropriate and related to the Third Party Claim in question and (ii) reasonable in the judgment of the Indemnifying Party, in making any counterclaim against the Person asserting the Third Party Claim, or any cross complaint against any Person.  The Indemnifying Party shall consult the Indemnifiable Party with respect to the prosecution of such counterclaim, demand or cross complaint.  In such case and to the extent the counterclaim or cross complaint is related to the circumstances or facts giving rise to the Loss, any amount obtained by the Indemnifiable Party as a result thereof shall be deducted from the amount of the indemnification to be paid by the Indemnifying Party to the Indemnifiable Party.

In the event the Indemnifying Party does not assume the defense in respect of the Third Party Claim, the Indemnifying Party shall have the right, if it so notifies the Indemnifiable Party, to be consulted in such defense of the Third Party Claim and to participate at its own expense and with counsel of its choice.  In such event, the Indemnifiable Party shall afford the Indemnifying Party and its counsel the opportunity to comment and the right to object (which comments shall be taken into account to the extent reasonable and such right to object shall not be unreasonably exercised) with respect to the conduct of the defense of such Third Party Claim.

(c)                                  From and after the delivery of a Third Party Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnifiable Party shall promptly provide the Indemnifying Party with copies of any document received or sent in connection with the Third Party Claim and shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of the Indemnifiable Party to the extent reasonably related to the matters to which the Third Party Claim Notice relates.  The Indemnifying Party shall not, and shall require that its representatives not, use (except in connection with such Third Party Claim) or disclose to any Third Party other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 9.3(c).  All such access shall be granted during normal business hours on a Business Day and shall be granted under conditions which will not unreasonably interfere with the business and operations of the Indemnifiable Party.

(d)                                 Any compromise or settlement made or caused to be made by the Indemnifying Party or the Indemnifiable Party, as the case may be, in connection with any Third Party Claim shall be binding upon, and be for the benefit of, the Indemnifying Party and the Indemnifiable Party, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no settlement or compromise shall be entered into by either the Indemnifying Party or the Indemnifiable Party without the express written consent of the other Party (which consent shall not be unreasonably withheld or delayed).  In the event the Indemnifiable Party refuses to consent to a settlement providing for a monetary payment that does not impose any other restrictions on the Indemnifiable Party, the Indemnifying Party shall not be liable to indemnify the Indemnifiable Party for any amount in excess of the amount of such settlement proposal.

9.4                                 Limitation on Indemnity Payments

(a)                                  General Limitations

(i)                                     The amount of any Loss for which indemnification is provided under this Article 9 shall be (x) net of any amounts actually recovered by the Indemnifiable Party under insurance policies or from Third Parties (other than amounts recovered from another Indemnifiable Party) with respect to such Loss and (y) reduced to take account of the actual amount, if any, by which the Taxes of the Indemnifiable Party or its Affiliates shall be reduced by such Loss.  If the Indemnifiable Party actually receives a full or partial recovery under any insurance policies or from a Third Party (other than from another Indemnifiable Party) following payment of indemnification by the Indemnifying Party in respect of such Loss, the Indemnifiable Party shall forward such insurance or other such amounts recovered to the Indemnifying Party less any costs, fees and expenses or increased premiums, duly evidenced, directly incurred (or, with respect to increased premiums, to be directly incurred) by the Indemnifiable Party in connection with the recovery of such amount (not to exceed the amount of indemnification paid by the Indemnifying Party).  Notwithstanding anything to the contrary herein, the Indemnifiable party shall have no obligation hereunder to seek insurance coverage for a Loss.

(ii)                                  Subject to Section 11.10, from and after the Closing, indemnification under this Article 9 shall constitute the sole and exclusive remedy of any Party with respect to any and all claims relating to this Agreement and the Ancillary Agreements, other than claims based on fraud.  For purposes of this Agreement, “fraud” means a knowing misrepresentation of the truth or concealment of a material fact to induce another to act to his or her material detriment.  Each Party waives, and shall cause its Relevant

Affiliates to waive, any other right against the other Party and its Affiliates for indemnification pursuant to any breach of representations or warranties, other than as provided in this Agreement or any Ancillary Agreement.

(iii)                               For the purposes of this Article 9, all amounts which are denominated in a currency other than the U.S. dollar shall be converted into U.S. dollars at the rate published in the Wall Street Journal on the date of the notice of claim by the Indemnifiable Party, except to the extent attributable to payments to Third Parties (it being understood that the amounts of such payments shall be converted into U.S. dollars at the rate published in the Wall Street Journal on the date of such payment).

(iv)                              In no event shall any Indemnifiable Party be entitled to double recovery under this Agreement or any Ancillary Agreement.  In particular, in the event any circumstances giving rise to a Loss constitute a breach of more than one representation and warranty, obligation or covenant on the part of the Indemnifying Party, the Indemnifiable Party shall only be entitled to be indemnified once in respect of such Loss.  No indemnification shall be available to Purchasers Indemnified Parties hereunder in respect of any Loss which is directly attributable to (i) the conduct by Purchasers or their Affiliates before or after the Closing Date or (ii) the conduct by Seller or its Affiliates before the Closing Date at the direction or request of Purchasers or their Affiliates.  Purchasers and their Affiliates shall not be entitled to any indemnification hereunder if and to the extent a Loss has been taken into account for the purposes of the determination of the Inventory Purchase Price.

(v)                                 If any claim for indemnification is based upon a liability which is contingent, the Indemnifying Party shall not be liable to make any indemnification payment to the Indemnifiable Party unless and until such contingent liability becomes due and payable, other than payments made to the Indemnifiable Party to cover the costs and expenses of investigating or defending such contingent liability, including reasonable attorneys’ fees incurred by the Indemnifiable Party; provided, however, that any claim for indemnification that is made with respect to a contingent liability prior to the termination of the survival period defined in Section 9.4(b) shall not be denied, and no Indemnifying Party’s liability hereunder shall be extinguished solely because such liability remains contingent at the end of such survival period.

(vi)                              In no event shall any Indemnified Party be entitled to indemnification hereunder for any Loss arising out of or in connection with a change or development in Law (including, subject to Section 9.4(c)(vi), any Environmental Law) after the date of this Agreement, including any change or development in the interpretation thereof, but excluding any change in the rates of taxation in force at the date of this Agreement.

(vii)                           In no event shall Purchasers and their Affiliates be entitled to any indemnification with respect to Transferred Discontinued Product Assets which are transferred on as “as is” basis, as expressly acknowledged by Purchasers.

(b)                                 Survival of Representations, Warranties and Covenants

Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any statute of limitations that might otherwise apply, the obligation of any Indemnifying Party to indemnify any Indemnifiable Party from and against any Loss (x) arising from the breach of a representation or warranty set forth in Section 5.10 (Environmental Matters) will terminate *** after the Closing Date, (y) arising from the breach of a representation or warranty set forth in Section 5.4(a) (Scope of Transferred Assets) will terminate *** after the Closing Date and (z) arising from the breach of any other representation or warranty in Article 5 of this Agreement or the breach of a covenant in Section 7.1 will terminate *** after the Closing Date (as applicable, the “Termination Date”), except that claims in respect of breaches thereof pending on, or asserted prior to, the applicable Termination Date will continue to survive until such claims have been resolved; provided, however, that there will be no termination or expiration of the right to indemnification for breach of the Fundamental Reps; provided, further, that to the extent that such claims of breaches relate to Transferred Assets that were not transferred to Purchasers as of the Closing Date, the Termination Date in respect of such claims shall be *** after the date on which the applicable Transferred Assets were transferred to Purchasers.

(c)                                  Other Limitations

(i)                                     To the extent that any Losses incurred by a Purchasers Indemnified Party arise out of (A) a breach of Seller’s representations in Section 5.3 or Section 5.4, or (B) a breach of Seller’s covenants to convey a Transferred Asset and is capable of mitigation through the conveyance to Purchasers or the applicable Purchasers Indemnified Party of any non-conveyed asset giving rise to such Loss (or another non-conveyed asset that would cure such Loss), Purchasers and Seller shall cooperate (at Seller’s expense) to effect any arrangement reasonably proposed by Purchasers for the conveyance to Purchasers or the applicable Purchasers Indemnified Party of such asset.  To the extent that any Losses incurred by a Purchasers Indemnified Party arise out of a breach of Seller’s covenants in Section 7.3 which is capable of mitigation through making available to Purchasers or the applicable Purchasers Indemnified Party any Shared Contract giving rise to such Loss (or another asset that would cure such Loss), Purchasers and Seller shall cooperate (at Seller’s expense) to effect any arrangement reasonably proposed by Purchasers to mitigate such Loss.  In such event, if Seller is unable to effect such arrangement, Purchasers shall be entitled to obtain a reasonably equivalent replacement or substitute for such asset on a commercially reasonable basis, and the reasonable cost of such reasonably equivalent replacement or substitute will be an indemnifiable Loss hereunder.

(ii)                                  Notwithstanding the foregoing, no claim for indemnification made pursuant to Section 9.1(a)(i) or Section 9.1(a)(ii) (other than in cases of fraud which will have no such limitations): (A) will be indemnifiable unless the Losses with respect to each individual item or group of related items underlying such claim exceed *** (the “Minimum Claim Threshold”), provided that if the Losses with respect to such item or group of related items exceed the Minimum Claim Threshold, the full amount of the Claim (including the first ***) will be indemnifiable, subject to the other limitations herein, and (B) will be indemnifiable until the indemnifiable Losses pursuant to Section 9.1(a)(i) or Section 9.1(a)(ii) respectively exceed *** in the aggregate (the “Basket”), in which event the Indemnifying Party will reimburse the Indemnifiable Party for the full amount of the indemnifiable Losses; provided that, notwithstanding any other provision of this Agreement, the maximum amount for which an Indemnifying Party may be liable with respect to claims made pursuant to Section 9.1(a)(i) and Section 9.1(a)(ii) respectively (other than claims made in cases of fraud, which will have no such limitation), will not exceed *** of the Purchase Price (the “Cap”); provided further that claims made with respect to the Fundamental Reps and Section 5.4(a) (Scope of Transferred Assets) will not be subject to, and will not be considered in calculating whether claims have exceeded, the Basket, Cap or Minimum Claim Threshold.

(iii)                               The Indemnifying Party shall not be liable, either in contract or tort, for indirect, incidental or punitive damages or multiple of earnings damages or loss of goodwill (except in each case to the extent payable by an Indemnified Party in connection with a Third Party Claim).

(iv)                              Notwithstanding any other provision to the contrary, in relation to Environmental Matters, the Purchaser Indemnified Parties shall not be entitled to indemnification under Section 9.1(a) for that portion of any Losses attributable to the increase, exacerbation, or aggravation of any Remedial Action resulting from an Environmental Matter existing prior to the Closing Date, when such increase, exacerbation or aggravation results directly from:

(A)                              any Environmental Releases following the Closing or any conduct of any Purchasers Indemnified Party following the Closing that resulted in such increase, exacerbation or aggravation;

(B)                                any site closure of the Facility resulting in the application of a clean-up standard for Remedial Action stricter than the standard which would have applied for a use comparable to the last industrial operation of the Facility on the Closing Date; or

(C)                                any substantial change in the nature of the activities and services performed at the Facility or any substantial change at the Facility resulting in the application of a clean-up standard for Remedial Action stricter than the standard which would have applied for a use comparable to the industrial operation of the Facility on the Closing Date.

(v)                                 In addition, Purchasers shall not voluntarily approach any Governmental Authorities for the purpose of instigating Remedial Action for pollution which is reasonably likely to require indemnification by Seller pursuant to Section 9.1(a) unless Purchasers have first consulted with Seller as to the appropriateness and contents of such approach; provided, however, Purchasers shall not be obligated to first consult with Seller if such consultation would be impracticable under the circumstances, including, if an approach to the Governmental Authorities is reasonably necessary to avert an imminent danger of harm or serious pollution of the Environment (in such circumstances, Purchasers shall promptly notify Seller after such approach) .  If Purchasers go forward with an approach to Governmental Authorities after conferring with Seller, Purchasers shall take into account reasonable comments from Seller and shall keep Seller reasonably informed of any material developments in such matter.  If permitted by the Governmental Authorities, Purchasers shall provide Seller with the opportunity to attend scheduled meetings with the Governmental Authorities with respect to such matter.

(vi)                              If Seller is reasonably likely to be responsible for more than *** of the reasonably foreseeable Remedial Action costs related to any Environmental Matter, Seller will have the right to select qualified and appropriate agents and/or contractors who are reasonably acceptable to Purchasers with the prior written consent of Purchasers (such consent not to be unreasonably withheld, delayed or conditioned) in respect of any Remedial Action for which Seller is responsible in connection with any Environmental Matters subject to indemnification under Section 9.1(a).  Seller will give Business Purchaser reasonable advance notice of the nature and scope of Seller’s Remedial Action and the names of any agents or contractors hired by Seller in connection therewith, all of which shall not interfere with Business Purchaser’s use of the affected property and be subject to Business Purchaser’s approval, such approval not to be unreasonably withheld, conditioned or delayed.  Business Purchaser grants to Seller and its agents and contractors the right of access to the affected property for the purposes of carrying out Seller’s obligations under this Agreement, subject to compliance with the notice requirements set forth in the immediately preceding sentence.  All Remedial Action undertaken by Seller and its agents and contractors shall fully comply with Environmental Laws at the time of such Remedial Action.  Seller will be responsible to Purchasers for the actions of its agents and contractors.  Each Party shall be permitted to have a representative present during all remediation activities.  Seller shall provide Business Purchaser with copies of all material correspondence received from or provided to Governmental Authorities with respect to the Remedial Action and shall provide Business Purchaser with a reasonable opportunity to comment on all reports and workplans to be submitted to Governmental Authorities and shall take into account any reasonable comments from Business Purchaser.  Seller shall keep Business Purchaser informed of any material developments with respect to the Remedial Action and shall provide Business Purchaser with an opportunity to attend meetings with Governmental Authorities with respect to such matters.  Notwithstanding the foregoing, in the event that Seller fails to (i) promptly select a firm acceptable to Purchasers or (ii) diligently prove remediation, Seller’s rights under this Section 9.4(c)(vi) shall be waived and Purchasers shall have the sole right to control the applicable Remedial Action in all respects.  If remediation is already in process when Purchasers reasonably determine that Seller is reasonably likely to be responsible for more than *** of the foreseeable Remedial Action costs related to any Environmental Matter, then the Parties will work together in good faith to determine an appropriate plan of action to complete remediation.

(vii)                           Notwithstanding anything contained in this Agreement to the contrary, no Party shall be entitled to recover an amount pursuant to any provision of this Agreement to the extent that such Party or any of its Affiliates has already recovered such amount (under this Agreement or otherwise).

(viii)                        Notwithstanding anything contained in this Agreement to the contrary, (x) in the event that any Losses may be indemnifiable hereunder pursuant to both of clauses (i) and (iv) of Section 9.1(a), such Losses shall be deemed to be indemnifiable solely pursuant to clause (iv) of such Section, and Purchasers hereby waive the right to seek indemnification for such Losses pursuant to clause (i) of such Section and (y) to the extent of any Excluded Liabilities, Purchasers will not assert the existence of such Excluded

Liabilities or the failure to disclose the same for purposes of determining the satisfaction of the condition precedent set forth in Section 8.2(b).

ARTICLE 10                         TERMINATION

10.1                           Conditions of Termination

This Agreement may be only terminated and the transactions contemplated hereby may be only abandoned prior to the Closing:

(a)                                  by the mutual written agreement of each of Purchasers and Seller;

(b)                                 (i) by either Purchasers, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred on or before April 1, 2012; provided, however, that the right to terminate pursuant to this Section 10.1(b) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the Closing to be consummated by such time;

(c)                                  by either Purchasers, on the one hand, or Seller, on the other hand, if any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any non-appealable final Order of any Governmental Authority; or

(d)                                 by Purchasers if the conditions precedent set forth in Sections 8.2(a), (b) or (c) are not fulfilled, or by Seller if the conditions precedent set forth in Sections 8.3(a) or (b) are not fulfilled, in each case as a result of a breach, failure or misrepresentation which has not been cured within twenty (20) Business Days of receiving written notice thereof from the terminating Party indicating that unless such breach, failure or misrepresentation is cured in accordance with this Section 10.1(d), the terminating Party intends to terminate this Agreement (it being understood that such twenty (20) Business Day cure period will, to the extent necessary, extend the date set forth in Section 10.1(b)).

10.2                           Consequences of Termination

In the event of termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability or obligations to the other Party or their respective Affiliates, except (i) for the obligations contained in this Section 10.2 and Sections 11.1, 11.4, 11.5 and 11.7, and (ii) for the obligations resulting from a willful breach of any obligations under this

Agreement; provided that such breach occurred prior to the termination of this Agreement.

ARTICLE 11                         GENERAL PROVISIONS

11.1                           Expenses and Taxes

(a)                                  Except as expressly set forth otherwise in this Agreement and to the extent legally feasible, any and all payments to be made by one Party and/or its Affiliates to the other Party and/or its Affiliates as a result of or in connection with this Agreement shall be made solely by Seller to Purchasers or by Purchasers to Seller, as the case may be, it being understood that each Party will be then responsible for allocating the amounts thus received from the other Party to its Affiliates.

(b)                                 Each Party shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that the Parties agree that Purchasers shall pay all Taxes applicable to, or resulting from the acquisition of, the Transferred Assets (other than Taxes payable by Seller under applicable Law), including any Transfer Taxes, Canadian GST and QST (to the extent applicable to the Facility and other Transferred Assets) and any filing, registration, recording or transfer fees or duties payable in connection with the instruments of transfer provided for in this Agreement.  Purchasers shall indemnify and hold harmless Seller and its Affiliates with respect to such Taxes it is obligated to pay pursuant to the preceding sentence.  Each Party will cooperate and consult with each other prior to filing Tax Returns in respect of such Taxes and will cooperate and otherwise take commercially reasonable efforts to obtain any exemptions for or refunds of such Taxes.

(c)                                  Purchasers shall communicate to Seller the GST and QST numbers of any entity which purchases Transferred Assets from Seller or its Affiliates pursuant to a transaction which is subject to GST or QST.

(d)                                 To the extent permitted under subsection 221(2) of the Excise Tax Act (Canada) and any equivalent or corresponding provision under An Act respecting the Québec Sales Tax, Purchasers shall self-assess and remit directly to the appropriate Governmental Authority any GST/HST and QST payable in connection with the transfer of the Owned Real Property and the Facility.

(e)                                  All amounts payable by Purchasers to Seller under this Agreement exclude V.A.T. If any such payment constitutes the whole or any part of the consideration for a taxable supply by Seller to Purchasers, the amount of such payment shall be increased by an amount equal to the rate of V.A.T. chargeable in respect of such supply multiplied by the portion of such payment that constitutes the whole or any part of the consideration for a taxable supply by Seller to Purchasers (“V.A.T. Payment”).  Therefore, subject to applicable Law, Seller shall issue to Purchasers a tax invoice with respect to such supply and Purchasers shall pay the V.A.T. Payment within the time prescribed by applicable Law, plus any interest and penalties.

(f)                                    Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant Governmental Authorities) of all Tax Returns of Seller or of its Relevant Affiliates required by Law to be filed with respect to the Business, the Facility or the Transferred Assets for periods ending on or prior to the Closing Date.

(g)                                 Purchasers shall be responsible for the timely filing (taking into account any extensions received from the relevant Government Authorities) of all Tax Returns required by Law to be filed with respect to the Business, the Facility or the Transferred Assets for the periods ending after the Closing Date.  All Taxes indicated as due and payable on such Tax Returns shall be paid by Purchasers when required by Law, except such Taxes as maybe contested by Purchasers in good faith and pursuant to appropriate Legal Proceedings.

11.2                           Amendments; Waiver

This Agreement and the Ancillary Agreements may only be amended, supplemented or modified and any provision of this Agreement may only be waived, pursuant to a written instrument making specific reference to this Agreement and executed by duly Authorized Persons of the Parties.

11.3                           Entire Agreement

This Agreement, together with the Disclosure Letter and the Exhibits and Schedules thereto, the confidentiality agreement signed by Seller and an Affiliate of Purchasers on March 23, 2011 and the Ancillary Agreements, constitutes the entire understanding and agreement between the Parties with respect to the matters herein and supersedes any previous agreements, understandings, or statement of intent in each case, written or oral, of every nature between the Parties with respect to those matters.

To the extent any provision of any Ancillary Agreement is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.4                           Confidentiality; Public Announcements

The terms and conditions of this Agreement shall be maintained in strict confidence by each of the Parties from and after the date of this Agreement with the same degree of care as it maintains its own confidential and proprietary information and shall not be, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, published, disseminated or disclosed to any Third Party nor used by such Party for any purpose except to the extent necessary for the performance of this Agreement.

Without limitation to the foregoing, Purchasers and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the other Party’s name or the transactions contemplated hereby and neither Purchasers nor Seller shall issue any such press release or make any such public statement without having first submitted a draft thereof to the other Party.  The issuance thereof shall not be made without the prior written approval of the other Party (such approval not to be unreasonably withheld).

However, the approval by the other Party shall be unnecessary if the disclosing Party is subject to a requirement of applicable Law or by the applicable rules of any stock exchange to disclose the existence and terms of this Agreement, or if such disclosure is necessary, as in the reasonable opinion of the disclosing Party’s counsel, in order to implement the provisions of this Agreement.  In such event, the disclosing Party shall notify without delay the other Party and provide the other Party with a copy of the contemplated disclosure prior to submission or release as the case may be, unless notifying is impracticable due to circumstances beyond the Party’s control.  The other Party may provide comments to the submission or release and the disclosing Party shall in such case take into consideration all such reasonable comments.  Unless otherwise agreed with the other Party, the disclosing Party shall only disclose such information that is needed to comply with applicable Law or stock exchange rules.

From and after the date of this Agreement, Seller shall not, and shall cause its Affiliates and its respective officers, employees, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchasers or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchasers, any Confidential Information.  Seller and its officers, directors, employees and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law or stock exchange rules; provided, however, that in the event disclosure is required by applicable Law or stock exchange rules, Seller shall, to the extent reasonably possible, provide Purchasers with prompt notice of such requirement prior to making any disclosure so that Purchasers may seek an appropriate protective order.  For purposes of this Section 11.4, “Confidential Information” shall mean any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, inventions, Transferred Assets, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

11.5                           Governing Law; Dispute Resolution

(a)                                  This Agreement shall be governed in all respects by the Laws of New York, without regard to the principles of conflicts of laws thereof that might mandate the application of the laws of another jurisdiction.

(b)                                 Except as otherwise provided in Sections 3.3.3 and 9.3 herein, all disputes arising under and in connection with this Agreement and the Ancillary Agreements or the breach termination or validity thereof shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as in effect as of the date of commencement of the arbitration proceedings (the “Rules”) by three (3) arbitrators one of whom shall be nominated by each of the Parties in accordance with the Rules.  The two (2) Party appointed arbitrators shall have thirty (30) days from the confirmation by the ICC Court of Arbitration (“ICC Court”) of the nomination of the second arbitrator to agree on the nomination of a third arbitrator who shall serve as chair of the arbitral tribunal.  On the request of any Party, any arbitrator not timely nominated in accordance with this Agreement or the Rules, shall be appointed by the ICC Court.  Any arbitrator appointed by the ICC Court shall be admitted to the practice of law in a common law jurisdiction.  The arbitration proceedings shall take place in New York, New York and shall be conducted in the English language. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement.  The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.  The arbitral award shall be final and binding upon the Parties and judgment upon any award rendered may be entered in any court having jurisdiction.  However, prior to the appointment of the arbitral tribunal, any Party may bring an action or proceeding in any court of competent jurisdiction seeking temporary injunctive or equitable relief (or their non-U.S. equivalents), or to prevent irreparable harm preserve the status quo until any arbitration is commenced. The Parties agree that any court action or proceeding to compel or in support of arbitration or for provisional remedies in aid of arbitration, including but not limited to any action to enforce the provisions of this Section, may be brought in the federal or state courts located in New York, New York (the “New York Courts”).  The Parties hereby unconditionally and irrevocably submit to the non-exclusive jurisdiction of the New York Courts for such purpose, and in any action to enforce any arbitration award rendered hereunder, and waive any right to stay or dismiss any such actions or proceedings brought before the New York Courts on the basis of forum non conveniens or improper venue. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Law, no Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of both Parties.  The arbitrators may award the prevailing party such costs, including arbitrator’s fees, the fees of the ICC and reasonable attorneys’ fees, costs and necessary disbursements in addition to any other Losses to which such arbitrators determine such party may be entitled.

11.6                           Captions

The captions appearing in this Agreement and the Ancillary Agreements are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.

11.7                           Notices

Any notice or other communication provided for herein (the “Notice”) or given hereunder to a Party must be in writing, and sent by email or facsimile transmission (with a confirmation copy by express courier within one (1) Business Day), delivered in person, or sent by a reputable express courier, addressed as follows:

If to Purchasers or any of their Affiliates:

Valeant Pharmaceuticals International, Inc.

14 Main Street

Madison, New Jersey 07940

Attention:  President

Facsimile: (949) 242-2840

and

Valeant International (Barbados) SRL

Welches Christ Church

Barbados, BB17154

Attention:  President

Facsimile: (246) 420-1532

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Stephen F. Arcano, Esq. and Marie L. Gibson, Esq.

Email: stephen.arcano@skadden.com and marie.gibson@skadden.com

Facsimile: (212) 735-2000

If to Seller or any of its Affiliates:

Sanofi

174, Avenue de France

75013 Paris

France

Attention : General Counsel

Email: karen.linehan@sanofi.com

Facsimile: +33 (1) 53.77.43.03

with a copy (which shall not constitute notice) to:

Jones Day

2 rue Saint Florentin

75001 Paris

France

Attention: Gael Saint Olive, Esq.

Email: gsaintolive@jonesday.com

Facsimile: +33 (1) 56.59.39.38

All such Notices shall (a) if delivered by email or facsimile transmission, be deemed given upon electronic confirmation of receipt (provided, that any such delivery of a Notice shall be followed by an overnight delivery of same), (b) if delivered in person, be deemed given upon actual receipt by the Person to receive delivery, and (c) if sent by overnight courier, be deemed given two (2) Business Days following the day sent by express courier.  Any Party from time to time may change its address, facsimile number or other information for the purpose of Notices to that Party by giving notice specifying such change to the others Parties; provided that any such Notice delivered after 5:00 p.m. (local time) in the place of receipt or on a day that is not a Business Day will not be deemed given or received until 9:00 a.m. (local time) the next succeeding Business Day. Any notice sent by either Purchaser shall be deemed to have been sent on behalf of both Purchasers.

11.8                           Severability

The invalidity or unenforceability of any provision of this Agreement or the Ancillary Agreements shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and the invalidity and unenforceability of this Agreement or the Ancillary Agreements shall not affect the validity or enforceability in any jurisdiction in which such determination had not been made except to the extent such invalidity or unenforceability causes such agreements to no longer contain all of the material provisions reasonably expected by the Parties to be contained.  The Parties, however, agree to substitute any invalid or unenforceable provision by a valid and enforceable provision which maintains, to the fullest extent possible, the respective interests of the Parties as established by the present terms and conditions of the Agreement.

11.9                           Binding Effect; No Assignment

This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not Party to this Agreement other than the Relevant Affiliates of the Parties and, with respect to Article 9 only, the Indemnifiable Parties.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Party without the prior written consent of the other Party and any attempted assignment without such required consent shall be null and void, except that either Party may assign all or any portion of its rights under this Agreement to one or more Affiliate(s) without the consent of the other Party (provided that such assignee undertakes at the time of the assignment that if such assignee ceases to be an Affiliate such right will, immediately prior to the assignee ceasing to be an Affiliate, be re-assigned to the corresponding Party or another of its Affiliates) and no such assignment will relieve the assigning party of liability.

11.10                     Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a party may have no adequate remedy at Law.  The Parties accordingly agree that subject to Section 11.5 herein, without the necessity of posting bond or other undertaking, the Parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such Party is entitled at Law or in equity (including an action in execution of title (action en passation de titre) under the laws of Québec, Canada).  In the event that a Party seeks in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim that, there is an adequate remedy at Law.

11.11                     Incorporation by Reference

There may be included in the Schedules to the Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement.  Matters reflected in the Schedules to the Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein.  Such Schedules each set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the applicable disclosure relates; provided, however, that any information set forth in one

Section of the Schedules to the Disclosure Letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

11.12                     Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

11.13                    French AssetsNotwithstanding anything to the contrary contained in this Agreement or in the Ancillary Agreements;

(a)                                  Purchasers shall not have any right to, and Seller shall not have any obligation to transfer, any right, title or interest to any Transferred Assets to the extent located in the Republic of France.

(b)                                 Purchasers shall not have any obligation to assume, and Seller shall not have any right to assign, any obligations relating to any Assumed Liabilities to the extent located in the Republic of France.

(c)                                  Purchasers shall not have any obligation to offer employment to any Eligible Employees or Mandatorily Transferred Employees to the extent located in the Republic of France.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective Authorized Persons on the day and year first above written.

SANOFI

By:	/s/ Jose Ferrer
Name: Jose Ferrer
Title: Vice President, Head of Legal Operations

VALEANT INTERNATIONAL (BARBADOS) SRL

By:	/s/ Alexander Matheson
Name: Alexander Matheson
Title: Senior Director, Business and Legal Affairs

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Rajiv de Silva
Name: Rajiv de Silva
Title: President and COO Specialty Pharmaceuticals